EXHIBIT 10.1

SECOND AMENDED & RESTATED CREDIT AGREEMENT

Dated as of July 15, 2013

between

GREAT AMERICAN GROUP WF, LLC,

as a Borrower,

certain other Borrowers who may become party hereto

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Lender

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4.6	Ownership of Property; Liens	57

4.7	Operations of Borrower	57

4.8	Ventures, Subsidiaries and Affiliates, and Indebtedness	57

4.9	Requirements of Law	58

4.10	Margin Regulations	58

4.11	Taxes	58

4.12	ERISA	59

4.13	No Litigation	59

4.14	Brokers	59

4.15	Full Disclosure	59

4.16	Environmental Matters	59

4.17	Deposit and Disbursement Accounts	60

4.18	Government Contracts	60

4.19	Solvency; Fraudulent Transfer	60

4.20	Liquidation Sales Agreements	60

4.21	Patriot Act, Foreign Assets, Etc.	61

4.22	No Events of Default	61

4.23	Use of Proceeds	61

4.24	Investments	61

4.25	Indebtedness	62

4.26	GAG Purchase Agreement	62

5.	FINANCIAL STATEMENTS AND INFORMATION	62

5.1	Reports and Notices	62

5.2	Reports Relating to Liquidation Sales	62

5.3	Financial Reports and SEC Filings	62

6.	AFFIRMATIVE COVENANTS	64

6.1	Maintenance of Existence and Conduct of Business	64

6.2	Payment of Obligations	64

6.3	Books and Records	65

6.4	Insurance	65

6.5	Compliance with Laws	66

6.6	Supplemental Disclosure	66

6.7	Intellectual Property	66

6.8	Environmental Matters	66

6.9	Further Assurances	67

6.10	Liquidation Related Agreements	67

ii

6.11	Investment Proceeds, Etc.	67

6.12	Immediate Notice to Lender	68

6.13	Solvency	69

6.14	Tax Matters	69

6.15	Borrower’s Activities	69

7.	NEGATIVE COVENANTS	70

7.1	Mergers, Subsidiaries, Etc.	70

7.2	Liquidation Related Agreements	71

7.3	Investments, Loans and Advances	71

7.4	Indebtedness	71

7.5	Affiliate Transactions	71

7.6	Capital Structure and Business	71

7.7	Guaranteed Indebtedness	72

7.8	Liens	72

7.9	Sale of Membership Interests and Assets	72

7.10	ERISA	72

7.11	Hazardous Materials	72

7.12	Sale-Leasebacks	73

7.13	Cancellation of Indebtedness	73

7.14	Restricted Payments	73

7.15	Change of Company Name or Location; Change of Fiscal Year	73

7.16	No Speculative Transactions	73

7.17	Leases	73

7.18	Change of Control	73

7.19	Accounting Methods	73

7.20	Suspension	73

7.21	Benefit Plans	74

7.22	Preferred Stock	74

8.	TERM	74

8.1	Termination	74

8.2	Survival of Obligations Upon Termination of Financing Arrangements	74

9.	EVENTS OF DEFAULT; RIGHTS AND REMEDIES	74

9.1	Events of Default	74

9.2	Remedies	77

9.3	Remedies Cumulative	78

9.4	Waivers by Borrower	78

iii

10.	SUCCESSORS AND ASSIGNS	78

11.	MISCELLANEOUS	79

11.1	Complete Agreement; Modification of Agreement	79

11.2	Amendments	79

11.3	Releases	79

11.4	Fees and Expenses	79

11.5	Tax and Expenses	80

11.6	No Waiver	80

11.7	Remedies	80

11.8	Severability	81

11.9	Conflict of Terms	81

11.10	Confidentiality	81

11.11	CHOICE OF LAW AND VENUE	81

11.12	Notices	82

11.13	Section Headings	83

11.14	Counterparts; Telefacsimile Execution	83

11.15	WAIVER OF JURY TRIAL	83

11.16	Press Releases	84

11.17	Reinstatement	84

11.18	Advice of Counsel	84

11.19	No Strict Construction	84

11.20	Effectiveness	84

11.21	Intentionally Deleted	84

11.22	Right of Set-Off	85

11.23	Pledges To Federal Reserve Banks	85

11.24	USA Patriot Act Notice	85

11.25	No Joint Venture	85

11.26	Amendment & Restatement	85

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INDEX OF ANNEXES, EXHIBITS AND SCHEDULES

Annexes

Annex A	Schedule of Documents

Annex B	Provisions Governing Letters of Credit

Exhibits

Exhibit 2.1-1	Form of Notice of Revolving Credit Advance

Exhibit 2.1-2	Form of Notice of Letter of Credit Request

Exhibit 2.1(a)(i)	Form of Liquidation Loan Proposal

Exhibit 2.1(a)(ii)	Form of Lender’s Offer

Exhibit 2.1(i)	Form of Note

Exhibit 10.3	Form of Assignment and Acceptance

Schedules

Schedule A	Borrower’s Authorized Representatives

Schedule 2.1	Lender’s Representative

Schedule 2.1(a)(i)	Due Diligence Requirements for Each Proposed Revolving Credit Advance

Schedule 2.6	Cash Management Banks and Accounts & DDA’s

Schedule 4.8	List of Great American’s Respective Affiliates

Schedule 4.17	Deposit and Disbursement Accounts

Schedule 5.2	Reporting Requirements for Each Liquidation Sale

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THIS SECOND AMENDED & RESTATED CREDIT AGREEMENT (“Agreement”) is entered into as of July 15, 2013, by and among GREAT AMERICAN GROUP WF, LLC, a California limited liability company (“Original Borrower”), any other affiliate of Original Borrower that becomes a party hereto from time to time (such affiliates, together with Original Borrower, “Borrower” and collectively “Borrowers”) and WELLS FARGO BANK, NATIONAL ASSOCIATION, successor by merger to WELLS FARGO RETAIL FINANCE, LLC (“Lender”).

RECITALS

A.           Defined terms used in these Recitals without definition are as defined in Section 1.1 hereof.

B.           Original Borrower is a wholly-owned Subsidiary of Great American and may conduct Liquidation Sales of certain Retail Inventory and Other Assets of various Merchants, all of which may be financed in part by Lender, in Lender’s discretion, pursuant to this Agreement.

C.           Original Borrower conducts such Liquidation Sales pursuant to certain Liquidation Sales Agreements between a Merchant and Original Borrower or a Liquidator JV. When a Liquidation Sale is conducted through a Liquidator JV, Original Borrower participates in such Liquidation Sale pursuant to an Agency Agreement, with the other members of the Liquidator JV. The terms of the Agency Agreements set forth the relative rights, obligations, and duties of the various joint venturers party thereto and establish provisions for the sharing of payments and other interests among such joint venturers.

D.           In conducting the Liquidation Sales, the applicable Liquidator will be obligated to make certain payments as consideration for the purchase by such Liquidator of the Retail Inventory or Other Assets covered by the applicable Liquidation Sales Agreements and/or the right to conduct the going out of business, liquidation, store closing sales, or other sales contemplated by such Liquidation Sales Agreements.

E.           Original Borrower and Lender have previously entered into that certain Credit Agreement, dated as of October 21, 2008, as amended and restated by that certain First Amended and Restated Credit Agreement dated December 8, 2010 among Original Borrower, Lender and GA Asset Advisors (the “Existing Credit Agreement”) pursuant to which Lender agreed, on an uncommitted basis, to provide loans and letters of credit to finance a portion of the payments Original Borrower and GA Asset Advisors were required to make under certain Liquidation Sales Agreements.

F.           Original Borrower and GA Asset Advisors have asked Lender, and Lender has agreed, to amend and restate the Existing Credit Agreement in its entirety by this Agreement in order to provide for (i) the removal of GA Asset Advisors from the Existing Credit Agreement, (ii) the removal of the ability of Borrowers to receive Inventory Advances, Other Asset Advances or Letters of Credit in connection with the conduct of Liquidation Sales in the United Kingdom, and (iii) to make certain other amendments, all pursuant to and on the terms and conditions set forth herein, including Section 11.26 hereof.

G.           Borrowers acknowledge that: (i) Lender is entering into this Agreement on an uncommitted and discretionary basis, with no obligation to fund any Inventory Advance, Other Assets Advance, or to cause the issuance of any Letter of Credit; provided, however, that if Lender does fund an Inventory Advance, Lender may commit to fund Total Expense Advances or Sales Tax Advances in connection therewith; and (ii) the making by Lender of any Inventory Advance or Other Assets Advance, or the issuance of any Letter of Credit, requested hereunder shall not obligate, or represent a commitment or promise by Lender, to make any future Revolving Credit Advances or cause the issuance of any other Letter of Credit.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, the parties hereto agree that the Existing Credit Agreement shall be amended and restated in its entirety and shall remain in full force and effect as set forth herein:

1.           DEFINITIONS AND CERTAIN RULES OF CONSTRUCTION

1.1           Definitions. For all purposes of this Agreement, capitalized terms used in this Agreement shall have (unless otherwise provided elsewhere in this Agreement) the following respective meanings when used herein:

“Accounts” shall mean all of any Borrower’s now owned or hereafter acquired right, title, and interest with respect to “accounts” (as such term is defined from time to time in the Code or other Law applicable to a Borrower), and any and all supporting obligations in respect thereof.

“ACH Transactions” shall mean any cash management or related services (including the Automated Clearing House processing of electronic funds transfers through the direct Federal Reserve Fedline system) provided by Lender or its Affiliates for the account of any Borrower and its Affiliates.

“Affiliate” means as applied to any Person, any other Person who, directly or indirectly, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of Capital Stock, by contract, or otherwise; provided, however, that, for purposes hereof: (a) any Person which owns directly or indirectly 10% or more of the securities having ordinary voting power for the election of directors or other members of the governing body of a Person or 10% or more of the partnership or other ownership interests of a Person (other than as a limited partner of such Person) shall be deemed to control such Person (except for any such Person who is a member of the Great American Group, in which case the foregoing “10%” threshold shall instead be “40%” in all cases); (b) each director (or comparable manager) of a Person shall be deemed to be an Affiliate of such Person; and (c) each partnership or joint venture in which a Person is a partner or joint venturer shall be deemed to be an Affiliate of such Person; provided, however, no Person (other than a Credit Party or a Subsidiary of a Credit Party) who is a party to any Liquidation Sales Agreement, or Liquidator Joint Venture Agreement (or any similar agreement or arrangement) shall be deemed to be an “Affiliate” of a Borrower by virtue of being a party to such agreement or arrangement.

“Agency Agreement” shall mean an Agency Agreement, entered into between a Liquidator and a Merchant in form and substance satisfactory to Lender (including without limitation as to compliance with all applicable Laws), pursuant to which a Liquidator is given the right to conduct a Liquidation Sale.

“Agreement” shall mean this Second Amended and Restated Credit Agreement, dated as of the date hereof, among Borrowers and Lender, including all annexes, exhibits and schedules, as it may subsequently be amended, restated, supplemented, modified, replaced, or refinanced.

“Aggregate Consideration” shall mean with respect to each Liquidation Sale conducted by a Borrower (or through a Liquidator JV), the sum of (A) 100% of the cash consideration payable by a Borrower (including, but not limited to, a Borrower’s share of the consideration payable by any Liquidator JV under a Liquidation Sales Agreement) under any Liquidation Sales Agreement (including, without limitation, any Guaranteed Amount or Purchase Price), plus (B) the full undrawn amount of any Letter of Credit a Borrower or a Liquidator JV, as applicable, is required to post under the applicable Liquidation Sales Agreement to ensure payment of any portion of the Guaranteed Amount or Purchase Price which has not been paid in cash.

“Authorized Person” shall mean those Persons listed on Schedule A or any other individual designated in writing by such Person to act on behalf of a Borrower.

“Auto-Extension Letter of Credit” has the meaning set forth in Annex B.

“Backend L/C” shall mean a Letter of Credit which Liquidator is required to have issued for the benefit of the Merchant pursuant to a Liquidation Sales Agreement in order to secure a final payment of the Guaranteed Amount or Purchase Price in connection with a Liquidation Sale where the Liquidation Sales Agreement does not require the Liquidator to pay to the Merchant a substantial portion of the Guaranteed Amount or Purchase Price upon the closing of the transaction.

“Backend L/C Cash Collateral” has the meaning set forth in Annex B.

“Bank Product Agreements” shall mean those certain cash management service agreements entered into from time to time by a Credit Party in connection with any of the Bank Products.

“Bank Product Obligations” means all obligations, liabilities, contingent reimbursement obligations, fees, and expenses owing by a Credit Party to Lender or its Affiliates pursuant to or evidenced by the Bank Product Agreements and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all such amounts that a Credit Party is obligated to reimburse to Lender as a result of Lender purchasing participations or executing indemnities or reimbursement obligations with respect to the Bank Products provided to a Credit Party pursuant to the Bank Product Agreements.

“Bank Products” means any service or facility extended to a Credit Party by Lender or any Affiliate of Lender including: (a) credit cards, (b) credit card processing services, (c) debit cards, (d) purchase cards, (e) ACH Transactions, (f) cash management, including controlled disbursement, accounts or services, (g) Hedge Agreements, or (h) Factored Receivables and other arrangements with respect to the factoring, sale, put, or other conditional sale or transfer of any Accounts of a Credit Party or accounts payable of a Credit Party.

“Bankruptcy Code” shall mean the United States Bankruptcy Code as in effect from time to time.

“Base LIBO Rate” means the rate per annum, determined by Lender in accordance with its customary procedures, and utilizing such electronic or other quotation sources as it considers appropriate (rounded upwards, if necessary, to the next 1/16%), on the basis of the rates at which Dollar deposits are offered to major banks in the London interbank market on or about 1:00 p.m. (Boston, Massachusetts time) two Business Days prior to the commencement of the applicable Interest Period, for a term and in amounts comparable to the Interest Period and amount of the LIBO Rate Loan requested by a Borrower in accordance with this Agreement, which determination shall be conclusive in the absence of manifest error.

“Base Rate” shall mean, for any day, a rate per annum (rounded upward, if necessary, to the next 1/100 of 1%) equal to the greatest of (a) the Prime Rate in effect on such day, (b) the LIBO Rate for a one month Interest Period as in effect on such day plus 1.00% and (c) the Federal Funds Effective Rate in effect on such day plus 0.50%. The “Prime Rate” is a rate set by Lender based upon various factors including Lender’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Lender shall take effect at the opening of business on the day specified in the public announcement of such change. “Federal Funds Effective Rate” for any day, is the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day for such transactions received by Lender from three federal funds brokers of recognized standing selected by it. If Lender shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of Lender to obtain sufficient quotations in accordance with the terms of the definition thereof, the Base Rate shall be determined without regard to clause (c) of the first sentence of this paragraph until the circumstances giving rise to such inability no longer exist. Any change in the Base Rate due to a change in the Prime Rate, the LIBO Rate or the Federal Funds Effective Rate shall be effective on the effective date of such change in the Prime Rate, LIBO Rate or the Federal Funds Effective Rate, respectively.

“Benefit Plan” means a “defined benefit plan” (as defined in Section 3(35) of ERISA) for which a Borrower or any ERISA Affiliate of a Borrower has been an “employer” (as defined in Section 3(5) of ERISA) within the past six years.

“Blocked Account” shall have the meaning assigned to it in Section 2.6(e).

“Board of Directors” means the board of directors (or comparable managers) of a Person or any committee thereof duly authorized to act on behalf thereof.

“Books” shall mean all of each Borrower’s now owned or hereafter acquired books and records (including all of its Records indicating, summarizing, or evidencing its assets (including the Collateral) or liabilities, all of each Borrower’s Records relating to its business operations or financial condition, and all of its goods or General Intangibles related to such information).

“Borrower” and “Borrowers” shall have the meanings given such terms in the Preamble hereto.

“Borrower Equity Amount” shall mean, with respect to each Liquidation Sale, the Aggregate Consideration to be provided for by a Borrower in respect thereto less the aggregate Liquidation Borrowings to be made by Lender in respect thereto.

“Borrower Equity Percentage” shall mean, with respect to each Liquidation Sale, the percentage ratio of the Borrower Equity Amount to the Aggregate Consideration in respect thereto.

“Borrower Joinder” shall mean a joinder agreement, in form and substance satisfactory to Lender, from a wholly-owned Subsidiary of Great American pursuant to which such Subsidiary joins this Agreement as a Borrower.

“Budget” shall mean, with respect to each Liquidation Sale, the budget for such Liquidation Sale prepared by a Borrower and delivered to Lender with the Liquidation Loan Proposal for such Liquidation Sale, together with any modifications thereto agreed to in writing by a Borrower and Lender, all in such form and substance as may be reasonably acceptable to Lender.

“Burdale” means Burdale Financial Limited.

“Business Day” shall mean any day that is not a Saturday, a Sunday or a day on which banks are required or permitted to be closed in the Commonwealth of Massachusetts or the State of California; except that, for any Borrower, if a determination of a Business Day shall relate to a LIBO Rate Loan, the term “Business Day” also shall exclude any day on which banks are closed for dealings in Dollar deposits in the London interbank market.

“Capital Lease” shall mean a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.

“Capital Stock” means with respect to any person, any and all shares of capital stock, any membership, partnership or other ownership interest or any other class of stock or equity interests, participations or other equivalents in such Person (however designated, whether voting or non-voting, general or limited) of such Person’s capital, whether now outstanding or issued after the Closing Date.

“Cash Collateralized” has the meaning set forth in Annex B, Section 9.

“Cash Management Account” shall have the meaning given such term in Section 2.6(a).

“Cash Management Bank” shall have the meaning given such term in Section 2.6(a).

“Change of Control” shall mean, at any time:

(a)          occupation of a majority of the seats (other than vacant seats) on the Board of Directors (or other body exercising similar management authority) of GAG Inc. by Persons who are not Continuing Directors and were neither (i) nominated by the Permitted Holders nor (ii) appointed by directors so nominated;

(b)          any Person or “group” (within the meaning of the Securities and Exchange Act of 1934, as amended), other than a Permitted Holder, is or becomes the beneficial owner (within the meaning of Rule 13d-3 or 13d-5 of the Securities and Exchange Act of 1934, as amended, except that such Person or group shall be deemed to have “beneficial ownership” of all Capital Stock that such Person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of (i) twenty-five percent (25%) or more (on a fully diluted basis) of the total then outstanding Capital Stock of GAG Inc. entitled to vote for the election of directors of GAG Inc., and (ii) Capital Stock of GAG Inc. entitled to vote for the election of directors of GAG Inc. in an amount greater than the number of shares of such Capital Stock beneficially owned by the Permitted Holders (or over which the Permitted Holders have voting control);

(c)          GAG Inc. fails at any time to own, directly or indirectly, 100% of the Capital Stock of Great American free and clear of all Liens (other than Permitted Encumbrances);

(d)          Great American fails at any time to own, directly or indirectly, 100% of the Capital Stock of any Borrower free and clear of all Liens (other than Permitted Encumbrances) and/or ceases to manage any Borrower’s business and operations;

(e)          Permitted Holders cease to own, directly or indirectly, at least 15% of the Capital Stock of GAG Inc. having the right to vote for a majority of the Board of Directors of GAG Inc.; and

(f)          any Permitted Holder: (i) ceases to be actively engaged in the management and day-to-day operations and administration of any of the Credit Parties (including, without limitation, any Borrower) or (ii) ceases to be a Continuing Director of GAG Inc. and Great American.

“Charges” shall mean all federal, national, state, county, city, municipal, local, foreign or other governmental Taxes (including Taxes owed to the Pension Benefit Guaranty Corporation, or any successor thereto, (and the equivalent in any other jurisdiction of a Borrower) at the time due and payable), levies, assessments, charges, liens, claims or encumbrances upon or relating to (a) the Collateral, (b) the Obligations, (c) the employees, payroll, income or gross receipts of any Borrower, (d) any Borrower’s ownership or use of any properties or other assets, or (e) any other aspect of any Borrower’s business.

“Closing Date” shall mean October 21, 2008.

“Closing Fee” shall have the meaning set forth in the Fee Letter.

“Code” shall mean the Uniform Commercial Code as the same may, from time to time, be enacted and in effect in the Commonwealth of Massachusetts; provided, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of Lender’s security interest in any Collateral is governed by the Uniform Commercial Code as enacted and in effect in a jurisdiction other than the Commonwealth of Massachusetts, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions hereof relating to such attachment, perfection or priority and for purposes of definitions related to such provisions.

“Collateral” shall mean all of any Borrower’s right, title, and interest in and to the property covered by the Security Agreement, the Foreign Security Documents, and the other Collateral Documents and any other property, real or personal, tangible or intangible, now existing or hereafter acquired, that may at any time be or become subject to a security interest or Lien in favor of Lender to secure the Obligations, including all of any Borrower’s rights under and interest in all Liquidation Sales Agreements, Liquidator Joint Venture Agreements, and amounts received by or payable to Borrower under any of the foregoing agreements.

“Collateral Assignments” shall mean written instruments of assignment by a Borrower to Lender, in form and substance satisfactory to Lender, of all of such Borrower’s right, title, and interest to any Liquidator Joint Venture Agreements or Liquidation Sales Agreements.

“Collateral Documents” shall mean the Security Agreement, the Foreign Security Documents, the Collateral Assignments, and any and all other agreements entered into by a Credit Party which grants Lender a Lien upon property of such Credit Party as security for payment of the Obligations.

“Collections” shall mean, with respect to each Liquidation Sale, all cash, checks, notes, drafts or other similar items of payment relating to or constituting payments received by or payable to a Credit Party in connection with or relating to such Liquidation Sale, including, where applicable, payments received through credit card sales and amounts payable by the applicable Merchant to a Credit Party with respect to returns, allowances and customer credits.

“Collection Account” shall mean in connection with each Liquidation Sale funded by a Liquidation Borrowing, an account at Lender, or at any other financial institution satisfactory to Lender in its sole discretion at all times in any jurisdiction outside the United States, in the name of Lender (when permissible under applicable Law) designated by Lender as the “Collection Account” for such Liquidation Sale and shall include any Master Collection Account.

“Continuing Directors” shall mean (a) with respect to Great American (i) any member of the Board of Directors (or any manager of any comparable body) of Great American who was or became a member of the Board of Directors (or a manager of any comparable body) of Great American on the Closing Date, and (ii) any individual who becomes a member of the Board of Directors (or a manager of a comparable body) of Great American after the Closing Date if such individual was appointed or nominated for election to the Board of Directors by a majority of the members of Great American, who then constituted “Continuing Directors”, and (b) with respect to GAG Inc., any member of the Board of Directors of GAG Inc. who was or became a director of GAG Inc. on August 27, 2009, or becomes a member of the Board of Directors of GAG Inc. after August 27, 2009, if such individual was appointed or nominated for election to the Board of Directors by a majority of the members constituting “Continuing Directors”.

“Control Agreement” shall mean an agreement, in form and substance satisfactory to Lender, executed and delivered by a Borrower, Lender, and the applicable securities intermediary, depository institution, or bank, which agreement is sufficient to give Lender “control” over the subject Securities Account (as defined in the Code), DDA or Investment Property (as defined in the Code) as provided in the Code or other Law applicable to a Borrower.

“Credit Party” shall mean Borrower, GAG Inc., Great American, and/or any Subsidiary of any of the foregoing which is or which becomes a party to any Loan Document from time to time.

“Credit Suisse” shall collectively mean Credit Suisse, Cayman Islands Branch, and CS Loan Funding LLC, and their respective successors and assigns.

“Daily Balance” shall mean, with respect to each day during the term of this Agreement, the amount of an Obligation owed at the end of such day.

“DDA” means any checking or other demand deposit account maintained by a Borrower.

“Debtor Relief Laws” shall mean the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” shall mean an event, condition, or default that, with the giving of notice, the passage of time, or both, would be an Event of Default.

“Default Rate” shall have the meaning assigned to it in Section 2.4(h).

“Disbursement Account” shall have the meaning assigned to it in Section 2.6(g).

“Disbursement Account Bank” shall have the meaning assigned to it in Section 2.6(g).

“Dollars” and “$” means the lawful currency of the United States.

“Dollar Equivalent” shall mean, on any particular date, with respect to any amount denominated in Dollars, such amount in Dollars, and with respect to any amount denominated in currency other than Dollars, the amount (as conclusively ascertained by Lender absent manifest error) of Dollars which could be purchased by Lender (in accordance with its normal banking practices) in the London foreign currency deposit market with such amount of such currency at the Exchange Rate on such date.

“Effective Advance Rate” means 100% minus the percentage obtained by dividing the Backend L/C Cash Collateral by the Guaranteed Amount.

“Environmental Actions” means any complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter, or other communication from any Governmental Authority, or any third party involving violations of Environmental Laws or releases of Hazardous Materials from (a) any assets, properties, or businesses of a Borrower or any predecessor in interest, (b) from adjoining properties or businesses, or (c) from or onto any facilities which received Hazardous Materials generated by a Borrower or any predecessor in interest.

“Environmental Law” means any applicable Law now or hereafter in effect and in each case as amended, or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, to the extent binding on a Borrower, relating to the environment, employee health and safety, or Hazardous Materials, including CERCLA; RCRA; the Federal Water Pollution Control Act, 33 USC § 1251 et seq. the Toxic Substances Control Act, 15 USC, § 2601 et seq. the Clean Air Act, 42 USC § 7401 et seq.; the Safe Drinking Water Act, 42 USC, § 3803 et seq.; the Oil Pollution Act of 1990, 33 USC. § 2701 et seq.; the Emergency Planning and the Community Right-to-Know Act of 1986, 42 USC. § 11001 et seq.; the Hazardous Material Transportation Act, 49 USC § 1801 et seq.; and the Occupational Safety and Health Act, 29 USC. §651 et seq. (to the extent it regulates occupational exposure to Hazardous Materials); any state and local or foreign counterparts or equivalents, in each case as amended from time to time.

“Environmental Liabilities and Costs” means all liabilities, monetary obligations, Remedial Actions, losses, damages, punitive damages, consequential damages, treble damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts, or consultants, and costs of investigation and feasibility studies), fines, penalties, sanctions, and interest incurred as a result of any claim or demand by any Governmental Authority or any third party, and which relate to any Environmental Action.

“Environmental Lien” means any Lien in favor of any Governmental Authority for Environmental Liabilities and Costs.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974 (or any successor legislation thereto), as amended from time to time, and any regulations promulgated thereunder, and any successor statute thereto.

“ERISA Affiliate” shall mean (a) any Person subject to ERISA whose employees are treated as employed by the same employer as the employees of a Borrower under IRC Section 414(b), (b) any trade or business subject to ERISA whose employees are treated as employed by the same employer as the employees of a Borrower under IRC Section 414(c), (c) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any organization subject to ERISA that is a member of an affiliated service group of which a Borrower is a member under IRC Section 414(m), or (d) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any Person subject to ERISA that is a party to an arrangement with a Borrower and whose employees are aggregated with the employees of a Borrower under IRC Section 414(o).

“Equity Pledge Agreement” shall mean that certain Second Amended and Restated Pledge and Security Agreement, between Great American and Lender, dated as of Restatement Date, as hereafter amended, modified, or amended and restated.

“Event of Default” shall have the meaning assigned to it in Section 9.1.

“Exchange Act” means the Securities Exchange Act of 1934, as in effect from time to time.

“Exchange Rate” means, with respect to any currency other than Dollars, at any date of determination thereof, the Spot Rate of exchange for the conversion of such currency into Dollars and with respect to Dollars, at any date of determination thereof, the Spot Rate of exchange for the conversion of Dollars into the applicable currency.

“Existing Credit Agreement” shall have the meaning given such term in the Recitals hereto.

“Expense L/C” shall mean a letter of credit which a Liquidator is required to have issued for its account pursuant to a Liquidation Sales Agreement to provide security solely for the payment of Expenses under such Liquidation Sales Agreement.

“Expenses” shall have, with respect to each Liquidation Sale, the meaning assigned to such term or other similar terms in the relevant Liquidation Sales Agreement for such Liquidation Sale; provided, that notwithstanding the terms of any relevant Liquidation Sales Agreement, no amounts paid or payable to a Borrower, Great American, or any Affiliate thereto, shall constitute Expenses for purposes of this Agreement other than reasonable out-of-pocket expenses actually incurred by such Borrower or Great American in the course of conducting such Liquidation Sale without any mark up.

“Factored Receivables” shall mean any Accounts of any Credit Party which have been factored, sold, transferred, conditionally sold or assigned by an Account debtor of such Credit Party to Lender or an Affiliate thereof which is party to a Bank Product Agreement with such Credit Party pursuant to a factoring arrangement or otherwise.

“Fee Letter” shall mean that certain Fee Letter dated as of the Restatement Date between Borrowers and Lender.

“Fees” shall mean any and all fees payable to Lender pursuant to this Agreement or any of the other Loan Documents, including the Closing Fee, the Letter of Credit Fees, any Work Fees, and the Success Fees, if any.

“Final Accounting” shall mean, with respect to each Liquidation Sale, the final accounting with respect to amounts received by or payable to a Borrower and amounts paid by a Borrower in connection with such Liquidation Sale and all other related transactions, which accounting shall be prepared by a Borrower and approved by Lender.

“Fiscal” means, when followed by “month” or “quarter”, the relevant fiscal period based on Great American’s fiscal year and accounting conventions (e.g. a reference to “April Fiscal 2008” is to the fiscal month of April of Great American’s 2008 fiscal year). When followed by reference to a specific year, the fiscal year which encompasses the majority of months in such fiscal year (e.g. if Great American’s 2008 fiscal year ends in January 2008 reference to that year would be to Great American’s “Fiscal 2008”).

“Foreign Credit Parties” shall mean: (i) GA Asset Advisors to the extent the UK Credit Agreement is in effect, (ii) any other borrower party or guarantor to the UK Credit Agreement (if it is then in effect), and (iii) any guarantor of any of the Obligations formed under the laws of any jurisdiction other than the United States or Canada.

“Foreign Security Documents” shall mean: (i) a fixed and floating debenture in favor of Lender over all the assets of the Persons set forth in clauses (i) through (iii) of the definition of Foreign Credit Parties, (ii) the pledge of shares in favor of Lender granted by Great American or GA Asset Advisors, as applicable, over all its respective shares in the Persons set forth in clauses (i) through (iii) of the definition of Foreign Credit Parties and (iii) any other security over the assets of any Foreign Credit Party or any Affiliate thereof as may reasonably be required by Lender, as any of the foregoing may subsequently be amended, restated, modified, supplemented or replaced.

“Funding Losses” shall have the meaning given such term in Section 2.4(j) hereof.

“GA Asset Advisors” means GA Asset Advisors Limited, a limited liability company organized under the laws of England and Wales.

“GA Asset Advisors Guaranty” means the Guaranty of GA Asset Advisors in favor of Lender required to be executed by GA Asset Advisors concurrently with the execution of the UK Credit Agreement and in form and substance satisfactory to Lender.

“GAAP” shall mean generally accepted accounting principles in the United States of America, as in effect from time to time, consistently applied. At Lender’s discretion, GAAP may also include, with respect to any Borrower (other than Original Borrower) hereunder, “GAAP” in the jurisdiction of formation of such other Borrower.

“GAG Inc.” shall mean Great American Group, Inc., a Delaware corporation.

“GAG Purchase Agreement” shall mean that certain Agreement and Plan of Reorganization, dated as of May 14, 2009, as amended by Amendment No. 1, Amendment No. 2, and Amendment No. 3 to the Agreement and Plan of Reorganization, each dated as of May 29, 2009, July 8, 2009 and July 28, 2009, respectively, by and among Alternative Asset Management Acquisition Corp., a Delaware corporation, GAG Inc., and AAMAC Merger Sub, Inc., a newly-formed Delaware corporation and wholly-owned subsidiary of GAG Inc., on the one hand, and Great American, the holders of Capital Stock of Great American as of July 28, 2009, and the phantom equity holders of Great American, on the other hand.

“General Intangibles” shall mean all of any Borrower’s now owned or hereafter acquired right, title, and interest with respect to “general intangibles” (as such term is defined from time to time in the Code), and any and all supporting obligations in respect thereof.

“Governmental Authority” shall mean any federal, national, foreign, state, local, or other governmental or administrative body, instrumentality, department, or agency or any court, tribunal, administrative hearing body, arbitration panel, commission, or other similar dispute-resolving panel or body.

“Great American” shall mean Great American Group, LLC, a California limited liability company.

“Great American Group” shall mean a collective reference to each Credit Party, and each of their respective Subsidiaries now in existence or hereafter formed or acquired, including, but not limited to, the entities listed on Schedule 4.8 hereto.

“Great American Guaranty” shall mean the Third Amended and Restated Guaranty of GAG Inc. and Great American, on a joint and several basis, in favor of Lender dated as of the Restatement Date, and in form and substance satisfactory to Lender.

“Guaranteed Amount” shall have, with respect to each Liquidation Sale carried out pursuant to a Liquidation Sales Agreement, the meaning assigned to such term or other similar terms in such agreement. It is expressly understood that prior to the Final Accounting, the Guaranteed Amount shall refer to a Borrower’s good faith estimate of the Guaranteed Amount to be paid under the Liquidation Sales Agreement and that such amount shall be adjusted upon completion of the Final Accounting and that if the actual amount required to be delivered to the Merchant by a Borrower in respect to the Guaranteed Amount is less than the Guaranteed Amount as listed in the applicable Liquidation Sales Agreement, such lesser amount shall constitute the Guaranteed Amount for all purposes hereunder.

“Guaranty Percentage” shall have the same meaning as in the applicable Liquidation Sales Agreement.

“Hazardous Material” shall mean (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances,” or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or “EP toxicity”, (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (c) any flammable substances or explosives or any radioactive materials, and (d) asbestos in any form or electrical equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million.

“Hedge Agreement” shall mean any and all transactions, agreements, or documents now existing or hereafter entered into between a Credit Party or its Subsidiaries and Wells Fargo or its Affiliates, which provide for an interest rate, credit, commodity or equity swap, cap, floor, collar, forward foreign exchange transaction, currency swap, cross currency rate swap, currency option, or any combination of, or option with respect to, these or similar transactions, for the purpose of hedging a Credit Party’s or any of its Subsidiaries’ exposure to fluctuations in interest or exchange rates, loan, credit exchange, security or currency valuations or commodity prices.

“Honor Date” has the meaning set forth in Annex B.

“Indebtedness” shall mean (a) all obligations for borrowed money, (b) all obligations evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers acceptances, interest rate swaps, or other financial products, (c) all obligations under Capital Leases, (d) all obligations or liabilities of others secured by a Lien on any asset of a Borrower, irrespective of whether such obligation or liability is assumed, (e) all obligations for the deferred purchase price of assets (other than trade debt incurred in the ordinary course of business and repayable in accordance with customary trade practices), and (f) any obligation guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted, or sold with recourse) any obligation of any other Person.

“Interest Period” means, with respect to each LIBO Rate Loan, a period commencing on the date of the making of such LIBO Rate Loan and ending 1 month thereafter; provided, however, that (a) if any Interest Period would end on a day that is not a Business Day, such Interest Period shall be extended (subject to clauses (c)-(e) below) to the next succeeding Business Day, (b) interest shall accrue at the applicable rate based upon the LIBO Rate from and including the first day of each Interest Period to, but excluding, the day on which any Interest Period expires, (c) any Interest Period that would end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day, (d) with respect to an Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period), the Interest Period shall end on the last Business Day of the calendar month that is 1 month after the date on which the Interest Period began, as applicable, and (e) Borrowers may not elect an Interest Period which will end after the Revolving Credit Termination Date.

“Insolvency Officeholder” means any liquidator, trustee in bankruptcy, receiver, administrative receiver, administrator or similar officer.

“Insolvency Proceeding” means any step is taken under or in relation to, or an arrangement or proceeding is commenced by or against any Person under any provision of any Debtor Relief Law including, without limitation, in relation to assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, compromise, arrangement, administration, receivership, administrative receivership, winding up, dissolution, liquidation or other similar relief or proceeding or arrangement, or an Insolvency Officeholder is appointed or threatened to be appointed in respect of any Person’s assets or any other analogous step or procedure is taken in any jurisdiction.

“Inventory Advance” shall have the meaning assigned to it in Section 2.1(f)(i).

“Inventory Advance Rate” shall mean, with respect to each Liquidation Sale in respect of Retail Inventory only, the percentage that Lender uses to calculate the amount of the Inventory Advance, or Letter of Credit Obligations, as the case may be, with respect to such Liquidation Sale, based on the applicable Guaranty Percentage and Guaranteed Amount or Purchase Price Percentage and Purchase Price, as determined pursuant to Section 2.1(f). In no case shall the Inventory Advance Rate for any such Liquidation Sale be (i) lower than, with respect to Liquidation Sales (or any portion thereof) conducted in the US and Canada, seventy-seven and one half percent (77.5%) of the Guaranteed Amount or Purchase Price, and with respect to any other jurisdiction, the rate set by Lender in its discretion, or (ii) higher than ninety-two and one-half percent (92.5%) of the Guaranteed Amount or Purchase Price.

“Inventory Borrowing Base” in respect to any Liquidation Sale shall mean the product of (i) the Inventory Advance Rate applicable to such Liquidation Sale, times, (ii) the Guaranteed Amount or Purchase Price as determined pursuant to the applicable Liquidation Sales Agreement. For purposes of calculating the Inventory Borrowing Base, except as may otherwise be agreed by Lender in its sole discretion, any Retail Inventory that is subject to retention of title claims shall not be included in the “Guaranteed Amount” or “Purchase Price”, notwithstanding anything to the contrary in any Liquidation Sales Agreement or other agreement.

“Investment” shall mean, with respect to any Person, any investment by such Person in any other Person (including Affiliates) in the form of loans, guarantees, advances, or capital contributions (excluding (a) commission, travel, and similar advances to officers and employees of such Person made in the ordinary course of business, and (b) bona fide accounts arising in the ordinary course of business consistent with past practices), purchases or other acquisitions for consideration of Indebtedness or stock, and any other items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

“Issuer Documents” means with respect to any Letter of Credit, the Notice of Letter of Credit Request, and any other document, agreement and instrument entered into by or  between Lender and a Borrower in favor of Lender and relating to any such Letter of Credit.

“Laws” shall mean, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

“L/C Borrowing” has the meaning set forth in Annex B.

“L/C Undertaking” has the meaning set forth in Annex B.

“L/C Usage” means, as of any date of determination, the aggregate undrawn amount of all outstanding Letters of Credit issued by Lender plus 100% of the amount of outstanding time drafts accepted by an Underlying Issuer as a result of drawings under Underlying Letters of Credit.

“Lender” shall mean Wells Fargo Bank, National Association, successor by merger to Wells Fargo Retail Finance, LLC.

“Lender Expenses” means all (a) costs or expenses (including taxes, and insurance premiums) required to be paid by the Credit Parties under any of the Loan Documents that are paid or incurred by Lender, (b) reasonable fees or charges paid or incurred by Lender in connection with Lender’s transactions with the Credit Parties, including, reasonable fees or charges for any due diligence with respect to a proposed Liquidation Sale (including reasonable and documented attorneys’ fees), photocopying, notarization, couriers and messengers, telecommunication, public record searches (including tax lien, litigation, UCC searches and including searches with the patent and trademark office, the copyright office, or the department of motor vehicles), filing, recording, publication, appraisal (including periodic Collateral appraisals or business valuations to the extent of the fees and charges (and up to the amount of any limitation) contained in this Agreement), real estate surveys, real estate title policies and endorsements, and environmental audits, (c) reasonable costs and expenses incurred by Lender in the disbursement of funds to or for the account of Borrowers (by wire transfer or otherwise), (d) charges paid or incurred by Lender resulting from the dishonor of checks, (e) reasonable costs and expenses paid or incurred by Lender to correct any default or enforce any provision of the Loan Documents, or in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated, (f) reasonable audit fees and expenses (and other due diligence expenses) of Lender related to audit examinations of the Books, (g) reasonable costs and expenses of third party claims or any other suit paid or incurred by Lender in enforcing or defending the Loan Documents or in connection with the transactions contemplated by the Loan Documents or Lender’s relationship with any Credit Party, (h) Lender’s reasonable fees and expenses (including reasonable and documented attorneys’ fees) incurred in advising, structuring, drafting, reviewing, administering, or amending the Loan Documents, and (i) Lender’s reasonable fees and expenses (including reasonable and documented attorneys’ fees) incurred in terminating, enforcing (including reasonable and documented attorneys’ fees and expenses incurred in connection with a “workout,” a “restructuring,” or an Insolvency Proceeding concerning a Borrower or in exercising rights or remedies under the Loan Documents), or defending the Loan Documents, irrespective of whether suit is brought, or in taking any Remedial Action concerning the Collateral.

“Lender’s Account” shall mean an account of Lender at a branch of Lender designated by Lender to Original Borrower in writing from time to time.

“Lender’s Offer” shall have the meaning given such term in Section 2.1(f)(ii) hereof.

“Letters of Credit” shall mean commercial or standby letters of credit issued for the account of a Borrower by Lender or Underlying Issuer for which Lender has incurred Letter of Credit Obligations.

“Letter of Credit Expiration Date” has the meaning set forth in Annex B.

“Letter of Credit Fee” shall have the meaning assigned to it in Annex B.

“Letter of Credit Obligations” shall mean all outstanding obligations incurred by Lender at the request of a Borrower, including, without limitation, the L/C Usage, whether direct or indirect, contingent or otherwise, due or not due, in connection with the issuance of a reimbursement agreement or guaranty by Lender with respect to any Letter of Credit.

“Letter of Credit Sublimit” shall mean $100,000,000 minus the aggregate principal amount of all outstanding loans, advances or other credit extensions by Burdale pursuant to the UK Credit Agreement (if it is then in effect).

“LIBOR Deadline” has the meaning set forth in Section 2.

“LIBO Rate” means, for each Interest Period for each LIBO Rate Loan, the rate per annum determined by Lender (rounded upwards, if necessary, to the next 1/16%) by dividing (a) the Base LIBO Rate for such Interest Period, by (b) 100% minus the Reserve Percentage. The LIBO Rate shall be adjusted on and as of the effective day of any change in the Reserve Percentage.

“LIBO Rate Loan” means each portion of Revolving Credit Advance that bears interest at a rate determined by reference to the LIBO Rate.

“Lien” shall mean any interest in an asset securing an obligation owed to, or a claim by, any Person whether such interest shall be based on the common law, statute, or contract, whether such interest shall be recorded or perfected, and whether such interest shall be contingent upon the occurrence of some future event or events or the existence of some future circumstance or circumstances, including the lien or security interest arising from a mortgage, deed of trust, encumbrance, pledge, hypothecation, assignment, deposit arrangement, security agreement, conditional sale or trust receipt, a floating charge, a fixed charge, or from a lease, consignment, or bailment for security purposes or from a sale of accounts receivable or chattel paper, or the interest of a lessor under a Capital Lease or other arrangement pursuant to which any Person is entitled to any preference or priority with respect to the property or assets of another Person or the income or profits of such other Person and also including reservations, exceptions, encroachments, easements, rights-of-way, covenants, conditions, restrictions, leases, and other title exceptions and encumbrances affecting Real Property each of the foregoing whether consensual or non-consensual and whether arising by way of agreement, operation of law, legal process or otherwise.

“Liquidation Borrowing” shall mean the Inventory Advance, Other Assets Advance, Sales Tax Advance, Total Expense Advance, or Letter of Credit Obligations with respect to a Liquidation Sale, all other Revolving Credit Advances made with respect to such Liquidation Sale, and all accrued Fees, interest and other Obligations payable by a Borrower with respect thereto.

“Liquidation Loan Proposal” shall have the meaning assigned to it in Section 2.1(f)(i).

“Liquidation Sale” shall mean any going out of business, liquidation or store closing sale of a particular Merchant conducted by a Liquidator with respect to (a) the Retail Inventory or (b) any sales or dispositions of Other Assets, in each case pursuant to a particular Liquidation Sales Agreement.

“Liquidation Sales Agreements” shall mean the Agency Agreement, Purchase Agreement or any other agreement required to conduct a Liquidation Sale entered into by any Liquidator with respect to a Liquidation Sale, and any and all other agreements, instruments, documents and certificates entered into in connection therewith.

“Liquidator” shall mean a Borrower or a Liquidator JV, as the context requires.

“Liquidator JV” shall mean any joint venture between a Borrower and one or more other professional Retail Inventory liquidators party to a Liquidator Joint Venture Agreement.

“Liquidator Joint Venture Agreement” shall mean a joint venture agreement, in form and substance satisfactory to Lender, entered into among a Borrower and one or more other professional liquidators for the sole purpose of jointly and collectively entering into Liquidation Sales Agreements with any Merchants and conducting Liquidation Sales pursuant to such Liquidation Sales Agreements.

“Loan Account” has the meaning set forth in Section 2.9.

“Loan Documents” shall mean this Agreement, the Notes, the Collateral Documents, the Great American Guaranty, the GA Asset Advisors Guaranty, (if it is then in effect) the Equity Pledge Agreement, the Fee Letter, the Perfection Certificate, the Subordination Agreement, the Solvency Certificate, the Omnibus Ratification, each Borrower Joinder (if any), and all other agreements, instruments, documents and certificates identified in the Schedule of Documents executed and delivered to, or in favor of, Lender and including all other pledges, powers of attorney, consents, assignments, contracts, notices, and all other written matter whether heretofore, now or hereafter executed by any Credit Party, or any employee of any Credit Party, and delivered to Lender in connection with this Agreement or the transactions contemplated hereby. Any reference in this Agreement or any other Loan Document to a Loan Document shall include all appendices, exhibits or schedules thereto, and all amendments, restatements, supplements or other modifications thereto, and shall refer to such Loan Document as the same may be in effect at any and all times such reference becomes operative.

“Margin” shall mean, as of any date of determination, the Margin specified in the defined term “Margin Pricing Grid” applicable to such Revolving Credit Advance or other Obligation. The Margin shall adjust in accordance with the Margin Pricing Grid as provided therein.

“Margin Pricing Grid” shall mean,

(i)          for Inventory Advances (and Sales Tax and Total Expense Advances made in connection with any Inventory Advance) in connection with Liquidation Sales to be conducted in the United States and Canada, the applicable percentage amount set forth in the following grid that corresponds to the applicable Inventory Advance Rate applied to such Inventory Advance:

If Inventory Advance Rate is:	Then the Margin is:

≤ 77.5%	2.25%
>77.5%, but ≤ 82.5%	2.75%
> 82.5%, but ≤ 87.5%	3.00%
> 87.5%, but ≤ 92.5%	3.25%

(ii)         for all Other Asset Advances (and Sales Tax and Total Expense Advances made solely in connection with any Other Asset Advance) in connection with Liquidation Sales to be conducted in the United States and Canada, the Margin shall be no less than 3.25%.

(iii)        for all Revolving Credit Advances in connection with any Liquidation Sale (or portion thereof) conducted in any jurisdiction other than the United States or Canada, the Margin shall be as determined by Lender in its sole discretion.

“Material Adverse Effect” shall mean a material adverse effect on (a) the business, assets, operations, financial or other condition of GAG Inc., Great American, Original Borrower, or any other Borrower (so long as such other Borrower is conducting a Liquidation Sale or owes Lender any Obligations with respect to a Liquidation Sale) or all Credit Parties collectively, (b) any Borrower’s ability, or the ability of any Liquidator JV, as applicable, to conduct any Liquidation Sale in accordance with the applicable Liquidation Sale Agreements, (c) any Borrower’s ability to pay and perform any of the Obligations in accordance with the terms of this Agreement or to perform its obligations under any Liquidator Joint Venture Agreement, (d) any Credit Party’s ability to perform its material obligations under the Loan Documents to which it is a party, (e) the Collateral or Lender’s Liens on the Collateral or the priority of such Liens, (f) Lender’s ability to enforce the Obligations or realize upon the Collateral, or (g) Lender’s rights and remedies under this Agreement and the other Loan Documents.

“Master Collection Account” shall mean an account at Lender in the name of Lender designated as the “Master Collection Account” into which the proceeds of all other Collection Accounts shall be deposited pursuant to Section 2.6.

“Maximum Lawful Rate” shall have the meaning assigned to it in Section 2.4(i).

“Merchant” shall mean a Person that, in the ordinary course of its business, sells Retail Inventory and/or owns or sells Other Assets and, in the case of a Liquidation Sale conducted outside the US or Canada, “Merchant” shall include any Affiliate of a Merchant or other entity which owns Retail Inventory or Other Assets.

“Net Profit Margin” shall mean, with respect to each Liquidation Sale, the sum of (i) the sum of (a) the Proceeds of such Liquidation Sale, plus (b) the cash proceeds of any unsold Retail Inventory or Other Assets retained or acquired by a Borrower at the conclusion of such Liquidation Sale, minus (ii) the sum of (a) the Guaranteed Amount or Purchase Price with respect to such Liquidation Sale, plus (b) the Recovery Amount, if any, with respect to such Liquidation Sale, plus (c) actual Expenses incurred by a Borrower with respect to such Liquidation Sale (including any reimbursement obligations, expenses, fees and commissions payable in connection with an Expense L/C or any Letter of Credit provided in respect to unpaid portions of the Guaranteed Amount or Purchase Price), (d) (without duplication of any amounts counted in clause “c”) interest or Letter of Credit Fees paid to Lender with respect to the Liquidation Borrowings for such Liquidation Sale, each as set forth in the Final Accounting, provided, however, that, for purposes of calculating the Net Profit Margin, Expenses that a Borrower pays to itself or an Affiliate (such as compensation of supervisory personnel) shall be calculated based on actual amounts paid without a mark-up for profit by itself or such Affiliate.

“Non-Extension Notice Date” has the meaning set forth in Annex B.

“Notes” shall have the meaning assigned to it in Section 2.1(i).

“Notice of Letter of Credit Request” shall have the meaning assigned to it in Section 2.1(e).

“Notice of Revolving Credit Advance” shall have the meaning assigned to it in Section 2.1(e).

“Obligations” shall mean (a) all Revolving Credit Advances, debts, principal, interest (including any interest that, but for the provisions of any Debtor Relief Law, would have accrued), contingent reimbursement obligations with respect to outstanding Letters of Credit, Bank Product Obligations, premiums, liabilities (including all amounts charged to Borrower’s Loan Account pursuant hereto), obligations, fees (including, without limitation, the Work Fees, the Success Fees, and any Letter of Credit Fees), charges, costs, and Lender Expenses (including in respect of any fees or expenses that, but for the provisions of the Debtor Relief Law, would have accrued), lease payments, guaranties, covenants, indemnification obligations arising pursuant to the Loan Documents (including, without limitation, under Section 2.11) and duties of any kind and description owing by any Credit Party to Lender pursuant to or evidenced by the Loan Documents to which such Credit Party is a party and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all interest not paid when due and all Lender Expenses that any Credit Party is required to pay or reimburse by the Loan Documents to which such Credit Party is a party, by Law, or otherwise, and (b) all Bank Product Obligations. Any reference in this Agreement or in the Loan Documents to the Obligations shall include all amendments, changes, extensions, modifications, renewals replacements, substitutions, and supplements, thereto and thereof, as applicable, both prior and subsequent to any Insolvency Proceeding.

“Omnibus Ratification” shall mean the Omnibus Ratification of Loan Documents executed by Original Borrower in favor of Lender dated as of the Restatement Date.

“Organizational Documents” shall mean (a) for any corporation, the certificate or articles of incorporation, the bylaws, the memorandum of association, any certificate of designation or other instrument relating to the rights of preferred shareholders or stockholders of such corporation, any shareholder rights agreement and all applicable resolutions of the Board of Directors (or any committee thereof) of such corporation, (b) for any partnership, the partnership agreement and, if applicable, the certificate of limited partnership, and (c) for any limited liability company, the operating agreement and articles or bylaws or certificate of formation or organization or incorporation, as applicable. “Organizational Documents” shall also include, in all cases, all shareholder agreements, voting trusts, and similar arrangements applicable to any Person’s Capital Stock.

“Original Borrower” has the meaning given such term in the Preamble hereto.

“Other Assets” shall mean any real property, personal property or other property of any Merchant or Affiliate thereof, other than Retail Inventory, owned, leased, or licensed by such Merchant or such Affiliate in the ordinary course of its business, including, without limitation, such Merchant’s or such Affiliate’s interest in real property leases, fixtures and equipment (including, without limitation, Fixtures and Equipment, as such terms are defined in the Code).

“Other Assets Advance” shall have the meaning assigned to it in Section 2.1(f)(i).

“Other Assets Advance Rate” shall mean, with respect to each Liquidation Sale in respect of Other Assets only, the percentage that Lender uses to calculate the amount of the Other Assets Advance or Letter of Credit Obligations, as the case may be, with respect to such Liquidation Sale, as determined pursuant to Section 2.1(f). In no case shall the Other Assets Advance Rate for any such Liquidation Sale be higher than eighty-five percent (85.0%).

“Other Assets Borrowing Base” shall mean, in respect to each Liquidation Sale, the product of (i) the Other Assets Advance Rate, times (ii) the consideration which Borrower has agreed to pay for such Other Assets pursuant to the applicable Liquidation Sales Agreement. For purposes of calculating the Other Assets Borrowing Base, except as may otherwise be agreed by Lender in its sole discretion, any Other Assets that are subject to retention of title claims shall not be included in the value of the consideration referred to in clause (ii) of the preceding sentence notwithstanding anything to the contrary in any Liquidation Sales Agreement or other agreement.

“Overbid” has the meaning given such term in Section 2.1(f) hereof.

“Parent Working Capital Facility” shall mean a committed secured credit facility made available by a bank or other financial institution to Great American and/or any Affiliate or Subsidiary thereof (other than a Borrower), as borrower, for general working capital purposes and/or any other purpose not specifically prohibited by this Agreement.

“Perfection Certificate” means each perfection certificate submitted by Borrowers to Lender with respect to Borrowers, together with Borrowers’ completed responses to the inquiries set forth therein, the form and substance of such responses to be satisfactory to Lender.

“Permitted Encumbrances” shall have the meaning assigned to it in Section 7.8.

“Permitted Holders” shall mean Harvey Yellen and Andrew Gumaer.

“Person” shall mean any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, institution, public benefit corporation, entity or Governmental Authority.

“Proceeds” shall have, with respect to any Liquidation Sale, the meaning assigned to such term or other similar terms in the relevant Liquidation Sales Agreement with respect to such Liquidation Sale and shall also include all proceeds of Inventory, Other Assets and augmented goods paid or due to Borrower or Merchant, and in the case of a joint venture, all amounts paid or due to a Borrower as part of a Liquidator JV.

“Purchase Agreement” shall mean a Purchase Agreement or other agreement entered into by a Borrower (or Liquidator JV) in form and substance acceptable to Lender, pursuant to which a Borrower (or such Liquidator JV) is given the right to purchase Retail Inventory or Other Assets and to conduct Liquidation Sales with respect to such Retail Inventory or Other Assets.

“Purchase Price” shall have, with respect to each Liquidation Sale carried out pursuant to Liquidation Sales Agreements, the meaning assigned to such term or other similar terms in such agreements. It is expressly understood that prior to the Final Accounting, the Purchase Price shall refer to a Borrower’s good faith estimate of the Purchase Price to be paid under the Liquidation Sales Agreement and that such amount shall be adjusted upon completion of the Final Accounting and that if the actual amount required to be delivered by a Borrower in respect to the Purchase Price is less than the Purchase Price listed in the applicable Liquidation Sales Agreement, such lesser amount shall constitute the Purchase Price for all purposes hereunder.

“Purchase Price Percentage” shall have the same meaning as in the applicable Liquidation Sales Agreement.

“Record” shall mean information that is inscribed on a tangible medium or which is stored in an electronic or other medium and is retrievable in perceivable form.

“Recovery Amount” shall have, with respect to each Liquidation Sale providing for a contingent additional, non-guaranteed payment to the applicable Merchant or, in the case of any Liquidation Sales outside the US and Canada, an Affiliate of the Merchant, based upon the total amount of the Proceeds of such Liquidation Sale, the meaning assigned to such term or other similar terms in the Liquidation Sales Agreements for such Liquidation Sale.

“Release” shall mean any release, threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Material in the indoor or outdoor environment, including the movement of Hazardous Material through or in the air, soil, surface water, ground water or property.

“Relevant Jurisdiction” means, in relation to a Borrower, GAG Inc. or Great American:

(a)	its jurisdiction of incorporation;

(b)	any jurisdiction where any asset subject to or intended to be subject to the Collateral Documents entered into by it is situated;

(c)	any jurisdiction where it conducts its business; and

(d)	the jurisdiction whose laws govern the perfection of any Lien granted by the Collateral Documents entered into by it.

“Remedial Action” means all actions taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate, or in any way address Hazardous Materials in the indoor or outdoor environment, (b) prevent or minimize a release or threatened release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (c) perform any pre-remedial studies, investigations, or post-remedial operation and maintenance activities, or (d) conduct any other actions authorized by 42 USC § 9601.

“Reserve Percentage” means, on any day, for Lender, the maximum percentage prescribed by the Board of Governors of the Federal Reserve System (or any successor Governmental Authority) for determining the reserve requirements (including any basic, supplemental, marginal, or emergency reserves) that are in effect on such date with respect to eurocurrency funding (currently referred to as “eurocurrency liabilities”) of Lender, but so long as Lender is not required or directed under applicable regulations to maintain such reserves, the Reserve Percentage shall be zero.

“Restatement Date” shall mean the Business Day on which the conditions precedent set forth in Section 3.1 have been satisfied, in Lender’s sole discretion, or waived in writing by Lender.

“Restricted Payment” means (i) any cash dividend or other cash distribution or payment, direct or indirect, on or on account of any Capital Stock of a Borrower now or hereafter outstanding; (ii) any dividend or other distribution in respect of, or redemption, purchase or other acquisition, direct or indirect, of any Capital Stock of a Borrower now or hereafter outstanding or of any warrants, options or rights to purchase any such Capital Stock (including, without limitation, the repurchase of any such stock or membership interest, warrant, option or right or any refund of the purchase price thereof in connection with the exercise by the holder thereof of any right of rescission or similar remedies with respect thereto); (iii) any direct salary, non-salary managerial fees, fee (consulting, management or other), fringe benefit, allowance or other expense directly or indirectly paid or payable by a Borrower (as compensation or otherwise) to any shareholder, member, manager, or Affiliate of a Borrower (other than to an employee or consultant to a Borrower and to the extent of such employee’s or consultant’s compensation; provided that the terms of such compensation are approved by a Borrower’s Board of Directors or comparable body); and (iv) meeting fees, travel and expense reimbursement and clothing allowance payable to the managers of a Borrower or any partner, shareholder or Affiliate thereof.

“Restricted Subsidiary” means, as to any Borrower, any direct or indirect Subsidiary of such Borrower and, as to Great American and GAG Inc., any Borrower and any other direct or indirect Subsidiary party to or otherwise receiving any Collections or other Proceeds of any Liquidation Sale.

“Retail Inventory” shall mean goods that are held by a Merchant or, in the case of a Liquidation Sale outside the US and Canada, an Affiliate of the Merchant for sale in the ordinary course of its business and that are suitable for sale at retail.

“Revolving Credit Advance” shall have the meaning assigned to it in Section 2.1(a).

“Revolving Credit Termination Date” shall mean the earliest of (i) July 15, 2018, and (ii) the date of termination pursuant to Section 9.2 of Lender’s agreement to consider, in its sole discretion and with no obligation, to make additional Revolving Credit Advances and/or incur Letter of Credit Obligations or permit existing Revolving Credit Advances to remain outstanding.

“Revolving Loan” shall mean, at any time, the sum of (i) the aggregate amount of Revolving Credit Advances outstanding at such time plus (ii) the aggregate Letter of Credit Obligations incurred on behalf of any Borrower outstanding at such time.

“Revolving Loan Ceiling” shall mean the amount equal to One Hundred Million Dollars ($100,000,000) minus the aggregate principal amount of all outstanding loans, advances or other credit extensions by Burdale pursuant to the UK Credit Agreement (if it is then in effect).

“Sales Tax Advance” shall have the meaning given such term in Section 2.1(g) hereof.

“Sales Tax Receipts” shall mean the portion of Collections received in the Blocked Accounts on account of sales, VAT, excise and gross receipts Taxes payable to any taxing authorities having jurisdiction.

“Schedule of Documents” shall mean the schedule, including all appendices, exhibits or schedules thereto, listing certain documents and information to be delivered in connection with the Loan Documents and the transactions contemplated thereunder, substantially in the form of Annex A to this Agreement.

“SEC” shall mean the United States Securities and Exchange Commission or any successor thereto.

“Security Agreement” shall mean the Security Agreement, dated as of the Closing Date, between Original Borrower and Lender, as ratified and affirmed by the Omnibus Ratification and as it may subsequently be amended, restated, modified, supplemented, or replaced.

“Solvency Certificate” means a certificate signed by an Authorized Person of Borrowers and Great American, dated as of the Closing Date, demonstrating the Solvency of Borrowers and Great American.

“Solvent” shall mean, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including contingent liabilities, of such Person; (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured; (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature and is able to pay its debts as they become due; (d) such Person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Person’s property would constitute an unreasonably small capital; (e) no Insolvency Proceeding has occurred; and (f) no unsatisfied writ of execution is outstanding. The amount of contingent liabilities (such as litigation, guarantees and pension plan liabilities) at any time shall be computed as the amount which, in light of all the facts and circumstances existing at the time, represents the amount which can be reasonably be expected to become an actual or matured liability.

“Spot Rate” means, for a currency, the rate quoted by Lender as the spot rate for the purchase by Lender of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that Lender may obtain such spot rate from another financial institution designated by Lender if Lender does not have as of the date of determination a spot buying rate for any such currency.

“Subordination Agreement” means a subordination agreement between Lender and Burdale, in form and substance satisfactory to Lender, the execution and delivery of which shall be a condition concurrent to the effectiveness of the UK Credit Agreement.

“Subsidiary” shall mean, with respect to any Person, (a) any corporation of which an aggregate of more than fifty percent (50%) of the outstanding Capital Stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, Capital Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, owned legally or beneficially by such Person and/or one or more Subsidiaries of such Person, or with respect to which any such Person has the right to vote or designate the vote of fifty percent (50%) or more of such Capital Stock whether by proxy, agreement, operation of Law or otherwise, and (b) any partnership or limited liability company in which such Person and/or one or more Subsidiaries of such Person shall have an interest (whether in the form of voting or participation in profits or capital contribution) of more than fifty percent (50%) or of which any such Person is a general partner or may exercise the powers of a general partner.

“Success Fee” shall mean, with respect to each Liquidation Sale, an amount equal to the product of (i) the Net Profit Margin for such Liquidation Sale, multiplied by (ii) the Success Fee Percentage for such Liquidation Sale.

“Success Fee Percentage” shall mean: (i) with respect to each Liquidation Sale (or portion thereof) of Retail Inventory conducted in the United States and Canada, the percentage determined by the applicable Inventory Advance Rate for any Liquidation Borrowing made in connection with such Liquidation Sale in accordance with the column titled “Success Fee Percentage” in the grid below; (ii) with respect to each Liquidation Sale (or portion thereof) of Other Assets conducted in the United States and Canada, no less than twenty percent (20%); (iii) with respect to each Liquidation Sale (or portion thereof) in connection with which a Backend L/C has been issued, the percentage determined by the applicable Effective Advance Rate for any Liquidation Borrowing made in connection with such Liquidation Sale in accordance with the column titled “Success Fee Percentage” in the grid below; and (iv) with respect to any other Liquidation Sale in any other jurisdiction, the percentage determined by Lender in its discretion.

Inventory Advance Rate/Effective Advance Rate	Success Fee Percentage

0%	0%
Greater than 0, but ≤ 77.5%	5.0%
>77.5%, but ≤ 82.5%	10.0%
> 82.5%, but ≤ 87.5%	15.0%
> 87.5%	20.0%

“Taxes” shall mean taxes, duties, fees, premiums, assessments, levies, tariffs and any other charges whatsoever imposed, assessed, reassessed or collected by any Governmental Authority, including all fines, penalties, interest, additions to tax, installments on account of taxes, or other additional amounts imposed, assessed or collected by any Governmental Authority in respect thereof, excluding taxes imposed on or measured by the net income of Lender by the jurisdictions under the laws of which Lender is organized or any political subdivision thereof.

“Tax Credit” means a credit against, relief or remission for, or repayment of, any Tax.

“Tax Payment” means either the increase in a payment made by a Borrower to Lender under Section 2.13(a) or a payment under Section 2.13(d).

“Tax Returns” shall mean all returns, elections, filings, forms, and any other documents (whether in electronic, tangible, or any other form whatsoever) made, prepared or filed, or to be made, prepared or filed in respect of Taxes under applicable law.

“Termination Date” shall mean the date on which all Revolving Loans have been indefeasibly repaid in full and all other Obligations under this Agreement and the other Loan Documents have been completely discharged, and all Letter of Credit Obligations have been cash collateralized, cancelled or backed by stand-by letters of credit in accordance with Annex B, and Borrower shall not have any further right to request to borrow any monies under this Agreement.

“Total Expense Advance” shall have the meaning assigned to such term in Section 2.1(h).

“UK Credit Agreement” means a credit agreement or similar agreement between GA Asset Advisors and Burdale in form and substance satisfactory to Lender.

“Underlying Issuer” shall mean a Person (other than Lender or a Borrower) which is the beneficiary of an L/C Undertaking and which has issued a letter of credit at the request of Lender for the benefit of a Borrower.

“Underlying Letter of Credit” means a letter of credit that has been issued by an Underlying Issuer.

“Unreimbursed Amount” has the meaning set forth in Annex B.

“Unfunded Pension Liability” shall mean, at any time, the aggregate amount, if any, of the sum of (a) the amount by which the present value of all accrued benefits under each Title IV Plan exceeds the fair market value of all assets of such Title IV Plan allocable to such benefits in accordance with Title IV of ERISA, all determined as of the most recent valuation date for each such Title IV Plan using the actuarial assumptions for funding purposes in effect under such Title IV Plan, and (b) for a period of five (5) years following a transaction which might reasonably be expected to be covered by Section 4069 of ERISA, the liabilities (whether or not accrued) that could be avoided by any ERISA Affiliate of a Borrower as a result of such transaction.

“United States” or “US” shall mean the United States of America.

“Work Fee” shall mean a fee in the amount of $25,000 payable to Lender pursuant to, and upon occurrence of the events described in, Section 2.5(d).

1.2         Certain Matters of Construction.

(a)          All accounting terms not specifically defined herein shall be construed in accordance with GAAP. When used herein, the term “financial statements” shall include the notes and schedules thereto.

(b)          All other undefined terms contained in any of the Loan Documents shall, unless the context indicates otherwise, have the meanings provided for by the Code to the extent the same are used or defined therein. Unless otherwise specified, reference in this Agreement or any of the Appendices to a Section, subsection or clause refer to such Section, subsection or clause as contained in this Agreement. The words “herein,” “hereof’ and “hereunder” and other words of similar import refer to this Agreement as a whole, including all Annexes, Exhibits and Schedules, as the same may from time to time be amended, restated, modified or supplemented, and not to any particular section, subsection or clause contained in this Agreement or any such Annex, Exhibit or Schedule. All of the Annexes, Schedules and Exhibits attached to this Agreement shall be deemed incorporated herein by reference.

(c)          Wherever from the context it appears appropriate, each term stated in either the singular or plural shall include the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and neuter genders. The words “including”, “includes” and “include” shall be deemed to be followed by the words “without limitation”. References to Persons shall include their respective successors and assigns (to the extent and only to the extent permitted by the Loan Documents) or, in the case of governmental Persons, Persons succeeding to the relevant functions of such Persons; and all references to statutes and related regulations shall include any amendments of the same and any successor statutes and regulations. Whenever any provision in any Loan Document refers to the knowledge (or an analogous phrase) of a Borrower, such words are intended to signify that the officers of such Borrower have actual knowledge or awareness of a particular fact or circumstance or that such officers of such Borrower, if they had exercised reasonable diligence, would have known or been aware of such fact or circumstance. Any reference in this Agreement or in the other Loan Documents to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein). Any requirement of a writing contained herein or in the other Loan Documents shall be satisfied by the transmission of a Record and any Record transmitted shall constitute a representation and warranty as to the accuracy and completeness of the information contained therein.

2.          AMOUNT AND TERMS OF CREDIT

2.1         Advances and Letters of Credit.

(a)          Subject to the terms and conditions hereof, Lender may, in its sole discretion and with no obligation to do so, from time to time, at Lender’s option, until the Revolving Credit Termination Date, (i) make available advances in Dollars (each, a “Revolving Credit Advance”) to or for the benefit of a Borrower as provided for in this Section 2.1, and (ii) incur Letter of Credit Obligations in Dollars (except as otherwise agreed by Lender or Issuing Bank) in respect of a Borrower as provided for in Annex B and this Section 2.1. Lender will disburse Revolving Credit Advances to each Borrower by depositing the amount of each such Revolving Credit Advance to the applicable Borrower’s Disbursement Account pursuant to Section 2.10 hereof. The aggregate amount outstanding of Revolving Credit Advances and Letter of Credit Obligations shall not exceed at any one time the Revolving Loan Ceiling.

(b)          Revolving Credit Advances and Letters of Credit (other than Backend L/Cs) issued with respect to any Liquidation Sale of Inventory shall not exceed the applicable Inventory Borrowing Base. Revolving Credit Advances and Letters of Credit (other than Backend L/Cs) issued with respect to any Liquidation Sales of Other Assets shall not exceed the applicable Other Assets Borrowing Base.

(c)          Until the Revolving Credit Termination Date, a Borrower may from time to time request to borrow, repay and request to reborrow under this Section 2.1.

(d)          All amounts borrowed pursuant to this Section, together with all other Obligations, shall be due and payable (or in the case of any Letters of Credit, shall terminate) on the earlier of the maturity date therefor pursuant to Section 2.3 or the Revolving Credit Termination Date; provided, however, that Lender or any of its Affiliates may determine, in their sole and absolute discretion and with no obligation so to do, to extend the termination or maturity date for any Bank Product Obligations beyond the Revolving Credit Termination Date subject to Borrowers’ (or their Affiliate’s, as the case may be) satisfaction of any conditions therefor required by Lender or its Affiliate.

(e)          A Borrower’s request for Revolving Credit Advances or Letters of Credit shall be made by irrevocable written notice by an Authorized Person of such Borrower to the representative of Lender identified on Schedule 2.1 at the address specified thereon. Those notices without limiting the applicable Borrower’s agreement to deliver a Liquidation Loan Proposal pursuant to Section 2.1(f), must be actually received by Lender no later than (1) 1:00 p.m. (Boston, Massachusetts time) three (3) Business Days prior to the proposed date of any Inventory Advance or Other Asset Advances; (2) 1:00 p.m. (Boston, Massachusetts time) on the Business Day on which a proposed Sales Tax or Total Expense Advance is requested; and (3) with respect to Letter of Credit Obligations, 1:00 p.m. (Boston, Massachusetts time) on the date which is at least two (2) Business Days prior to the proposed issuance date and subject to the terms and conditions governing Letters of Credit forth in Annex B attached hereto. Each such notice (a “Notice of Revolving Credit Advance” or “Notice of Letter of Credit Request,” as the case may be) must be given in writing (by telecopy or overnight courier). Any Notice of Revolving Credit Advance or Notice of Letter of Credit Request must be substantially in the form of Exhibit 2.1-1 or Exhibit 2.1-2, as applicable, and shall include the information required in such Exhibit and such other information as may be required by Lender. Any Notice of Letter of Credit Request must include the information described in Annex B and such other information as may be required by Lender. In addition, a Notice of Letter of Credit Request shall be accompanied by the form of the Letter of Credit (which shall be acceptable to Lender) to be guaranteed. Notwithstanding anything contained herein to the contrary, Letter of Credit applications by a Borrower and approvals by Lender may be made and transmitted pursuant to electronic codes and security measures mutually agreed upon and established by and between Borrowers and Lender.

(f)        Inventory Advances, Other Assets Advances, and Letters of Credit.

(i)          Subject to Section 6.15, if a Borrower proposes to enter into Liquidation Sales Agreements with respect to any proposed Liquidation Sale, such Borrower may propose (or shall propose if required to do so under Section 6.15) that Lender agree to make a Revolving Credit Advance to such Borrower or incur Letter of Credit Obligations for such Borrower’s account with respect to the Retail Inventory (Revolving Credit Advances made with respect to Retail Inventory (in whole or in part) are referred to as “Inventory Advances”) or Other Assets (Revolving Credit Advances made solely with respect to Other Assets are referred to herein as “Other Assets Advances”) that are proposed to be sold through such Liquidation Sale. Each such proposal (a “Liquidation Loan Proposal”) shall (A) be signed by an Authorized Person, (B) be substantially in the form of Exhibit 2.1(a)(i) attached hereto and accompanied by all of the documents and information described on Schedule 2.1(a)(i), together with copies of any court orders for any Merchant party to an Insolvency Proceeding, (C) involve a proposed Inventory Advance, Other Asset Advance, or Letter of Credit in a minimum amount reasonably determined by such Borrower and agreed to by Lender in its sole discretion, and (D) be sent so that it is actually received by Lender no later than 1:00 p.m. (Boston, Massachusetts time) on the fifth (5th) Business Day prior to the date of the proposed Inventory Advance, Other Assets Advance, or incurrence of the Letter of Credit Obligations.

(ii)         Within: (i) three (3) Business Days after Lender’s receipt of a Liquidation Loan Proposal in the US and Canada only and (ii) within five (5) Business Days after Lender’s receipt of a Liquidation Loan Proposal in any other jurisdiction, Lender will notify such Borrower in writing (such notice, a “Lender’s Offer”), which notice may be substantially in the form of Exhibit 2.1(a)(ii) or such other form as Lender may elect, whether Lender:

(A)	would be willing to make Revolving Credit Advance or incur Letter of Credit Obligations on the terms proposed by such Borrower in which case such Borrower shall be obligated to timely submit a Notice of Revolving Credit Advance or a Notice of Letter of Credit Request pursuant to Section 2.1(e),

(B)	is not willing to make any Revolving Credit Advance or incur any Letter of Credit Obligations with respect to such Liquidation Sale, or

(C)	would be willing to make a Revolving Credit Advance or incur Letter of Credit Obligations with respect to the proposed Liquidation Sale, but only at a specified Inventory Advance Rate or Other Assets Advance Rate that is different from that proposed by Borrower and/or with such other modifications specified in such notice.

Lender shall have sole discretion to decide whether or not to agree to any Liquidation Loan Proposal or to propose an alternative Inventory Advance Rate or Other Assets Advance Rate for the proposed Liquidation Sale. Lender shall not have any obligation to make a Revolving Credit Advance or incur Letter of Credit Obligations unless Lender actually receives, within two (2) Business Days after a Borrower’s receipt of a notice from Lender described in clauses (A) or (C) of the immediately preceding sentence, written notice from such Borrower of such Borrower’s intention to request disbursement of such Revolving Credit Advance or incurrence of such Letter of Credit Obligations on the terms set forth in such notice from Lender; provided, however, that if Lender has agreed to make a Revolving Credit Advance or incur Letter of Credit Obligations on the terms proposed by a Borrower in the applicable Liquidation Loan Proposal, such Borrower shall apply for such Revolving Credit Advance or Letter of Credit on such terms (unless subsequently otherwise agreed by Lender in writing). In the event that, as a result of competitive bidding or otherwise, a Borrower elects to increase the Guaranteed Amount or Purchase Price (an “Overbid”) it is willing to pay under a Liquidation Sales Agreement for which it has provided to Lender a Liquidation Loan Proposal under Section 2.1(f)(i) prior to or after Lender’s sending a notice under Section 2.1(f)(ii), such Borrower shall promptly provide Lender with written notice of such increase, together with a modified Liquidation Loan Proposal, and Lender shall have the option, in its absolute discretion, to determine whether to fund any portion of such increase, to reduce the Inventory Advance Rate or Other Assets Advance Rate in respect to such higher Guaranteed Amount or Purchase Price, or to make a Revolving Credit Advance or issue a Letter of Credit only in accordance with the original terms proposed by Lender prior to such increase. Lender shall not be required, without its consent, to increase the aggregate amount of any Revolving Credit Advances or Letters of Credit agreed to by Lender in Lender’s Offer as a consequence of any Overbid.

(iii)        The amount of the Revolving Credit Advance and/or the Letter of Credit Obligations (other than with respect to any Backend L/C) with respect to each Liquidation Sale shall: (x) be calculated based upon the applicable Inventory Advance Rate or Other Assets Advance Rate and the actual Guaranteed Amount or Purchase Price as determined pursuant to the applicable Liquidation Sales Agreement (or, if the actual amount required to be delivered to the Merchant by a Borrower with respect to the Guaranteed Amount or Purchase Price is less than such Guaranteed Amount or Purchase Price, such lesser amount) and (y) in the aggregate, not exceed at any time the applicable Inventory Borrowing Base or Other Assets Borrowing Base, as the case may be. Subject to the terms and conditions of this Agreement, the Revolving Credit Advance and the applicable Letter of Credit Obligations may be incurred simultaneously with such advance, shall be disbursed as a single advance; provided, however, that in the event the Liquidation Sales Agreements require an initial payment by a Borrower to the Merchant before the completion of a final inventory count, the Revolving Credit Advance may be disbursed in two or separate advances with the first portion of the Revolving Credit Advance being calculated based upon the applicable Inventory Advance Rate or Other Assets Advance Rate and the amount of such required initial payment and the second portion, if any, of the Revolving Credit Advance being determined and made based on the actual Guaranteed Amount or Purchase Price as determined by the final inventory count and, if necessary, the amount of such subsequent Revolving Credit Advance being increased in correspondence with reductions to the related Letter of Credit Obligations.

(g)          Sales Tax Advances. To the extent that Lender has received Collections with respect to a Liquidation Sale, which Collections include Sales Tax Receipts, Lender shall make, subject to the terms and conditions hereof (including, without limitation, Section 3.3) Revolving Credit Advances equal to the amount of such Sales Tax Receipts (each, a “Sales Tax Advance”), as and when a Borrower is required to pay such amounts to the applicable Merchant or taxing authority, to enable a Borrower to forward such amounts to such Merchant or taxing authority in accordance with the terms of the applicable Liquidation Sales Agreement. A Borrower’s Notice of Revolving Credit Advance shall include documentation satisfactory to Lender evidencing the amount of such Sales Tax Receipts.

(h)          Total Expense Advances. With respect to each Liquidation Sale, Lender shall, subject to the terms and conditions hereof (including, without limitation, Section 3.3), make Revolving Credit Advances to enable a Borrower to pay Expenses to the Merchant or any third party entitled to receive such payment in accordance with the terms of the applicable Liquidation Sales Agreement, as and when a Borrower is required to pay such amounts. With respect to each Liquidation Sale, Lender shall make such Revolving Credit Advances in an aggregate amount not to exceed the lesser of (i) the actual Expenses of such Liquidation Sale, and (ii) an amount equal to one hundred and three percent (103%) of the amount for aggregate Expenses shown on the Budget for such Liquidation Sale (the “Total Expense Advance”) for an average two (2) week period; provided, that the Total Expense Advance may exceed one hundred and three percent (103%) of the amount for aggregate Expenses shown on the Budget for such Liquidation Sale for an average two (2) week period to the extent that a Borrower either provides Lender with evidence reasonably satisfactory to Lender that such excess was not caused by a deviation from the plan for such Liquidation Sale as set forth in the documents and information furnished to Lender with the Liquidation Loan Proposal for such Liquidation Sale, or to the extent that such excess is caused by a deviation for which Lender has given its prior written consent. A Borrower’s Notice of Revolving Credit Advance shall include documentation satisfactory to Lender evidencing the amount of Expenses. If specified in the Liquidation Loan Proposal for such Liquidation Sale, Lender will incur Letter of Credit Obligations with respect to a portion of the anticipated Expenses of such Liquidation Sale; provided, that in such case Lender will not be obligated to make Revolving Credit Advances with respect to Expenses of such Liquidation Sale unless Lender is satisfied that the aggregate amount of such Revolving Credit Advances and the amount of such Letter of Credit Obligations that Lender reasonably anticipates may ultimately be drawn upon does not exceed the Total Expense Advance.

(i)          Notes. Borrowers shall execute and deliver to Lender one or more notes in the aggregate principal amount of the Revolving Loan Ceiling substantially in the form of Exhibit 2.1(i) (collectively, the “Notes”). Each Note shall represent the joint and several obligation of Borrowers to pay the amount of the applicable outstanding Revolving Credit Advance or Letter of Credit Obligation, as well as all other Revolving Credit Advances and Letter of Credit Obligations, together with interest thereon as prescribed in Section 2.4. Notwithstanding any provision of any of the Notes, the entire unpaid balance of the Revolving Loan and all of the Notes, and all other non-contingent Obligations, shall be immediately due and payable in full in immediately available funds on the Revolving Credit Termination Date.

(j)          Reliance on Notices. Lender shall be entitled to rely upon, and shall be fully protected in relying upon, any Notice of Revolving Credit Advance, Notice of Letter of Credit Request, Liquidation Loan Proposal or similar notice believed by Lender to be signed by any Authorized Person of a Borrower. Lender may assume that each Person executing and delivering such a notice was duly authorized.

2.2         Use of Proceeds. Borrowers shall use the proceeds of each Liquidation Borrowing solely for the purpose of making payments with respect to the Guaranteed Amount or Purchase Price, Expenses, Sales Tax Receipts, or the Recovery Amount, if any, with respect to the associated Liquidation Sale, as and when Borrowers are required to pay such amounts in accordance with the terms of the applicable Liquidation Sales Agreements.

2.3         Maturity of Advances. With respect to Revolving Credit Advances or Letters of Credit made or issued in any given Liquidation Sale, each such Revolving Credit Advance shall be due and payable in full, and each Letter of Credit shall have an expiry date no later than, the earlier of (i) 180 days after the date of the first Revolving Credit Advance made or Letter of Credit issued with respect to such Liquidation Sale, or (ii) twenty one (21) days after the last day of the sale term as stated in the applicable Liquidation Sale Agreement.

2.4         Interest and Letter of Credit Fees.

(a)          Borrowers may only request Revolving Advances with an interest rate determined by reference to the LIBO Rate plus the applicable Margin.

(b)          Accrued and unpaid interest on Revolving Credit Advances shall be payable (i) on the first day of each calendar month after the Closing Date; (ii) upon the occurrence of an Event of Default in consequence of which Lender elects to accelerate the maturity of all or any portion of the Obligations, and (iii) upon termination of this Agreement pursuant to the terms hereof. At any time that an Event of Default has occurred and is continuing, Lender shall have the option to convert the interest rate on all outstanding LIBO Rate Loans to a rate equal to the Base Rate plus the applicable Margin. In the event that Lender exercises such right of conversion, Borrowers shall jointly and severally indemnify, defend, and hold Lender and its Indemnified Persons harmless against any and all Funding Losses resulting from such conversion in accordance with Section 2.4(j).

(c)          Borrowers shall pay interest to Lender on the Daily Balance of the aggregate outstanding principal amount of all Revolving Credit Advances at a per annum rate equal to the sum of (i) the Base Rate or LIBO Rate, as applicable to such Revolving Credit Advances, plus (ii) the applicable Margin. All other Obligations shall bear interest at a per annum rate equal to the Base Rate plus the Margin then applicable to Other Asset Advances.

(d)          As to each outstanding Letter of Credit, Borrowers shall pay Lender a Letter of Credit Fee (in addition to the charges, commissions, fees, and costs set forth in Annex B attached hereto) which shall accrue at the applicable rate set forth in Annex B attached hereto multiplied by the maximum amount available to be drawn under the applicable Letter of Credit.

(e)          Letter of Credit Fees and all other Fees (except the Closing Fee which shall be payable in accordance with the Fee Letter) payable hereunder shall be due and payable, in arrears, on the first day of each month at any time that Obligations are outstanding. Each Borrower hereby authorizes Lender, from time to time, without prior notice to any Borrower, to charge interest and fees, all Lender Expenses (as and when incurred), Fees, and all other payments as and when due and payable under any Loan Document (including any amounts due and payable to Lender or its Affiliates in respect of Bank Products) to Borrowers’ Loan Account, which amounts thereafter shall constitute Revolving Credit Advances hereunder and shall accrue interest at the Base Rate plus the Margin applicable for Revolving Credit Advances with an Inventory Advance Rate of 92.5% hereunder. Any interest not paid when due shall be compounded by being charged to Borrowers’ Loan Account and shall thereafter constitute Revolving Credit Advances hereunder and shall accrue interest at the Base Rate plus the Margin applicable for Inventory Advances with an Inventory Advance Rate of 92.5% hereunder. Lender shall provide Borrowers with copies of invoices it receives in respect to Lender Expenses upon request.

(f)          If any payment on any Revolving Credit Advances becomes due and payable on a day other than a Business Day, subject with respect to LIBO Rate Loans to clauses (c)-(e) of the definition of Interest Period, the maturity thereof will be extended to the next succeeding Business Day and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

(g)          All computations of interest shall be made by Lender on the basis of a three hundred and sixty (360) day year, in each case for the actual number of days occurring in the period for which such interest is payable. Each determination by Lender of an interest rate hereunder shall be conclusive, absent manifest error. In the event the Base Rate is changed from time to time hereafter, the rates of interest hereunder based upon the Base Rate automatically and immediately shall be increased or decreased by an amount equal to such change in the Base Rate.

(h)          So long as any Event of Default shall have occurred and be continuing, and at the election of Lender after written notice from Lender to Borrowers, the interest rates and the Letter of Credit Fees applicable to each of the Revolving Credit Advances, Letters of Credit, and other Obligations shall be increased by two percent (2%) per annum above the rates of interest or the Letter of Credit Fees otherwise applicable hereunder (“Default Rate”), and all outstanding Obligations shall bear interest at the Default Rate applicable to such Obligations. Interest and Letter of Credit Fees at the Default Rate shall accrue from the initial date of such Event of Default until that Event of Default is cured or waived and shall be payable upon demand.

(i)          Notwithstanding anything to the contrary set forth in this Section 2.4, if a court of competent jurisdiction determines in a final order that the rate of interest payable hereunder exceeds the highest rate of interest permissible under Law (the “Maximum Lawful Rate”), then so long as the Maximum Lawful Rate would be so exceeded, the rate of interest payable hereunder shall be equal to the Maximum Lawful Rate; provided, that if at any time thereafter the rate of interest payable hereunder is less than the Maximum Lawful Rate, Borrowers shall continue to pay interest hereunder at the Maximum Lawful Rate until such time as the total interest received by Lender is equal to the total interest which would have been received had the interest rate payable hereunder been (but for the operation of this paragraph) the interest rate payable since the Closing Date as otherwise provided in this Agreement. Thereafter, interest hereunder shall be paid at the rate(s) of interest and in the manner provided in Sections 2.4(a) through (e) above, unless and until the rate of interest again exceeds the Maximum Lawful Rate, and at that time this paragraph shall again apply. In no event shall the total interest received by Lender pursuant to the terms hereof exceed the amount which Lender could lawfully have received had the interest due hereunder been calculated for the full term hereof at the Maximum Lawful Rate. If the Maximum Lawful Rate is calculated pursuant to this paragraph, such interest shall be calculated at a daily rate equal to the Maximum Lawful Rate divided by the number of days in the year in which such calculation is made. If, notwithstanding the provisions of this Section 2.4(i), a court of competent jurisdiction shall finally determine that Lender has received interest hereunder in excess of the Maximum Lawful Rate, Lender shall, to the extent permitted by applicable Law, promptly apply such excess in the order specified in Section 2.8 and thereafter shall refund any excess to Borrowers or as a court of competent jurisdiction may otherwise order.

(j)          In connection with each LIBO Rate Loan, Borrowers shall jointly and severally indemnify, defend, and hold Lender harmless against any loss, cost, or expense incurred by Lender as a result of (a) the payment of any principal of any LIBO Rate Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any LIBO Rate Loan other than on the last day of the Interest Period applicable thereto, or (c) the failure to borrow, convert, continue or prepay any LIBO Rate Loan on the date specified in any Notice of Revolving Credit Advance delivered pursuant hereto (such losses, costs, and expenses, collectively, “Funding Losses”). Funding Losses shall, with respect to Lender, be deemed to equal the amount reasonably determined by Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such LIBO Rate Loan had such event not occurred, at the LIBO Rate that would have been applicable thereto, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period therefor), minus (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate which Lender would be offered were it to be offered, at the commencement of such period, Dollar deposits of a comparable amount and period in the London interbank market. A certificate of Lender delivered to Borrower setting forth any amount or amounts that Lender is entitled to receive pursuant to this Section shall be conclusive absent manifest error.

(k)          A Borrower may prepay LIBO Rate Loans at any time; provided, however, that in the event that LIBO Rate Loans are prepaid on any date that is not the last day of the Interest Period applicable thereto, including as a result of any automatic prepayment through the required application by Lender of Proceeds in accordance with Section 2.8 or for any other reason, including early termination of the term of this Agreement or acceleration of all or any portion of the Obligations pursuant to the terms hereof, Borrowers shall jointly and severally indemnify, defend, and hold Lender and its Indemnified Persons harmless against any and all Funding Losses in accordance with Section 2.4(j).

(l)        The following provisions shall apply to each LIBOR Loan:

(i)          The LIBO Rate may be adjusted by Lender on a prospective basis to take into account any additional or increased costs to Lender of maintaining or obtaining any eurodollar deposits or increased costs due to changes in applicable Law occurring subsequent to the commencement of the then applicable Interest Period, including changes in tax laws (except changes of general applicability in corporate income tax laws) and changes in the reserve requirements imposed by the Board of Governors of the Federal Reserve System (or any successor), excluding the Reserve Percentage, which additional or increased costs would increase the cost of funding loans bearing interest at the LIBO Rate. In any such event, Lender shall give Borrowers notice of such a determination and adjustment and, upon its receipt of such notice from Lender, Borrowers may, by notice to Lender (y) require Lender to furnish to Borrowers a statement setting forth the basis for adjusting such LIBO Rate and the method for determining the amount of such adjustment, or (z) repay the LIBO Rate Loans with respect to which such adjustment is made (together with any amounts due under Section 2.4(j) above).

(ii)         In the event that any change in market conditions or any Law, regulation, treaty, or directive, or any change therein or in the interpretation of application thereof, shall at any time after the date hereof, in the reasonable opinion of Lender, make it unlawful or impractical for Lender to fund or maintain LIBO Rate Loans or to continue such funding or maintaining, or to determine or charge interest rates at the LIBO Rate, Lender shall give notice of such changed circumstances to Borrowers and in the case of any LIBO Rate Loans that are outstanding, the date specified in Lender’s notice shall be deemed to be the last day of the Interest Period of such LIBO Rate Loans, and interest upon the LIBO Rate Loans shall accrue interest at a rate equal to the Base Rate plus the applicable Margin.

(iii)        Anything to the contrary contained herein notwithstanding, Lender is not required actually to acquire eurodollar deposits to fund or otherwise match fund any Obligation as to which interest accrues at the LIBO Rate. The provisions of this clause shall apply as if Lender had match funded any Obligation as to which interest is accruing at the LIBO Rate by acquiring eurodollar deposits for each Interest Period in the amount of the LIBO Rate Loans.

2.5         Fees. Borrowers shall pay to Lender all Lender Expenses, including, but not limited to, the following fees and charges, which fees and charges shall be non-refundable when paid (irrespective of whether this Agreement is terminated thereafter):

(a)        Closing Fee. Borrowers shall pay Lender the Closing Fee in accordance with the Fee Letter.

(b)        Success Fee. Upon completion of the Final Accounting with respect to any Liquidation Sale, Borrowers shall pay to Lender the Success Fee, if any, with respect to such Liquidation Sale. To the extent that Lender has received and is still holding payments with respect to such Liquidation Sale after all other Obligations with respect to such Liquidation Sale have been paid in full, Lender may apply the amount of payments against any Success Fee with respect to such Liquidation Sale.

(c)        Audit, Appraisal, and Valuation Charges. For the separate account of Lender, Borrowers shall pay all audit, appraisal, and valuation fees plus out-of-pocket expenses, for each audit, appraisal, and valuation of the Collateral performed by or at the request of Lender, or the actual charges paid or incurred by Lender if it elects to employ the services of one or more third Persons to perform financial audits of any Borrower, to appraise the Collateral, or any portion thereof, or to assess any Borrower’s business valuation.

(d)        Work Fee.         In the event that a Borrower has submitted a Liquidation Loan Proposal to Lender pursuant to Section 2.1(f) and Lender has committed pursuant to Section 2.1(f)(ii) to make a Revolving Credit Advance or incur Letter of Credit Obligations on the terms set forth in such Liquidation Loan Proposal (or on other terms proposed by Lender and accepted by such Borrower) and such Borrower (or any Liquidator JV, as applicable) thereafter enters into a Liquidation Sales Agreement but such Borrower, Great American or GAG Inc. elects to fund its (or any of its Affiliates’) obligations (or its pro rata share of the obligations of any Liquidator JV, as applicable) under such Liquidation Sales Agreement without such Revolving Credit Advance or Letter of Credit, then, without waiving any Default or Event of Default which may result (including, without limitation, as a result of any breach of Section 6.15) from such Borrower’s election or any of Lender’s rights or remedies against such Borrower under the Loan Documents or applicable Law (all of which Lender hereby expressly reserves), Borrower shall pay the Work Fee to Lender, which Work Fee shall be deemed fully earned and payable upon the occurrence of such events. A Work Fee constitutes partial consideration for Lender’s work in reviewing the terms of such Liquidation Loan Proposals and shall not relieve a Borrower of any other obligations hereunder to reimburse Lender for any other Lender Expenses or Fees howsoever arising. The Work Fee shall be paid no later than the first day of the next calendar month pursuant to Section 2.4(e), after Borrower (or any Liquidator JV) enters into such Liquidation Sales Agreement and shall be subject to the other terms and conditions of Section 2.4(e).

2.6         Cash Management Systems.

(a)          Borrowers shall (i) establish and maintain cash management services of a type and on terms satisfactory to Lender at one or more of the banks set forth on Schedule 2.6 (each a “Cash Management Bank”), and shall request in writing and otherwise take such reasonable steps to ensure that all amounts owed to any Borrower by any Person is directly deposited to one of the cash management accounts at such Cash Management Banks, and (ii) deposit or cause to be deposited promptly, and in any event no later than the first Business Day after the date of receipt thereof, all Collections into one of the DDAs set forth on Schedule 2.6 (a “Cash Management Account”) at one of the Cash Management Banks or the applicable Collection Account. If, notwithstanding the provisions of this Section 2.6, any Borrower receives or otherwise has dominion over or control of any Collections, such Borrower shall hold such Collections in trust for Lender and shall not commingle such Collections with any Person’s other funds or deposit such Collections in any account of any other Person except as instructed by Lender.

(b)          Borrowers shall establish and maintain Control Agreements with Lender and each Cash Management Bank set forth on Schedule 2.6 in respect to any Cash Management Account, any Collection Account and any Disbursement Account and, upon the request of Lender at any time, at any other DDA. Each such Control Agreement shall provide, among other things, that (i) upon notice from Lender, the Cash Management Bank will comply with instructions of Lender directing the disposition of funds in the applicable Cash Management Account without further consent by any Borrower, (ii) the Cash Management Bank has no rights of setoff or recoupment or any other claim against the applicable Cash Management Account or Collection Account, other than for payment of its service fees and other charges directly related to the administration of such Cash Management Account or Collection Account and for returned checks or other items of payment, and (iii) except as otherwise permitted under Section 2.6(e) or as otherwise agreed by Lender in its sole discretion, the Cash Management Bank immediately will forward by daily sweep all amounts in the applicable Cash Management Account or Collection Account to the applicable Collection Account or Lender’s Account identified by Lender and (iv) no Borrower shall have (A) access to such Cash Management Account(s) or Collection Account or the contents thereof and (B) the right to direct the distribution of any funds from such Cash Management Account(s) or Collection Account. For any Liquidation Sale, or portion thereof, conducted outside of the United States, Lender and Borrowers shall establish a Collection Account to receive the proceeds of such Liquidation Sale outside the United States and all funds on deposit in such Collection Account shall be swept to the Master Collection Account at such intervals as agreed by Lender and Borrowers at the commencement of the Liquidation Sale.

(c)          Reserved.

(d)          Promptly at the request of Lender, each Borrower shall deliver to Lender notification, executed by such Borrower, to each depository institution at which such Borrower maintains any DDA (other than DDA’s established for petty cash), in form and substance satisfactory to Lender in its sole discretion, of Lender’s Liens in such DDA and, shall instruct such depository institution, upon direction of Lender, to remit all amounts deposited from time to time in the DDA to Lender’s Account or as otherwise directed from time to time by Lender. Except as otherwise may be provided with respect to Blocked Accounts pursuant to Section 2.6(e), no Borrower shall establish any DDA hereafter unless, contemporaneous with such establishment, such Borrower notifies Lender and, if requested by Lender, delivers to such depository institution the notification described herein and together with a Control Agreement. No Borrower shall change such direction or designation without the prior written consent of Lender. If no Event of Default has occurred and is continuing, Lender shall not direct any such depository institution referred to in this Section 2.6(d) to remit amounts to Lender without taking into consideration other expenditures to be made from such accounts provided that the provisions of this sentence shall not apply to Cash Management Accounts, Blocked Accounts, or the Collection Account(s). Notwithstanding the foregoing, Borrowers shall not be required to provide a cash management agreement or other control agreement with respect to any DDA in which a balance of $2,500 (or the equivalent in any other currency) or less is maintained at all times (provided that the aggregate amount of such balances in all accounts does not exceed $20,000 and the full balance in such account is swept into a Collection Account at least twice per week).

(e)          Notwithstanding anything herein to the contrary, for each Liquidation Sale, prior to Lender making the Revolving Credit Advance or incurring the Letter of Credit Obligations with respect to such Liquidation Sale, unless such requirement is waived in writing by Lender, Borrowers shall establish a blocked account in Borrowers’ name (the “Blocked Account”) at a bank acceptable to Lender, for the deposit of all Collections and other amounts that Borrowers are entitled to receive and use with respect to such Liquidation Sale, and Borrowers shall deposit or cause to be deposited into the Blocked Account such amounts at least two times per week, or more frequently as Borrowers may determine is appropriate. In the event that Borrowers have not established a Blocked Account prior to the date on which Lender is otherwise willing to make a Revolving Credit Advance or incur the Letter of Credit Obligations with respect to any Liquidation Sale, Borrowers shall cause, in a manner satisfactory to Lender in its sole discretion, all Collections and other amounts which Borrowers are entitled to receive and use with respect to such Liquidation Sale to be deposited into the Collection Account at least two times per week, or more frequently as Borrowers may determine is appropriate.

(f)          Prior to Lender making the Revolving Credit Advance or incurring the Letter of Credit Obligations with respect to each Liquidation Sale, the bank at which the Blocked Account for such Liquidation Sale has been established (if Lender has not waived such requirement as provided in Section 2.6(e)) shall have entered into a Control Agreement with Lender and Borrowers, in form and substance acceptable to Lender, which shall immediately become operative at the bank at which the Blocked Account is maintained. Such Control Agreement shall provide, among other things, that such bank executing such agreement has no rights of setoff or recoupment or any other claim against such Blocked Account, other than for payment of its service fees and other charges directly related to the administration of such account, and the bank at which the Blocked Account is located agrees to forward immediately all amounts in the Blocked Account to the applicable Collection Account and to commence the process of daily sweeps from the Blocked Account into the applicable Collection Account. Although, as a result of the collection of payments in any Collection Account, a credit balance may exist in favor of Borrowers, under no circumstance shall such credit balance accrue interest in favor of Borrowers.

(g)          For each Liquidation Sale, Borrowers shall establish, in their name, a separate account (each a “Disbursement Account”) at a bank acceptable to Lender in the United States (the “Disbursement Account Bank”) into which Lender shall deposit proceeds of the Revolving Credit Advances with respect to such Liquidation Sale, except for those proceeds as to which Lender and Borrowers have agreed upon an alternative method of funding, for use by Borrowers solely in accordance with the provisions of Section 2.2. Prior to Lender’s making such Revolving Credit Advance, the bank at which the Disbursement Account for such Liquidation Sale has been established shall have entered into a Control Agreement with Lender and Borrowers, in form and substance acceptable to Lender, which shall immediately become operative at the bank at which the Disbursement Account is maintained. Such Control Agreement shall provide, among other things, that such bank executing such agreement has no rights of setoff or recoupment or any other claim against such Disbursement Account, other than for payment of its service fees and other charges directly related to the administration of such account.

(h)          The Cash Management Accounts, Collection Accounts, Blocked Account and the Disbursement Account for each Liquidation Sale shall be cash collateral accounts, with all cash, checks and other similar items of payment in such accounts securing payment and performance of the Liquidation Borrowings and all other Obligations, and in which Borrowers shall be deemed to have granted a Lien to Lender pursuant to the Collateral Documents. Unless Lender otherwise agrees, Borrowers shall maintain the Blocked Account and the Disbursement Account with respect to each Liquidation Sale so long as there is any reasonable expectation that any additional Collections will be received or Revolving Credit Advances made with respect to such Liquidation Sale.

(i)        Notwithstanding the foregoing, it is the intent of the parties that at all times Lender shall benefit from a first priority Lien on all funds in any Cash Management Account, Collection Account, Blocked Account, and Disbursement Account wherever located. If the Law of any jurisdiction where any account is domiciled (or the bank at which such account is maintained) requires additional documents, agreements, and other measures in order to provide such first priority and perfection, Borrowers shall cooperate with Lender in executing such documents and agreements and taking such other measures, all to Lender’s satisfaction.

2.7         Payments.

(a)        Receipt of Payments; Dollars Only. Except as otherwise expressly provided herein, all payments by Borrowers shall be made to Lender’s Account in Dollars and shall be made in immediately available funds, no later than 1:00 p.m. (Boston, Massachusetts time) on the date specified herein. Any payment received by Lender later than 1:00 p.m. (Boston, Massachusetts time), shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue until such following Business Day. Any payment received by Lender on account of Borrowers in a currency other than Dollars shall not be deemed to be a payment until Lender has converted such currency into Dollars. Borrowers shall remain liable for the full amount of any such payment due to Lender if, after conversion from such other currency into Dollars, a deficiency remains. Borrowers shall also be liable for any costs, fees, expenses, Taxes, or other liabilities incurred by Lender as a result of receiving payment in such other currency or converting such currency into Dollars. Notwithstanding the foregoing, Lender is not obligated to accept any payment for any Obligations in any currency other than Dollars. In the event on occasion Lender agrees to accept payment for any Obligations in a currency other than Dollars, Lender’s acceptance on such occasion shall not require or oblige Lender to accept payment in other currencies thereafter.

(b)        Crediting Payments; Float Charge. The receipt of any payment item by Lender (whether from transfers to Lender by the Cash Management Banks pursuant to the Control Agreements or otherwise) shall not be considered a payment on account unless such payment item is a wire transfer of immediately available federal funds made to Lender’s Account or unless and until such payment item is honored when presented for payment. Should any payment item not be honored when presented for payment, then Borrowers shall be deemed not to have made such payment and interest shall be calculated accordingly. Anything to the contrary contained herein notwithstanding, any payment item shall be deemed received by Lender only if it is received into Lender’s Account on a Business Day on or before 1:00 p.m. (Boston, Massachusetts time). If any payment item is received into Lender’s Account on a non-Business Day or after 1:00 p.m. (Boston, Massachusetts time) on a Business Day, it shall be deemed to have been received by Lender as of the opening of business on the immediately following Business Day. From and after the Closing Date, Lender shall be entitled to charge Borrowers, for the account of Lender one (1) Business Day of ‘clearance’ or ‘float’ at the rate applicable to the Base Rate plus the applicable Margin applicable for Inventory Advances with an Inventory Advance Rate of 92.5% hereunder on all Collections that are received by Borrower (regardless of whether forwarded by the Cash Management Banks to Lender). This across-the-board one (1) Business Day clearance or float charge on all Collections is acknowledged by the parties to constitute an integral aspect of the pricing of the financing of Borrowers; the effect of such clearance or float charge being the equivalent of charging one (1) Business Day of interest on such Collections.

2.8         Application and Allocation of Payments.

(a)        Prior to the date on which the Final Accounting for any Liquidation Sale is approved by Lender, any and all payments at any time or times received from or on behalf of any Borrower (or from or on behalf of any Liquidator JV) with respect to such Liquidation Sale (including any Liquidation Sales where a Borrower or a Liquidator JV, as applicable, provided an Overbid, whether or not Lender financed any portion of such Overbid) shall be applied, subject to the Final Accounting, in the following order:

(i)          first, to repay the outstanding principal of Revolving Credit Advances (including Total Expense Advances) made by Lender to fund Expenses of the applicable Liquidation Sale;

(ii)         second, to pay then due and payable interest with respect to the applicable Revolving Credit Advances made in connection with such Liquidation Sale;

(iii)        third, to pay then due and payable Letter of Credit Fees with respect to the applicable Letters of Credit issued in connection with such Liquidation Sale;

(iv)         fourth, to pay all other then due and payable Fees (other than the Success Fee) and other Obligations incurred by Borrower in connection with such Liquidation Sale, other than interest or principal with respect to Revolving Credit Advances and Letter of Credit Fees to the extent set forth in clauses (i), (ii) and (iii) of this Section 2.8(a);

(v)          fifth, to repay the outstanding principal of all Revolving Credit Advances (other than those referred to in clause (i) of this Section 2.8(a)) made with respect to such Liquidation Sale;

(vi)         sixth, to be held by Lender as cash collateral for Letter of Credit Obligations in the manner described in Annex B until all of such Letter of Credit Obligations with respect to the applicable Liquidation Sale have been fully cash collateralized to the extent required in Annex B;

(vii)        seventh, to fund a reserve held by Lender for all Expenses shown on the Budget that have not been paid or yet incurred with respect to the applicable Liquidation Sale, to the extent such Expenses have not been otherwise reserved for under a Letter of Credit;

(viii)      eighth, to fund a reserve held by Lender for the Recovery Amount with respect to the applicable Liquidation Sale;

(ix)         ninth, to Borrowers, to reimburse Borrowers for duly documented Expenses paid by Borrowers with respect to the applicable Liquidation Sale that were not funded with Revolving Credit Advances;

(x)          tenth, to deposits to the Disbursement Account, for the benefit of Borrowers, for payment of up to the Borrower Equity Amount;

(xi)         eleventh, to any other unpaid amounts due to Lender in respect to other outstanding Obligations incurred in connection with other Liquidation Sales that have been completed;

(xii)        twelfth, to Lender as preliminary payments for the Success Fee for such Liquidation Sale based on the Net Profit Margin with respect to such Liquidation Sale;

(xiii)      thirteenth, to the extent the UK Credit Agreement is in effect, to Burdale for any unpaid amounts due to Burdale pursuant to the UK Credit Agreement in connection with completed Liquidation Sales (but only if at the completion of a permitted transaction under the UK Credit Agreement there is a shortfall in the repayment of any amounts due in connection therewith pursuant to the UK Credit Agreement, which shortfall has not been repaid within two (2) business days of Borrower’s receipt of written notice from Lender in which such shortfall is identified);

(xiv)        fourteenth, ninety percent (90%) of the remaining amount, if any deposited into the Disbursement Account for the benefit of Borrowers; and

(xv)         fifteenth, the remaining ten percent (10%) to be held by Lender pending completion of the Final Accounting.

Upon the Final Accounting, any remaining amounts received by Lender with respect to such Liquidation Sale after application in accordance with the order set forth above, shall be applied in the following order: (i) to payment of any unpaid portion of the Success Fee, if any, with respect to such Liquidation Sale; and then (ii) to deposits to the Disbursement Account, for the benefit of Borrowers.

(b)        If upon the Final Accounting it is determined that any payments previously applied in accordance with Section 2.8(a) need to be adjusted to reflect the actual amounts of all of the items set forth in Section 2.8(a), and that the amount received by either party is greater than the amount than such party is ultimately determined to be entitled to receive, then such party shall pay the amount of such excess to the other party.

(c)        Lender is authorized to, and at its sole election may, charge to any applicable Loan Account of Borrowers and cause to be paid by Revolving Credit Advances hereunder all Fees, interest and other amounts owing by any Borrower under this Agreement or any of the other Loan Documents with respect to a Liquidation Borrowing, if and to the extent Borrower fails to promptly pay any such amounts as and when due, even if such charges would cause the aggregate outstanding Obligations to exceed the Revolving Loan Ceiling. To the extent permitted by applicable Law, any charges so made shall constitute part of the Obligations hereunder.

(d)        To the extent that Lender applies any cash payment to a reserve or cash collateral account maintained by Lender pursuant to Section 2.8(a), Lender shall credit interest to any such account in an amount equal to the actual interest that Lender earns on overnight deposits.

2.9         Loan Account and Accounting. Lender shall maintain an account on its books in the name of Borrowers (the “Loan Account”) on which Borrowers will be charged with all Revolving Credit Advances made by Lender, to Borrowers or for a Borrower’s account, the Letters of Credit issued for a Borrower’s account, and with all other payment Obligations hereunder or under the other Loan Documents (except for Bank Product Obligations), including, accrued interest, fees and expenses, and Lender Expenses. All amounts received in Lender’s Account from any Cash Management Bank shall be applied in accordance with Section 2.8 and the Loan Account shall be credited accordingly. Lender shall render statements regarding the Loan Account to Borrowers, including principal, interest, fees, and including an itemization of all charges and expenses constituting Lender Expenses, and such statements shall be conclusively presumed to be correct and accurate and constitute an account stated between Borrowers and Lender unless, within 30 days after receipt thereof by Borrowers, Borrowers shall deliver to Lender written objection thereto describing the error or errors contained in any such statements. Only those items expressly objected to in such notice shall be deemed to be disputed by Borrowers.

2.10       Disbursements & Disbursement Account. Lender is authorized to make the Revolving Credit Advances and is authorized to issue the Letters of Credit (or to cause Underlying Issuer to issue the Letters of Credit), under this Agreement based upon telephonic or other instructions received from anyone purporting to be an Authorized Person. Borrowers agree to establish and maintain the Disbursement Account with the Disbursement Account Bank for the purpose of receiving the proceeds of the Revolving Credit Advances requested by Borrowers and made by Lender hereunder. So long as no Default or Event of Default has occurred and is continuing, Borrowers may add or replace the Disbursement Account Bank or the Disbursement Account on 30 days prior written notice to Lender; provided, however, that (i) such prospective Disbursement Account Bank shall be satisfactory to Lender and Lender shall have consented in writing in advance to the opening of such Disbursement Account with the prospective Designated Account Bank, and (ii) prior to the time of the opening of such Disbursement Account, Borrowers, Lender and such prospective Disbursement Account Bank shall have executed and delivered to Lender a Control Agreement with respect to the Disbursement Account. Unless otherwise agreed by Lender and Borrowers, any Revolving Credit Advance requested by Borrowers and made by Lender, in its sole discretion, shall be made to the Disbursement Account. The funding of a Revolving Credit Advance by Lender into the applicable Disbursement Account shall constitute the making of such Revolving Credit Advance hereunder. Lender shall not be obligated to cause the proceeds of any Revolving Credit Advance to be transferred to any other bank or other account, particularly any such account located outside the United States, and shall not be required to convert, or cause the conversion of, the proceeds of any Revolving Credit Advance into any non-United States currency.

2.11       Indemnity.

(a)          Each Credit Party, jointly and severally, shall pay, indemnify, defend, and hold Lender, and each of Lender’s officers, directors, employees, agents, attorneys, and attorneys-in-fact (each, an “Indemnified Person”) harmless (to the fullest extent permitted by applicable Law) from and against any and all claims, demands, suits, actions, investigations, proceedings, and damages, and all reasonable and documented attorneys’ fees and disbursements and other reasonable and documented costs and expenses actually incurred in connection therewith (as and when they are incurred and irrespective of whether suit is brought), at any time asserted against, imposed upon, or incurred by any of them (a) in connection with or as a result of or related to the execution, delivery, enforcement, performance, or administration of this Agreement, any of the other Loan Documents, or the transactions contemplated hereby or thereby, and (b) with respect to any investigation, litigation, or proceeding related to this Agreement, any other Loan Document, or the use of the proceeds of the credit provided hereunder (irrespective of whether any Indemnified Person is a party thereto), or any act, omission, event, or circumstance in any manner related thereto (all the foregoing, collectively, the “Indemnified Liabilities”). The foregoing to the contrary notwithstanding, no Credit Party shall have any obligation to any Indemnified Person under this Section 2.11(a) with respect to any Indemnified Liability that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of such Indemnified Person. This provision shall survive the termination of this Agreement and the repayment of the Obligations. If any Indemnified Person makes any payment to any other Indemnified Person with respect to an Indemnified Liability as to which a Credit Party was required to indemnify the Indemnified Person receiving such payment, the Indemnified Person making such payment is entitled to be indemnified and reimbursed by the Credit Parties with respect thereto. The Credit Parties shall be subrogated to an Indemnified Person’s rights of recovery to the extent of any liabilities satisfied by the any Credit Party and such Indemnified Person shall execute and deliver such instruments and papers as are necessary to assign such rights and assist in the execution thereof; provided, however, that, and, notwithstanding the foregoing to the contrary, such subrogation rights of the Credit Parties may not be exercised until payment in full of all Obligations due hereunder and the termination of this Agreement and shall be subordinate to the Obligations due Lender in all respects. WITHOUT LIMITATION, THE FOREGOING INDEMNITY SHALL APPLY TO EACH INDEMNIFIED PERSON WITH RESPECT TO INDEMNIFIED LIABILITIES WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF ANY NEGLIGENT ACT (NOT CONSTITUTING GROSS NEGLIGENCE) OR OMISSION OF SUCH INDEMNIFIED PERSON OR OF ANY OTHER PERSON.

(b)          Each Credit Party shall each be liable, jointly and severally, to pay, indemnify, defend, and hold harmless (to the fullest extent permitted by applicable Law) from and against any and all Indemnified Liabilities which may be instituted or asserted against or incurred by any such Indemnified Person as a result of the engagement of such Credit Party, or any of their respective employees in, or any of such Person’s causing any Credit Party to engage in, any fraud, acts in bad faith or intentional breach of the terms of this Agreement, any Liquidation Sales Agreement, or the conduct of any Liquidation Sale. The foregoing to the contrary notwithstanding, no Credit Party shall have any obligation to any Indemnified Person under this Section 2.11(b) with respect to any Indemnified Liability that a court of competent jurisdiction finally determines to have resulted from the gross negligence or willful misconduct of such Indemnified Person. This provision shall survive the termination of this Agreement and the repayment of the Obligations. WITHOUT LIMITATION, THE FOREGOING INDEMNITY SHALL APPLY TO EACH INDEMNIFIED PERSON WITH RESPECT TO INDEMNIFIED LIABILITIES WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF ANY NEGLIGENT ACT (NOT CONSTITUTING GROSS NEGLIGENCE) OR OMISSION OF SUCH INDEMNIFIED PERSON OR OF ANY OTHER PERSON.

2.12       Access. Each Credit Party shall, during normal business hours, from time to time upon one (1) Business Day’s prior notice as frequently as Lender reasonably determines to be appropriate: (a) provide Lender and any of its officers, employees and agents access to its properties, facilities, advisors and employees (including officers) and to the Collateral, (b) permit Lender, and any of its officers, employees and agents, to inspect, audit and make extracts from such Credit Parties’ Books and Records, (c) permit Lender, and its officers, employees and agents, to inspect, review, evaluate and make test verifications and counts of the Retail Inventory and Other Assets with respect to any Liquidation Sale, and (d) cause each Merchant to provide to Lender and its officers, employees and agents the same access to the properties and facilities and Books of such Merchant that are used in connection with the Liquidation Sale as is provided to Borrowers by such Merchant under the applicable Liquidation Sales Agreement. If a Default or Event of Default shall have occurred and be continuing, the Credit Parties shall provide such access at all times and without advance notice. The Credit Parties shall make available to Lender and its counsel, as quickly as is possible under the circumstances, originals or copies of all Books and Records which Lender may request. The Credit Parties shall deliver any document or instrument necessary for Lender, as it may from time to time request, to obtain records from any service bureau or other Person which maintains records for the Credit Parties, and shall maintain duplicate records or supporting documentation on media, including computer tapes and discs owned by the Credit Parties.

2.13       Taxes.

(a)        Any and all payments by any Borrower hereunder or under any Note shall be made, in accordance with this Section 2.13, free and clear of and without deduction for any and all present or future Taxes, unless a deduction is required by Law. If Borrower shall be required by Law to deduct any Taxes from or in respect of any sum payable hereunder or under any Note, (i) the sum payable shall be increased as much as shall be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.13) Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) Borrower shall make such deductions, and (iii) Borrower shall pay the full amount deducted to the relevant taxing or other authority in accordance with applicable Law. Within thirty (30) days after the date of any payment of Taxes, Borrower shall furnish to Lender the original or a certified copy of a receipt evidencing payment thereof.

(b)        If a Borrower makes a Tax Payment and Lender determines that (i) a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part or to that Tax Payment and (ii) Lender has obtained, utilized and retained that Tax Credit, Lender shall pay an amount to such Borrower which Lender determines will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by such Borrower.

(c)        If any present or future applicable Law, which expression, as used herein, includes statutes, rules and regulations thereunder and interpretations thereof by any competent court or by any governmental or other regulatory body or official charged with the administration or the interpretation thereof and requests, directives, instructions and notices at any time or from time to time hereafter made upon or otherwise issued to Lender or the Underlying Issuer by any central bank or other fiscal, monetary or other authority (whether or not having the force of law), shall:

(i)          subject Lender or any Underlying Issuer to any tax, levy, impost, duty, charge, fee, deduction or withholding of any nature with respect to this Agreement, the other Loan Documents, or any Letters of Credit (other than taxes based upon or measured by the income or profits of Lender or such Underlying Issuer and except where the imposition of such tax, levy, impost, duty, charge or fee is attributable to a deduction for or on account of Tax required by law to be made by Borrowers or is compensated for by Section 2.13(a), or

(ii)         materially change the basis of taxation (except for changes in taxes based upon or measured by income or profits of Lender or such Underlying Issuer and except where the change in basis of taxation is attributable to a deduction for or on account of Tax required by law to be made by Borrowers or is compensated for by Section 2.13(a) of payments to Lender of the principal of or the interest on any Revolving Credit Advances or any other amounts payable to Lender or the Underlying Issuer under this Agreement or any of the other Loan Documents, or

(iii)       impose or increase or render applicable (other than to the extent specifically provided for elsewhere in this Agreement) any special deposit, reserve, assessment, liquidity, capital adequacy or other similar requirements (whether or not having the force of law) against assets held by, or deposits in or for the account of, or loans by, or letters of credit issued by, or commitments of an office of Lender or any Underlying Issuer, or

(iv)       impose on Lender or any Underlying Issuer any other conditions or requirements with respect to this Agreement, the other Loan Documents or any Letters of Credit,

and the result of any of the foregoing is:

(i)          to increase the cost to Lender or such Underlying Issuer of making, funding, issuing, renewing, extending or maintaining any of the Revolving Credit Advances or any Letter of Credit, or

(ii)         to reduce the amount of principal, interest, reimbursement Obligations with respect to Letters of Credit or other amount payable to Lender or such Underlying Issuer hereunder on account of such Revolving Credit Advances or Letter of Credit, or

(iii)        to require Lender or such Underlying Issuer to make any payment or to forego any interest or repayment of any Letter of Credit Obligations paid by Lender or such Underlying Issuer or other sum payable hereunder, the amount of which is calculated by reference to the gross amount of any sum receivable or deemed received by Lender or such Underlying Issuer from Borrowers hereunder, then, and in each such case, Borrowers will, upon demand made by Lender or such Underlying Issuer (as the case may be) at any time and from time to time and as often as the occasion therefor may arise, pay to Lender or such Underlying Issuer such additional amounts as will be sufficient to compensate Lender or such Underlying Issuer for such additional cost, reduction, payment or foregone interest or Letter of Credit Obligations or other sum.

(d)        Subject to Section 2.13(e), Borrowers jointly and severally shall indemnify and, within ten (10) days of Borrowers’ receipt of Lender’s demand therefor, pay Lender for the full amount of Taxes (including any Taxes imposed by any jurisdiction on amounts payable under this Section 2.13) paid by Lender, and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally asserted.

(e)        Section 2.13(d) shall not apply to any Tax based upon or measured by the income or profits of Lender or to the extent that any Tax or any liability arising therefrom is compensated for by an increased payment under Section 2.13(a).

(f)        Without prejudice to the survival of any other obligation contained in the Loan Documents, the obligations of a Borrower under this Section 2.13 shall survive the termination of the Loan Documents and the payment in full of all Obligations.

2.14        Capital Requirements. If, after the date hereof, Lender determines that (i) the adoption of or change in any Law or guideline regarding capital requirements for banks or bank holding companies, or any change in the interpretation or application thereof by any Governmental Authority charged with the administration thereof, or (ii) compliance by Lender or its parent bank holding company with any guideline, request or directive of any such entity regarding capital adequacy (whether or not having the force of law), will have the effect of reducing the return on Lender’s or such holding company’s capital as a consequence of its commitments hereunder to a level below that which Lender or such holding company could have achieved but for such adoption, change, or compliance (taking into consideration Lender’s or such holding company’s then existing policies with respect to capital adequacy and assuming the full utilization of such entity’s capital) by any amount deemed by Lender to be material, then Lender may notify Borrowers thereof. Following receipt of such notice, Borrowers jointly and severally agree to pay Lender on demand the amount of such reduction of return of capital as and when such reduction is determined, payable within 90 days after presentation by Lender of a statement in the amount and setting forth in reasonable detail Lender’s calculation thereof and the assumptions upon which such calculation was based (which statement shall be deemed true and correct absent manifest error). In determining such amount, Lender may use any reasonable averaging and attribution methods.

2.15       Communication with Accountants and Other Professionals. Borrowers authorize Lender to communicate directly with any professionals retained by any Borrower in connection with any Liquidation Sale, and authorize and shall instruct each of those professionals to disclose and make available to Lender any and all financial statements and other supporting financial documents, schedules and information relating to such Liquidation Sale, except to the extent that such materials are protected by a legally recognized privilege held by Borrowers and disclosure thereof to Lender cannot be accomplished without causing a waiver by Borrowers of such privilege.

2.16      Designation of Original Borrower as Borrowers’ Agent.

(a)          Each Borrower (other than Original Borrower) hereby irrevocably designates and appoints Original Borrower as such Borrower’s agent to obtain Revolving Credit Advances and the issuance of Letters of Credit, the proceeds of which shall be available to each Borrower for those uses permitted hereunder. Each Borrower shall be obligated to Lender on account of Revolving Credit Advances, or Letters of Credit so made as if made directly by Lender to that Borrower, notwithstanding the manner by which such Revolving Credit Advances are recorded on the books and records of Original Borrower and of any other Borrower.

(b)          Each Borrower recognizes that credit available to it is in excess of and on better terms than it otherwise could obtain on and for its own account and that one of the reasons therefor is its joining in the credit facilities contemplated herein with all other Borrowers. Consequently, each Borrower hereby assumes and agrees to fully, faithfully, and punctually discharge all Obligations of all of Borrowers.

(c)          Original Borrower may act as a conduit for each Borrower on whose behalf Original Borrower has requested a Revolving Credit Advance or the issuance of a Letter of Credit.

(d)          The proceeds of each Revolving Credit Advance which is requested by Original Borrower shall be deposited into the Disbursement Account or as otherwise indicated by Original Borrower and agreed to by Lender. Original Borrower shall cause the transfer of the proceeds thereof to the (those) Borrower(s) on whose behalf such Revolving Credit Advance was obtained. Lender shall not have any obligation to see to the application of such proceeds by Original Borrower.

2.17      Joint and Several Liability of Borrowers.

(a)          Each Borrower is accepting joint and several liability hereunder and under the other Loan Documents in consideration of the financial accommodations to be provided by Lender under this Agreement, for the mutual benefit, directly and indirectly, of each Borrower and in consideration of the undertakings of the other Borrowers to accept joint and several liability for the Obligations.

(b)          Each Borrower, jointly and severally, hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrowers, with respect to the payment and performance of all of the Obligations (including, without limitation, any Obligations arising under this Section 2.17), it being the intention of the parties hereto that all the Obligations shall be the joint and several obligations of each Person composing Borrowers without preferences or distinction among them.

(c)          If and to the extent that any Borrower shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event the other Borrowers will make such payment with respect to, or perform, such Obligation.

(d)          The obligations of each Borrower under the provisions of this Section 2.17 constitute the absolute and unconditional, full recourse obligations of each Borrower enforceable against each such Borrower to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Agreement or any other circumstances whatsoever.

(e)          Except as otherwise expressly provided in this Agreement, each Borrower hereby waives notice of acceptance of its joint and several liability, notice of any Revolving Credit Advances or Letters of Credit issued under or pursuant to this Agreement, notice of the occurrence of any Default, Event of Default, or of any demand for any payment under this Agreement, notice of any action at any time taken or omitted by Lender under or in respect of any of the Obligations, any requirement of diligence or to mitigate damages and, generally, to the extent permitted by applicable Law, all demands, notices and other formalities of every kind in connection with this Agreement (except as otherwise provided in this Agreement). Each Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations, the acceptance of any payment of any of the Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by Lender at any time or times in respect of any default by any Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Agreement, any and all other indulgences whatsoever by Lender in respect of any of the Obligations, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of the Obligations or the addition, substitution or release, in whole or in part, of any Borrower. Without limiting the generality of the foregoing, each Borrower assents to any other action or delay in acting or failure to act on the part of Lender with respect to the failure by any of Borrowers to comply with any of its respective Obligations, including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder, which might, but for the provisions of this Section 2.17 afford grounds for terminating, discharging or relieving any Borrower, in whole or in part, from any of its obligations under this Section 2.17, it being the intention of each Borrower that, so long as any of the Obligations hereunder remain unsatisfied, the obligations of such Borrower under this Section 2.17 shall not be discharged except by performance and then only to the extent of such performance. The obligations of each Borrower under this Section 2.17 shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any Borrower or Lender. The joint and several liability of Borrowers hereunder shall continue in full force and effect notwithstanding any absorption, merger, amalgamation or any other change whatsoever in the name, constitution or place of formation of any of the Persons composing Borrowers or Lender.

(f)          Each Borrower represents and warrants to Lender that such Borrower is currently informed of the financial condition of Borrowers and of all other circumstances which a diligent inquiry would reveal and which bear upon the risk of nonpayment of the Obligations. Each Borrower further represents and warrants to Lender that such Borrower has read and understands the terms and conditions of the Loan Documents. Each Borrower hereby covenants that such Borrower will continue to keep informed of Borrowers’ financial condition, the financial condition of other guarantors, if any, and of all other circumstances which bear upon the risk of nonpayment or nonperformance of the Obligations.

(g)          Each Borrower waives all rights and defenses arising out of an election of remedies by Lender, even though that election of remedies, such as a nonjudicial foreclosure with respect to security for a guaranteed obligation, has destroyed Lender’s rights of subrogation and reimbursement against such Borrower by the operation of Section 580(d) of the California Code of Civil Procedure or otherwise.

(h)          The provisions of this Section 2.17 are made for the benefit of Lender, and its successors and assigns, and may be enforced by Lender from time to time against any or all of Borrowers as often as occasion therefor may arise and without requirement on the part of Lender, successor or assign first to marshal any of its claims or to exercise any of its rights against any of the other Borrowers or to exhaust any remedies available to it against any of the other Borrowers or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy. The provisions of this Section 2.17 shall remain in effect until all of the Obligations shall have been paid in full or otherwise fully satisfied. If at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by Lender upon the insolvency, bankruptcy or reorganization of any of the Persons composing Borrowers, or otherwise, the provisions of this Section 2.17 will forthwith be reinstated in effect, as though such payment had not been made.

(i)          Each of Borrowers hereby agrees that it will not enforce any of its rights of contribution or subrogation against the other Borrowers with respect to any liability incurred by it hereunder or under any of the other Loan Documents, any payments made by it to Lender with respect to any of the Obligations or any collateral security therefor until such time as all of the Obligations have been paid in full in cash. Any claim which any Borrower may have against any other Borrower with respect to any payments to Lender hereunder or under any other Loan Documents are hereby expressly made subordinate and junior in right of payment, without limitation as to any increases in the Obligations arising hereunder or thereunder, to the prior payment in full in cash of the Obligations and, in the event of any insolvency, bankruptcy, receivership, liquidation, reorganization or other similar proceeding under the laws of any jurisdiction relating to any Borrower, its debts or its assets, whether voluntary or involuntary, all such Obligations shall be paid in full in cash before any payment or distribution of any character, whether in cash, securities or other property, shall be made to any other Borrower therefor.

(j)          Each Borrower hereby agrees that, after the occurrence and during the continuance of any Default or Event of Default, the payment of any amounts due with respect to the indebtedness owing by any Borrower to any other Borrower is hereby subordinated to the prior payment in full in cash of the Obligations. Each Borrower hereby agrees that after the occurrence and during the continuance of any Default or Event of Default, such Borrower will not demand, sue for or otherwise attempt to collect any indebtedness of any other Borrower owing to such Borrower until the Obligations shall have been paid in full in cash. If, notwithstanding the foregoing sentence, such Borrower shall collect, enforce or receive any amounts in respect of such indebtedness, such amounts shall be collected, enforced and received by such Borrower as trustee for Lender, and such Borrower shall deliver any such amounts to Lender for application to the Obligations in accordance with Section 2.8.

2.18       Joinders. Borrower may request from time to time that any wholly-owned, special purpose Subsidiary of Great American become a Borrower hereunder pursuant to a Borrower Joinder for purposes of conducting a Liquidation Sale funded by a Liquidation Borrowing in any jurisdiction outside of the United States and Canada. Lender may, in its sole discretion, determine whether to agree to permit any such Subsidiary to become a co-Borrower hereunder. Lender’s agreement to accept the joinder of any such Subsidiary shall not waive, diminish, or restrict Lender’s discretion hereunder as to whether to extend any credit to such Subsidiary or any other Borrower. In the event that Lender elects to permit such a Subsidiary to become a Borrower hereunder, such Subsidiary and each other Credit Party shall execute a Borrower Joinder and comply with such other conditions precedent required by Lender. Such conditions precedent may include, without limitation, all in form and substance satisfactory to Lender, legal opinions, consents and approvals from any Governmental Authorities or other Persons, security documents granting Lender a Lien on substantially all of the assets of such Subsidiary, Organizational Documents, financing statements, board resolutions, secretary’s certificates, and affirmation of each Credit Parties’ obligations under each of the Loan Documents to which each of the foregoing is a party. Upon execution and delivery, and Lender’s acceptance, of a Borrower Joinder and satisfaction of the conditions precedent set forth by Lender in connection with such Borrower Joinder, as determined by Lender in its sole discretion, the Subsidiary party to such Borrower Joinder shall become a “Borrower” hereunder for all purposes, including, without limitation, with respect to all representations and warranties, covenants and agreements contained herein. Borrowers shall be liable for all of Lender’s costs and expenses, including reasonable attorneys’ fees (including fees of any local counsel retained by Lender) in connection with an actual or proposed Borrower Joinder, even if such Borrower Joinder is not accepted by Lender.

2.19       Currency Matters.

(a)          Indemnity. Dollars are the currency of account and payment for each and every sum at any time due from Borrowers hereunder. No payment to Lender or an Underlying Issuer (whether under any judgment or court order or otherwise) on account of any of the Obligations (including Fees and reimbursements) denominated in a currency other than Dollars shall discharge the obligation or liability in respect of which it was made unless and until Lender or Underlying Issuer shall have received payment in full in the Dollars Equivalent of such obligation or liability. To the extent that the amount of any such payment shall, on actual conversion into Dollars, fall short of such obligation or liability, actual or contingent, the Credit Parties each hereby jointly and severally agree to indemnify and hold harmless Lender and Underlying Issuer, as the case may be, with respect to the amount of the shortfall, with such indemnity surviving the termination of this Agreement and any legal proceeding, judgment or court order pursuant to which the original payment was made which resulted in the shortfall.

(b)          Fluctuations. In the event any Letter of Credit or other Obligations are at any time denominated in a currency other than Dollars, then, not later than 1:00 p.m. (Boston time) on the last Business Day of each month with respect to such Obligations (the “Calculation Date”), and at such other times as shall be determined by Lender in its sole discretion, Lender shall determine the Dollar Equivalent as of such date of such Obligations. The Dollar Equivalent so determined shall become effective on the first Business Day immediately following such determination (a “Reset Date”) and shall remain effective until the next succeeding Reset Date. Lender shall use its reasonable efforts to provide Borrowers with notice of such Reset Date and the Dollar Equivalent determined pursuant to the preceding sentence. Without limitation of any of Borrowers’ other obligations hereunder, Borrower shall immediately repay any outstanding Obligations if the aggregate amount of the Obligations exceeds the Revolving Loan Ceiling after any Reset Date.

3.          CONDITIONS PRECEDENT

3.1         Conditions to the Occurrence of the Restatement Date. The Restatement Date shall not occur, until the following conditions have been satisfied or provided for in a manner satisfactory to Lender, in Lender’s sole discretion, or waived in writing by Lender.

(a)          This Agreement or counterparts hereof shall have been duly executed by, and delivered to, Borrowers and Lender; and Lender shall have received such documents, instruments, agreements, certificates, and legal opinions as Lender shall request in connection with the transactions contemplated by this Agreement and the other Loan Documents, including all those listed in the Schedule of Documents as required to be delivered on or before the Restatement Date, each in form and substance satisfactory to Lender.

(b)          The representations and warranties contained in this Agreement and the other Loan Documents shall be true and correct in all material respects.

(c)          No Default or Event of Default shall have occurred and be continuing, nor shall either result from the occurrence of the transactions contemplated hereby on the Restatement Date.

(d)          No injunction, writ, restraining order, or other order of any nature prohibiting, directly or indirectly, the occurrence of the Restatement Date shall have been issued and remain in force by any Governmental Authority against any Credit Party, Lender, or any of their respective Affiliates.

(e)          No Material Adverse Effect shall have occurred nor shall result from the occurrence of the transactions contemplated hereby on the Restatement Date.

(f)          Lender shall have received (i) satisfactory evidence that Borrower, GAG Inc. and Great American have obtained all required consents and approvals of all Persons, including all requisite Governmental Authorities, to the execution, delivery and performance of this Agreement and the other Loan Documents, or (ii) an officer’s certificate in form and substance satisfactory to Lender affirming either that no such consents or approvals are required or that they have been duly received, with copies provided to Lender.

(g)          The organization and capital structure of the Great American Group shall be acceptable to Lender in its sole discretion.

(h)          No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any court or Governmental Authority to enjoin, restrain or prohibit, or to obtain damages in respect of, or which is related to or arises out of, this Agreement or any of the other Loan Documents or the consummation of the transactions contemplated thereby and which, in Lender’s sole judgment, would make it inadvisable to consummate the transactions contemplated by this Agreement or any of the other Loan Documents.

(i)          Lender shall have received all necessary credit committee and other internal approvals required for their execution and delivery of the Loan Documents and shall have completed preliminary business, legal, and collateral due diligence, including (i) all requirements related to the Patriot Act, anti-money laundering rules and regulations, and all other “know your customer” requirements with respect to each Borrower, GAG Inc., Great American and their respective Affiliates; and (ii) a preliminary collateral audit and review of each Borrower’s Books and verification of each Borrower’s representations and warranties to Lender, the results of which shall be satisfactory to Lender. Lender may require each Borrower to provide additional documents to satisfy its “know your customer” requirements following entry into of this Agreement if Lender is required to do so in order to be in compliance with applicable Law, and each Borrower shall promptly provide such documents on such request.

(j)          Lender shall have received a preliminary reference check with respect to GAG Inc.’s, Great American’s, and each Borrower’s senior management, the results of which are satisfactory to Lender in its sole discretion.

(k)          Borrowers shall have paid all Lender Expenses, including without limitation the fees and expenses of Lender’s legal counsel, incurred in connection with the transactions evidenced by this Agreement and the Existing Credit Agreement.

(l)          All other documents and legal matters in connection with the transactions contemplated by this Agreement shall have been delivered, executed, or recorded and shall be in form and substance satisfactory to Lender.

3.2         Conditions to each Inventory, Other Assets Advance and Letter of Credit. Lender shall not make any Revolving Credit Advance or incur any Letter of Credit Obligations with respect to any Liquidation Sale until the following conditions have been satisfied or provided for in a manner satisfactory to Lender, in Lender’s sole discretion, or waived in writing by Lender:

(a)          Lender shall have received such documents, information and other materials required to be included with the Liquidation Loan Proposal and such other documents, information and other materials as Lender may reasonably request or are required hereunder, including executed versions of the Liquidation Sales Agreements, executed agreements establishing the Blocked Accounts for such Liquidation Sale, copies of any court orders required for any Merchant which is a party to any Insolvency Proceeding to enter into a Liquidation Sales Agreement and to sell its Inventory and, if applicable, Other Assets in a Liquidation Sale, Collateral Assignments together with notices to Merchant and any other parties required by Lender, all in form and substance reasonably satisfactory to Lender.

(b)          The inventory taking and verification processes conducted by RGIS or another inventory taking company acceptable to Lender shall have been completed in a manner reasonably satisfactory to Lender; provided, that, so long as all other conditions precedent are satisfied, a portion of a Revolving Credit Advance may be made pursuant to Section 2.1(f)(iii) before the final inventory count has been completed.

(c)          Lender shall have received evidence reasonably satisfactory to Lender that licenses (including going out of business sale licenses, if necessary), consents and acknowledgments have been obtained, and filings have been made (in each case to the extent applicable), or if such licenses, consents and acknowledgments have not been obtained or such filings have not been made, then such licenses, consents and acknowledgments will be obtained and such filings will be made at or before the time they are required, from all Persons whose licenses, consents and acknowledgments or with whom filings may be required, including all requisite Governmental Authorities, with respect to the terms and to the execution, delivery and performance of the Liquidation Sales Agreements, and the performance of this Agreement and the other Loan Documents with respect thereto.

(d)          Lender shall have received evidence satisfactory to it that (i) all Liens other than Permitted Encumbrances acceptable to Lender with respect to the applicable Liquidation Sale, if any, and other than those of Lender, upon any of the Collateral with respect to such Liquidation Sale, have been terminated, released, or assigned to a Borrower or Lender, and (ii) in the event there are no Liens on the Retail Inventory and Other Assets, Borrowers shall have been granted a security interest in such Retail Inventory and Other Assets to secure the obligations of the Merchant under the Liquidation Sales Agreements. In either case, all such Liens held by any Borrower shall have been assigned to Lender.

(e)          Lender shall have received evidence satisfactory to it that the “Merchandise,” as defined in the applicable Liquidation Sales Agreement, is free of all Liens, other than those of a Borrower or Lender or Permitted Encumbrances acceptable to Lender.

(f)          No action, proceeding, investigation, regulation or legislation shall have been instituted, threatened or proposed before any Governmental Authority to enjoin, restrain or prohibit, or to obtain damages in respect of, or which is related to or arises out of, the Liquidation Sales Agreements or the consummation of the transactions contemplated thereby and which, in Lender’s sole judgment, would make it inadvisable to consummate the transactions contemplated thereby or by this Agreement or any of the other Loan Documents.

(g)          Borrowers shall have deposited the Borrower Equity Amount with respect to such Liquidation Sale in the Disbursement Account and Lender shall have received evidence satisfactory to it that any required Expense L/C or other letter of credit required under the applicable Liquidation Sales Agreement in respect to unpaid installments of the Guaranteed Amount or Purchase Price have been issued and remains outstanding or arranged to be issued. If Lender is incurring Letter of Credit Obligations with respect to the Guaranteed Amount or Purchase Price with respect to such Liquidation Sale, Lender shall have received from Borrowers cash collateral or a letter of credit in form, substance and issued by an issuer satisfactory to Lender, in either case in an amount equal to the Borrower Equity Amount with respect to such Liquidation Sale.

(h)          Lender shall be satisfied that it shall have received a duly enforceable and perfected first priority Lien on all property and assets, and the products and proceeds thereof, of each Borrower, that Lender need not qualify to do business in any jurisdiction in order to exercise any of its rights and remedies against any Borrower in any such jurisdiction or be required to obtain any other license, consent, or other approval or incur any Tax, liability, or expense. Lender shall further be satisfied with the Laws, practice, and procedures of the Governmental Authorities in such jurisdiction and there shall have not occurred, or be reasonably likely to occur, any material adverse event or circumstance effecting the political environment or capital markets in such jurisdiction.

(i)          With respect to any Liquidation Borrowing financing any portion of a Liquidation Sale in any jurisdiction other than the United States, all documents, certificates, legal opinions, filings, and other instruments required by Lender to be executed and delivered shall have been executed and delivered, in form and substance satisfactory to Lender, and, if required by Lender, a wholly-owned Subsidiary of Great American, in form and substance satisfactory to Lender, shall have been formed to conduct such Liquidation Sale and shall have become a Borrower hereunder pursuant to a Borrower Joinder.

3.3         Further Conditions to Each Liquidation Borrowing. Lender shall not be obligated to fund any Revolving Credit Advance (including any Inventory Advance or Other Assets Advance) or incur any Letter of Credit Obligations if, as of the date thereof:

(a)          any representation or warranty by any Credit Party contained herein or in any of the other Loan Documents shall be untrue or incorrect in any material respect as of such date, except to the extent that such representation or warranty expressly relates to an earlier date and except for changes therein expressly permitted or expressly contemplated by this Agreement; or

(b)          any event or circumstance having a Material Adverse Effect shall have occurred since the date hereof and be continuing; or

(c)          any Default or Event of Default shall have occurred and be continuing or would result after giving effect to any Revolving Credit Advance or the incurrence of any Letter of Credit Obligations; provided that, if the Default or Event of Default is a payment default, a Default or an Event of Default with respect to Sections 4.20, 6.10 or 7.2 of this Agreement, a Default or an Event of Default with respect to the occurrence of an event that has a Material Adverse Effect, in any case, solely with respect to any particular Liquidation Borrowing, or any other Default or Event of Default solely with respect to a particular Liquidation Borrowing (other than a Default or an Event of Default that is the result of any fraud, acts in bad faith or intentional breach by any Borrower), Lender shall not be obligated to fund any Revolving Credit Advances or incur any Letter of Credit Obligations only with respect to such Liquidation Borrowing; or

(d)          after giving effect to any Revolving Credit Advance or the issuance of any Letter of Credit, the outstanding principal amount of the Revolving Loan would exceed the Revolving Loan Ceiling.

The request and acceptance by any Borrower of the proceeds of any Revolving Credit Advance or the incurrence by Lender of any Letter of Credit Obligations, in each case, shall be deemed to constitute, as of the date of such request or acceptance, (i) a representation and warranty by Borrowers that the conditions in this Section 3.3 have been satisfied and (ii) a reaffirmation by Borrowers of the granting and continuance of Lender’s Liens pursuant to the Collateral Documents.

4.          REPRESENTATIONS AND WARRANTIES

To induce Lender to make, in its sole discretion and with no obligation to do so, the Revolving Credit Advances and incur Letter of Credit Obligations, each Borrower makes the following representations and warranties to Lender, each and all of which shall survive the execution and delivery of this Agreement.

4.1        Limited Liability Company Existence; Compliance with Law. Borrowers’ exact legal name is that indicated on the Perfection Certificate and on the signature page hereof or, as applicable, the signature page to a Borrower Joinder. Original Borrower is a limited liability company duly organized, in good standing, and validly existing under the laws of its jurisdiction of formation. Each other Borrower which becomes party hereto pursuant to a Borrower Joinder has the corporate, company, or partnership form identified in the Borrower Joinder applicable to it and is duly organized, in good standing, and validly existing under the laws of its jurisdiction of formation. Each Borrower (a) is duly qualified to conduct business in each other jurisdiction where its ownership or lease of property or the conduct of its business requires such qualification; (b) has the requisite power and authority and the legal right to own, pledge, mortgage or otherwise encumber and operate its properties, to lease the property it operates under lease and to conduct its business as now, heretofore and proposed to be conducted; (c) has all licenses, permits, consents or approvals from or by, and has made all filings with, and has given all notices to, all Governmental Authorities having jurisdiction, to the extent required for such ownership, operation and conduct; (d) is in compliance with its Organizational Documents; and (e) is in compliance with all applicable provisions of Law, except where the failure to comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

4.2          Executive Offices; FEIN; Organizational Number. The current location of Original Borrower’s chief executive office and principal place of business is 21860 Burbank Blvd Suite 300 South, Woodland Hills, CA 91367 and Original Borrower has not had any other chief executive office or principal place of business. Original Borrower’s federal employer identification number is 26-3540693 and its organizational number given to it by its jurisdiction of formation is 200828810099. All information set forth on the Perfection Certificate pertaining to each Borrower is accurate and complete as of the date hereof; and there has been no change in any of such information from the date on which the Perfection Certificate was signed by such Borrower to the Restatement Date.

4.3          Company Power, Authorization, Enforceable Obligations. The execution, delivery and performance by each Borrower of the Loan Documents to which it is a party and the creation of all Liens provided for therein: (a) are within such Borrower’s corporate (or equivalent company) authority; (b) have been duly authorized by all necessary or proper company or corporate action; (c) do not contravene any provision of such Borrower’s Organizational Documents; (d) do not violate any Law; (e) do not conflict with or result in the breach or termination of, constitute a default under or accelerate or permit the acceleration of any performance required by, any indenture, mortgage, deed of trust, lease, agreement or other instrument to which such Borrower is a party or by which such Borrower or any of its property is bound; (f) do not result in the creation or imposition of any Lien upon any of the property of such Borrower other than those in favor of Lender pursuant to the Loan Documents; and (g) do not require the consent or approval of any Governmental Authority or any other Person, except those, if any, that have been received and except for recordings and filings by Lender in connection with the Liens granted to Lender under any of the Loan Documents, all of which will have been duly obtained, made or complied with prior to the Restatement Date. Each Loan Document to which a Borrower is a party constitutes a legal, valid and binding obligation of such Borrower enforceable against it in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to its enforceability, and, without prejudice to the generality of the foregoing, each Collateral Document to which a Borrower is a party creates the security interests which it purports to create, those security interests are valid and effective and the security created thereby has or will have first ranking priority and shall not be subject to any prior ranking or pari passu ranking security interest. Further, the choice of governing law of the Loan Documents will be recognized and enforced in each Borrower’s Relevant Jurisdiction and a judgment obtained in relation to a Loan Document in the jurisdiction of the governing law of that Loan Document will be recognized and enforced in each Borrower’s Relevant Jurisdiction.

4.4          Material Adverse Effect. All financial statements relating to Borrowers, GAG Inc., and Great American that have been delivered by or on behalf of Borrowers pursuant to Article 5 hereof have been prepared in accordance with GAAP (except, in the case of unaudited financial statements, for the lack of footnotes and being subject to normal year-end audit adjustments) and present fairly in all material respects Borrowers’, GAG Inc.’s, or Great American’s (as applicable) financial condition as of the date thereof and results of operations for the period then ended. No event has occurred, which alone or together with other events, could reasonably be expected to have a Material Adverse Effect.

4.5          Agreements Entered Into by Borrowers. (a) No Borrower has entered into any contract, instrument, or other agreement other than this Agreement, the other Loan Documents, any Liquidation Sales Agreements, any Liquidator Joint Venture Agreements, and any other agreement entered into in the ordinary course of business and necessary to the performance of the foregoing agreements; and (b) no Borrower is in default and, except as previously disclosed to Lender in writing, to Borrower’s knowledge no third party is in default under any of such agreements.

4.6          Ownership of Property; Liens. No Borrower owns any property other than (i) the rights under the agreements described in Section 4.5(a) and (ii) the Retail Inventory and/or Other Assets purchased pursuant to a Purchase Agreement or an Agency Agreement under clauses thereof that may permit a Borrower to retain any unsold Retail Inventory or other property of a Merchant at the conclusion of any Liquidation Sale, if any. Each applicable Borrower has good and marketable title to such property, and none of such property is subject to any Liens other than Permitted Encumbrances. Each Borrower has disclosed in writing to Lender any Retail Inventory, Other Assets, or other Collateral that is known by such Borrower subject to a retention of title claim. In addition, there are no facts, circumstances or conditions known to any Borrower that may result in any Liens other than those in favor of Lender pursuant to the Loan Documents or Liens in relation to retention of title claims disclosed to Lender in writing. Lender’s Liens against the Collateral are validly created, perfected, and first priority Liens, subject only to Permitted Encumbrances.

4.7          Operations of Borrower. Each Borrower has no employees and operates its business solely through services provided by Great American.

4.8          Ventures, Subsidiaries and Affiliates, and Indebtedness.

(a)          Other than Credit Parties which may become party hereto after the Restatement Date pursuant to a Borrower Joinder, no Borrower has any Subsidiaries, is engaged in any joint venture or partnership with any other Person (other than pursuant to any Liquidator Joint Venture Agreement) and is not an Affiliate of any other Person except Great American and their respective Affiliates listed on Schedule 4.8, and those natural Persons who may be deemed Affiliates by being managers of the Affiliates listed on Schedule 4.8 (such Persons are not required to be listed on such Schedule).

(b)          Great American is a wholly-owned Subsidiary of GAG Inc. Great American is the sole member of Original Borrower. Each Borrower is a wholly-owned Subsidiary of Great American.

(c)          No Borrower has any outstanding Indebtedness for borrowed money other than as may be outstanding or permitted under this Agreement from time to time and has no Liens on its assets other than as may be outstanding or permitted under this Agreement. Great American Group CS, LLC, Great American and any of their respective Affiliates, as applicable, has repaid and satisfied all Indebtedness and other obligations owed by it to Credit Suisse, all loan and security documents entered into between Great American CS LLC, Great American, and any of their respective Affiliates with Credit Suisse have terminated and are of no further force or effect, and all Liens granted by any of the foregoing in favor of Credit Suisse have been terminated and released.

4.9           Requirements of Law. No Borrower is an “investment company” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the Investment Company Act of 1940 as amended. No Borrower is subject to regulation under the Federal Power Act, or any other federal, state, national or local statute that restricts or limits its ability to incur indebtedness or to perform its obligations hereunder. The making of Revolving Credit Advances by Lender to Borrowers, the incurrence of the Letter of Credit Obligations on behalf of Borrowers, the application of the proceeds thereof and repayment thereof and the consummation of the Liquidation Sales will not violate any provision of any such statute or any rule, regulation or order issued by the Securities and Exchange Commission or any other Governmental Authority in any jurisdiction to which a Borrower may be subject. Each Borrower is in compliance with, and shall hereafter comply with and use its assets in compliance with, all requirements of applicable Law except where the failure of such compliance will not be reasonably likely to result in a Material Adverse Effect. No Borrower has received any notice of any violation of any requirement of Law (other than of a violation which could not be reasonably likely to result in a Material Adverse Effect).

4.10         Margin Regulations. No Borrower is engaged, nor will any Borrower engage, principally or as one of its important activities, in the business of extending credit for the purpose of “purchasing” or “carrying” any “margin security” as such terms are defined in Regulation U of the Federal Reserve Board as now and from time to time hereafter in effect (such securities being referred to herein as “Margin Stock”). No Borrower owns any Margin Stock, and none of the proceeds of the Revolving Credit Advances, the Letters of Credit, or other extensions of credit under this Agreement will be used, directly or indirectly, for the purpose of purchasing or carrying any Margin Stock, for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry any Margin Stock or for any other purpose which might cause any of the Revolving Credit Advances, Letters of Credit, or other extensions of credit under this Agreement to be considered a “purpose credit” within the meaning of Regulation T, U or X of the Federal Reserve Board. No Borrower will take or permit to be taken any action which might cause any Loan Document to violate any regulation of the Federal Reserve Board.

4.11         Taxes. All tax returns, reports and statements, including information returns, required by any Governmental Authority to be filed by any Borrower have been filed with the appropriate Governmental Authority and all Charges have been paid prior to the date on which any fine, penalty, interest or late charge may be added thereto for nonpayment thereof (or any such fine, penalty, interest, late charge or loss has been paid). There are no assessments or threatened assessments by the IRS or any other applicable Government Authority currently outstanding. No Borrower has executed or filed with the IRS or any other Governmental Authority any agreement or other document extending, or having the effect of extending, the period for assessment or collection-of any Charges. No Borrower or any of their predecessors is liable for any Charges: (a) under any agreement (including any tax sharing agreements) or (b) to Borrowers’ knowledge, as a transferee.

4.12         ERISA. No Borrower has any employee benefit plans as defined in Section 3(3) of ERISA. No Borrower or any ERISA Affiliate has taken, or failed to take, any action that has subjected or would subject any Borrower to any liability with respect to any employee benefit plan.

4.13         No Litigation. No action, claim, lawsuit, demand, investigation or proceeding is now pending or, to Borrowers’ knowledge, threatened against any Borrower, before any Governmental Authority or before any arbitrator or panel of arbitrators (collectively, “Litigation”) that challenges any Borrower’s right or power to enter into or perform any of its obligations under the Loan Documents to which it is a party, or the validity or enforceability of any Loan Document or any action taken thereunder. There is no Litigation pending or, to Borrowers’ knowledge, threatened that seeks damages or injunctive relief or alleges criminal misconduct of any Borrower.

4.14         Brokers. No broker or finder acting on behalf of any Borrower brought about the obtaining, making or closing of the Revolving Loan, and no Borrower has any obligation to any Person in respect of any finder’s or brokerage fees in connection therewith.

4.15         Full Disclosure. No information contained in this Agreement, any of the other Loan Documents, any financial statement, or any other reports from time to time delivered hereunder or any written statement furnished by or on behalf of any Borrower to Lender pursuant to the terms of this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.

4.16         Environmental Matters.

(a)          (i) No Borrower is involved in operations nor does it know of any facts, circumstances or conditions, including any Releases of Hazardous Materials, that are likely to result in any Environmental Liabilities of any Borrower; (ii) no notice has been received by any Borrower identifying it as a “potentially responsible party” or requesting information under CERCLA or analogous state statutes, and to Borrowers’ knowledge, there are no facts, circumstances or conditions that may result in any Borrower being identified as a “potentially responsible party” under CERCLA or analogous state statutes; and (iii) Borrowers have provided to Lender copies of all existing environmental reports, reviews and audits and all written information, if any, pertaining to actual or potential Environmental Liabilities.

(b)          Each Borrower hereby acknowledges and agrees that Lender (i) is not now, and has not ever been, in control of any of such Borrower’s affairs, and (ii) does not, other than in connection with Lender exercising certain of its rights under certain of the Loan Documents after an Event of Default, have the capacity through the provisions of the Loan Documents or otherwise to influence such Borrower’s conduct with respect to the ownership, operation or management of its compliance with Environmental Laws or Environmental Permits.

4.17         Deposit and Disbursement Accounts. Schedule 4.17 lists all banks and other financial institutions at which Borrower maintains deposits and/or other accounts as of the Restatement Date, including any DDAs and any Disbursement Accounts, and such Schedule correctly identifies the name, address and telephone number of each depository, the name in which the account is held, a description of the purpose of the account, and the complete account number.

4.18         Government Contracts. None of the Liquidation Sales Agreements or Purchase Agreements is or will be subject to the Federal Assignment of Claims Act, as amended (31 U.S.C. Section 3727) or any similar Law of any Governmental Authority.

4.19         Solvency; Fraudulent Transfer.

(a)          Both before and after giving effect to (i) the Revolving Credit Advances and Letter of Credit Obligations to be made or extended on the Restatement Date or such other date as Revolving Credit Advances or Letter of Credit Obligations requested hereunder are made or extended, (ii) the disbursement of the proceeds of such Revolving Credit Advances or Letters of Credit pursuant to the instructions of any Borrower, (iii) any Liquidation Sale, and (iv) the payment and accrual of all transaction costs in connection with the foregoing, each Credit Party is Solvent.

(b)          No transfer of property is being made by any Credit Party and no obligation is being incurred by any Credit Party in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of any Credit Party.

(c)          No transfer of property is being made by any Credit Party without receiving a reasonably equivalent value in exchange for such transfer and each Credit Party’s remaining assets are not unreasonably small in relation to its business.

4.20         Liquidation Sales Agreements. Borrowers have delivered to Lender complete and correct copies of all existing Liquidation Sales Agreements and Liquidator Joint Venture Agreements (including all schedules, exhibits, amendments, supplements, modifications, assignments and all other documents delivered pursuant thereto or in connection therewith). No Borrower nor, to Borrowers’ knowledge, any other Person party thereto is in default in the performance or compliance with any provisions thereof. All Liquidation Sales Agreements and Liquidator Joint Venture Agreements comply with, and all Liquidation Sales and purchases made pursuant thereto or pursuant to any Purchase Agreement prior to such time have been consummated in accordance with, all applicable Laws of all applicable Governmental Authorities. All requisite approvals by Governmental Authorities having jurisdiction over Borrower (or any Liquidator JV) and, to Borrowers’ knowledge, Merchants and other Persons referenced therein, with respect to the transactions contemplated by such Liquidation Sales Agreements or Liquidator Joint Venture Agreements have been obtained, and no such approvals impose any conditions to the consummation of the transactions contemplated by such Liquidation Sales Agreements or Liquidator Joint Venture Agreements or to the conduct by any Borrower of its business thereafter. To Borrowers’ knowledge, none of the Merchant’s representations or warranties in such Liquidation Sales Agreements contain any untrue statement of a material fact or omit any fact necessary to make the statements therein not misleading. Each of the representations and warranties given by any Borrower in such Liquidation Sales Agreements is true and correct in all material respects. Notwithstanding anything contained in such Liquidation Sales Agreements to the contrary, such representations and warranties of Borrower are incorporated into this Agreement by this Section 4.20 and shall, solely for purposes of this Agreement and the benefit of Lender, survive the consummation of the related Liquidation Sale, purchase by a Borrower, or other transactions contemplated therein.

4.21         Patriot Act, Foreign Assets, Etc. No Borrower is (nor will it be) a Person with whom Lender is restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of Treasury of the United States of America (including, those persons named on the OFAC’s specially designated and Blocked Persons list) or under any similar statute, executive order (including the September 24, 2001 Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten To Commit, or Support, or Terrorism) or other governmental action; no Borrower is knowingly engaging in and (shall not knowingly engage in) any dealings or transactions or otherwise associated with such persons. In addition, each Borrower hereby agrees to provide Lender with any additional information that Lender deems reasonable and necessary from time to time in connection with the transactions contemplated by this Agreement in order to assure compliance with all applicable Laws concerning money laundering and similar activities. None of the requesting or borrowing of any Revolving Credit Advances, the requesting or issuance, extension or renewal of any Letters of Credit or the use of the proceeds of any thereof will violate the Trading With the Enemy Act (50 U.S.C. §1 et seq., as amended) (the “Trading With the Enemy Act”) or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) (the “Foreign Assets Control Regulations”) or any enabling legislation or executive order relating thereto (which for the avoidance of doubt shall include, but shall not be limited to (a) Executive Order 13224 of September 21, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) (the “Executive Order”) and (b) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56)). Furthermore, none of Borrowers nor any of their Subsidiaries or other Affiliates (a) is or will become a “blocked person” as described in the Executive Order, the Trading With the Enemy Act or the Foreign Assets Control Regulations or (b) engages or will engage in any dealings or transactions, or be otherwise associated, with any such “blocked person”.

4.22         No Events of Default. As of any date of determination, both before and after giving effect to the making of any Revolving Credit Advances or the issuance of any Letters of Credit, there are no Events of Default.

4.23         Use of Proceeds. The proceeds of any Revolving Credit Advances or any Letter of Credit are neither intended or anticipated to be used nor have been used in any way which would cause a breach of Section 2.2 or otherwise result in an Event of Default.

4.24         Investments. Other than Investments made by a Borrower in connection with any Liquidation Sale, no Borrower has any Investments or made any agreements or other legally binding commitments to invest in any Person.

4.25         Indebtedness. Other than the Obligations, the Indebtedness permitted in Section 7.4 and any obligations in respect to Liquidation Sale Agreements or Liquidator Joint Venture Agreements, no Borrower has any Indebtedness.

4.26         GAG Purchase Agreement. All of GAG Inc.’s, Great American’s, and any of their respective Affiliates’ obligations, including payment of all fees and other amounts, under the GAG Purchase Agreement, and any other document or agreement executed in connection therewith, have been satisfied in full as of the Restatement Date. There is no default or breach by any Person party to the GAG Purchase Agreement of any terms, conditions, or provisions of the GAG Purchase Agreement. The GAG Purchase Agreement has not been amended, waived, supplemented, terminated, or restated since July 28, 2009.

5.            FINANCIAL STATEMENTS AND INFORMATION

5.1          Reports and Notices. Each Borrower covenants and agrees that, from and after the Closing Date and until the Termination Date, it shall deliver to Lender (a) concurrently with the delivery of such information to the applicable Merchant, copies of financial statements, notices, projections and other financial information at the times and in the manner set forth in the Liquidation Sales Agreements with such Merchant, (b) promptly after receipt by such Borrower, copies of any notices, financial statements, or other reports from any Merchant under or relating to the Liquidation Sales Agreements, (c) copies of any notices delivered to such Borrower under any Liquidator Joint Venture Agreement or any other agreement executed in connection therewith, and (d) copies of any motion filed in connection with any bankruptcy case involving a Merchant or, if relevant, order of any court hearing such case (including, without limitation, the court order (if applicable) approving the retention of such Borrower or a Liquidator JV as the liquidator and the terms of such retention) concerning the Liquidation Sale and/or any transactions contemplated under any Liquidation Sale Agreement.

5.2          Reports Relating to Liquidation Sales. In addition, each Borrower shall provide to Lender the information with respect to each Liquidation Sale described on Schedule 5.2.

5.3          Financial Reports and SEC Filings.

(a)          As soon as available, but in any event within ninety (90) days after the end of each Fiscal year, Borrowers shall deliver to Lender, or cause GAG Inc. to deliver to Lender, (i) Consolidated and consolidating financial statements of GAG Inc. and its Subsidiaries for each such Fiscal year, audited by independent certified public accountants selected by GAG Inc. and reasonably acceptable to Lender and certified, without any qualifications, by such accountants to have been prepared in accordance with GAAP (such audited financial statements to include a balance sheet, income statement, and statement of cash flow and, if prepared, such accountants’ letter to management) together with a certificate of such accountants addressed to Lender stating that such accountants do not have knowledge of the existence of any Default or Event of Default and (ii) the annual 10-K reports (or any successor form) of GAG Inc. filed with the SEC.

(b)          As soon as practicable, but in any event not later than fifty (50) days after the end of each of the first three Fiscal quarters of each Fiscal year of GAG Inc., Borrowers shall deliver to Lender, or cause GAG Inc. to deliver to Lender, (i) copies of the unaudited consolidated balance sheet of GAG Inc. and its Subsidiaries as at the end of such quarter, and the related consolidated statement of operations for such quarter and for the portion of GAG Inc.’s Fiscal year then elapsed, and the related consolidated statement of cash flow for such quarter and for the portion of GAG Inc.’s Fiscal year then elapsed, all in reasonable detail and prepared in accordance with GAAP (subject to year-end adjustments and except for the absence of notes), and (ii) the quarterly 10-Q (or any successor form) reports of GAG Inc. filed with the SEC.

(c)          As soon as available, but in any event within 15 days after the end of each month during each of GAG Inc.’s Fiscal years, Borrowers shall deliver to Lender, or cause GAG Inc. to deliver, each of the following (which may be prepared by GAG Inc. internally):

(i)          a GAG Inc. prepared Consolidated and individual balance sheet, income statement, and statement of cash flow covering GAG Inc.’s and its Subsidiaries’ operations during such period and comparing the same period during the prior year on a Consolidated, consolidating and individual basis

(ii)         a certificate signed by the chief financial officer of GAG Inc. to the effect that:

(A)         the financial statements delivered hereunder have been prepared in accordance with GAAP (except for the lack of footnotes and being subject to Fiscal year-end audit adjustments) and fairly present in all material respects the financial condition of GAG Inc. and its Subsidiaries,

(B)         the representations and warranties of each Borrower contained in this Agreement and the other Loan Documents, of GA Asset Advisors in the GA Asset Advisors Guaranty to the extent the GA Asset Advisors Guaranty is in effect, and of GAG Inc. and Great American contained in the Great American Guaranty, are true and correct in all material respects on and as of the date of such certificate, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date), and

(C)         there does not exist any condition or event that constitutes a Default or Event of Default (or, to the extent of any non-compliance, describing such non-compliance as to which he or she may have knowledge and what action Borrowers have taken, are taking, or propose to take with respect thereto).

(d)          Promptly after the same become publicly available, Borrowers shall deliver to Lender, or cause GAG Inc. to deliver to Lender, copies of all periodic and other reports, proxy statements and other materials filed by GAG Inc. or any of its Subsidiaries with the SEC, or any Governmental Authority succeeding to any or all of the functions of the SEC, or with any national securities exchange, as the case may be.

(e)          Promptly after the sending or filing thereof, Borrowers shall deliver to Lender, or cause GAG Inc. to deliver to Lender, copies of all quarterly and annual reports and proxy solicitations that GAG Inc. sends to its public security holders generally, and copies of all reports on form 8-K (or its equivalent) and registration statements for the public offering (of securities that GAG Inc. or any of its Subsidiaries files with the SEC or any national securities exchange.

(f)          Copies of reports and financial statements filed by GAG Inc. with the SEC and required to be delivered to Lender under this Section 5.3 by Borrowers shall be deemed to have been delivered on the date on which GAG Inc. causes such reports, or reports containing such financial statements, to be posted on the Internet at www.sec.gov or at such other website identified by Borrowers in a notice to Lender and that is accessible by Lender without charge.

(g)          Upon Lender’s request, Borrowers shall deliver evidence in form and substance satisfactory to Lender of their compliance with Section 6.15 hereof.

6.         AFFIRMATIVE COVENANTS

Each Borrower agrees that from and after the date hereof and until the Termination Date, Borrowers shall comply with each of the following covenants:

6.1          Maintenance of Existence and Conduct of Business. Each Borrower shall: (a) do or cause to be done all things necessary to preserve and keep in full force and effect its corporate existence as in effect on the Restatement Date or the date of any Borrower Joinder with respect to any Borrower not party hereto on the Restatement Date, and its rights and franchises necessary to the proper conduct of its business; (b) continue to conduct its business solely for the purpose of conducting Liquidation Sales or consummating purchases under Liquidation Sales Agreements; (c) at all times maintain, preserve and protect all of its assets and properties used or useful in the conduct of its business, and keep the same in good repair, working order and condition in all material respects (taking into consideration ordinary wear and tear); and (d) transact business only in its legal name. Each Borrower shall cause any Liquidator JV to comply with the foregoing from the date of any Liquidation Joint Venture Agreement.

6.2          Payment of Obligations.

(a)          Subject to Section 6.2(b), Borrowers shall, or if applicable shall cause any Liquidator JV to, pay and discharge or cause to be paid and discharged promptly all Charges and lawful claims for labor, materials, supplies and services or otherwise, before any thereof shall become past due.

(b)          Borrowers may in good faith contest, by appropriate proceedings, the validity or amount of any Charges or claims described in Section 6.2(a); provided, that (a) at the time of commencement of any such contest no Default or Event of Default shall have occurred and be continuing, (b) adequate reserves with respect to such contest are maintained on the books of Borrowers, in accordance with GAAP, (c) such contest is maintained and prosecuted continuously and with diligence and operates to suspend collection or enforcement of such Charges or claims or any Lien in respect thereof, (d) none of the Collateral becomes subject to forfeiture or loss as a result of such contest, (e) no Lien shall be imposed to secure payment of such Charges, (f) Borrowers shall promptly pay or discharge such contested Charges or claims and all additional charges, interest, penalties and expenses, if any, and shall deliver to Lender evidence acceptable to Lender of such compliance, payment or discharge, if such contest is terminated or discontinued adversely to Borrowers or the conditions set forth in this Section 6.2(b) are no longer met, and (g) Lender has not advised Borrowers in writing that Lender reasonably believes that nonpayment or nondischarge thereof could have or result in a Material Adverse Effect.

6.3          Books and Records. Borrowers shall keep adequate Books and Records with respect to their business activities (which includes the business activities of any Liquidator JV), including, without limitation, Books and Records relating to all Expenses, in which proper entries, reflecting all financial transactions, are made in accordance with GAAP. All Expenses shall be documented and available for inspection by Lender or its representatives.

6.4          Insurance.

(a)          Borrowers shall, at their sole cost and expense, maintain or cause any Liquidator JV or Merchant to maintain, as the case may be, policies of insurance required to be maintained (or caused to be maintained) by a Borrower or a Liquidator JV in any applicable Liquidation Sales Agreement, in form and with insurers acceptable to Lender. In the event any Borrower or any Liquidator JV is to acquire or acquires ownership of any Retail Inventory, Other Assets, or other Collateral then, prior to acquiring such ownership, Borrowers shall notify Lender and shall maintain policies of insurance with respect thereto satisfactory to Lender in its discretion prior to the acquisition thereof by any Borrower. If requested by Lender, Borrowers shall cause Lender to be named as an additional insured, loss payee, or other similar term under such insurance policies. If Borrowers at any time or times hereafter shall fail to obtain or maintain, or shall fail to cause any Liquidator JV to obtain or maintain, any of the policies of insurance required above or to pay all premiums relating thereto, Lender may at any time or times thereafter obtain and maintain such policies of insurance and pay such premiums and take any other action with respect thereto which Lender deems advisable. Lender shall have no obligation to obtain insurance for any Borrower or pay any premiums therefor. In the event Lender does obtain such insurance or pay any such premiums, Lender shall not be deemed to have waived any Default or Event of Default arising from any Borrower’s failure to maintain such insurance or pay any premiums therefor. All sums so disbursed, including attorneys’ fees, court costs and other charges related thereto, shall be payable on demand by Borrowers to Lender and shall be additional Obligations hereunder secured by the Collateral and subject to the Great American Guaranty and, to the extent in effect, GA Asset Advisors Guaranty.

(b)          Lender reserves the right at any time upon any change in Borrowers’ risk profile to require additional forms and limits of insurance to, in Lender’s reasonable opinion, adequately protect both Lender’s interests in all or any portion of the Collateral and to ensure that each Borrower is protected by insurance in amounts and with coverage customary for its industry or the type of property acquired by Borrowers. If requested by Lender, Borrowers shall deliver to Lender from time to time a report of a reputable insurance broker, reasonably satisfactory to Lender, with respect to their insurance policies.

(c)          Borrowers shall deliver to Lender, in form and substance reasonably satisfactory to Lender, endorsements to all policies of insurance naming Lender as loss payee or additional insured, as appropriate, for those policies of insurance under which a Borrower or a Liquidator JV is named as an insured. Borrowers shall promptly notify Lender of any loss, damage, or destruction to the Retail Inventory, the Other Assets, or any other Collateral, whether or not covered by insurance. After deducting from such proceeds the expenses, if any, incurred by Lender in the collection or handling thereof, Lender shall apply such proceeds to the reduction of the Obligations in accordance with Section 2.8.

6.5          Compliance with Laws. Each Borrower shall, and shall cause any Liquidator JV to, comply with all federal, state, national, local, and foreign laws and regulations applicable to it, except to the extent that the failure to comply, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

6.6          Supplemental Disclosure. From time to time as may be requested by Lender (which request will not be made more frequently than once each year absent the occurrence and continuance of a Default or an Event of Default), and upon any Borrower becoming party hereto pursuant to a Borrower Joinder, Borrowers shall supplement each Schedule hereto, or any representation herein or in any other Loan Document, with respect to any matter hereafter arising which, if existing or occurring at the date of this Agreement, would have been required to be set forth or described in such Schedule or as an exception to such representation or which is necessary to correct any information in such Schedule or representation which has been rendered inaccurate thereby (and, in the case of any supplements to any Schedule, such Disclosure Schedule shall be appropriately marked to show the changes made therein); provided that (a) no such supplement to any such Disclosure Schedule or representation shall be or be deemed a waiver of any Default or Event of Default resulting from the matters disclosed therein, except as consented to by Lender in writing; and (b) no supplement shall be required as to representations and warranties that relate solely to the Restatement Date.

6.7          Intellectual Property. Each Borrower will conduct, and will cause any Liquidator JV to conduct, its business and affairs without infringement of or interference with any intellectual property of any other Person. Borrowers shall obtain all intellectual property rights necessary for the conduct of any Liquidation Sale or to enable Borrowers to purchase and resell any Retail Inventory, Other Assets, or other Collateral purchased by any Borrower pursuant to a Liquidation Sales Agreement.

6.8          Environmental Matters. Each Borrower shall and shall cause each Person within its control (including any Liquidator JV) to: (a) conduct its operations and keep and maintain its property in compliance with all Environmental Laws and Environmental Permits; (b) implement any and all investigation, remediation, removal and response actions which are appropriate or necessary to comply with Environmental Laws and Environmental Permits pertaining to the presence, generation, treatment, storage, use, disposal, transportation or Release of any Hazardous Material on, at, in, under, above, to, from or about any of its property; (c) notify Lender promptly after such Borrower becomes aware of any violation of Environmental Laws or Environmental Permits or any Release on, at, in, under, above, to, from or about any property; and (d) promptly forward to Lender a copy of any order, notice, request for information or any communication or report received by such Borrower in connection with any such violation or Release or any other matter relating to any Environmental Laws or Environmental Permits, in each case whether or not the Environmental Protection Agency or any Governmental Authority has taken or threatened any action in connection with any such violation, Release or other matter. No Borrower shall be deemed to have a Merchant “within its control” solely because of the provisions of any Liquidation Sales Agreement.

6.9          Further Assurances. Borrowers agree that they shall and shall cause any Liquidator JV and Merchant to, at Borrowers’ expense and upon request of Lender, duly execute and deliver, or cause to be duly executed and delivered, to Lender such further instruments and do and cause to be done such further acts as may be necessary or proper in the reasonable opinion of Lender to carry out more effectually the provisions and purposes of this Agreement or any other Loan Document. Without limiting the foregoing, Borrowers shall take all actions necessary such that (a) any borrower or guarantor under the UK Credit Agreement (including but not limited to GA Asset Advisors) concurrently with its execution of the UK Credit Agreement, and any other Foreign Credit Party concurrently with becoming a Foreign Credit Party, shall execute and deliver to Lender such Foreign Security Documents together with a guaranty of the Obligations and any other agreements, legal opinions, documents and instruments as are required by Lender each in form and substance satisfactory to Lender and (b) the Liens granted to Lender pursuant to the Collateral Documents will at all times be fully perfected first priority Liens in and to the Collateral described therein, subject, as to priority, only to Permitted Encumbrances with respect to the Collateral. Without limiting the foregoing, none of the Credit Parties shall, and each of the Credit Parties shall cause their respective Subsidiaries not to, execute the UK Credit Agreement or any agreements, documents and instruments related thereto unless the Subordination Agreement is executed by all parties thereto concurrently therewith.

6.10        Liquidation Related Agreements.

(a)          Each Borrower shall comply, and shall cause each Liquidator JV to comply, with all material terms, provisions and conditions of the Liquidation Sales Agreements and Liquidator Joint Venture Agreements, and Borrowers shall promptly notify Lender of any breach of or noncompliance with any material terms, provisions, or conditions of any Liquidation Sales Agreement by the applicable Merchant of which any Borrower has knowledge or of any Liquidator Joint Venture Agreements by any Person party thereto of which any Borrower has knowledge.

(b)          Contemporaneously with any Borrower’s execution and delivery of any Liquidation Sales Agreement or Liquidator Joint Venture Agreement (or any amendment, modification, waiver, supplement, or restatement of any of the foregoing), Borrowers shall deliver to Lender a complete copy of such Liquidation Sales Agreement or Liquidator Joint Venture Agreement and a duly executed Collateral Assignment with respect thereto.

6.11         Investment Proceeds, Etc. The proceeds of any Investment from any source in any Borrower and any other funds received by any Borrower other than from ordinary course business operations (including, without limitation, sales or other dispositions of any Borrower’s assets other than in the ordinary course of such Borrower’s business, the proceeds from the issuance of any debt or the incurrence of any Indebtedness by any Borrower other than Indebtedness permitted under Section 7.4 hereof, any proceeds from the issuance of membership interests of any Borrower after the date hereof, tax refunds, damage awards, or insurance or condemnation proceeds) shall be deposited directly into a Collection Account, provided, however, that notwithstanding the foregoing, Borrowers may deposit the Borrower Equity Amount needed for specific Liquidation Sales directly into a Disbursement Account.

6.12        Immediate Notice to Lender. Borrowers shall provide Lender with written notice promptly upon the occurrence of any of the following events, which written notice shall state with reasonable particularity the facts and circumstances of the event for which such notice is being given:

(a)          Any change in the Authorized Persons;

(b)          Any cessation by GAG Inc., Great American or any Borrower of making payments to its creditors generally as the same become due;

(c)          Any failure by GAG Inc., Great American or any Borrower to pay rent at any location, which failure continues for more than three (3) Business Days following the last day on which such rent was due;

(d)          Any Material Adverse Effect;

(e)          The occurrence of any Default or Event of Default or any default or event of default under the UK Credit Agreement (if it is then in effect) or any documents related thereto;

(f)          Any intention on the part of any Borrower, GAG Inc. or Great American to discharge any Borrower’s, GAG Inc.’s or Great American’s present independent accountants or any withdrawal or resignation by such independent accountants from their acting in such capacity;

(g)          Any litigation which, if determined adversely to any of the Credit Parties, could reasonably be expected to result in a Material Adverse Effect;

(h)          Any material default or dispute under any Liquidation Sales Agreement or any Liquidator Joint Venture Agreement;

(i)          Any acquisition or formation of any Subsidiary of Borrower or any Liquidation Joint Venture involving Borrower;

(j)          The filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting GAG Inc., any Borrower, or any other Subsidiary of GAG Inc. or any of their assets that could reasonably be expected to result in a Material Adverse Effect; and

(k)          The filing of any motion to convert a chapter 11 proceeding of a Merchant under the Bankruptcy Code to a proceeding under chapter 7 thereof, application for relief from an automatic stay by any creditor of a Merchant in any case involving such Merchant under the Bankruptcy Code, or any other request for relief under the Bankruptcy Code or any other Debtor Relief Law which, if granted by the applicable court or other Governmental Authority, could suspend, terminate, interrupt, or otherwise impede any Liquidation Sale.

6.13        Solvency. The Credit Parties at all times shall be and remain in compliance with Section 4.19 hereof.

6.14        Tax Matters.

(a)          Each Borrower shall duly and timely file, or cause to be duly and timely filed, all Tax Returns required to be filed by it in respect of Taxes, and duly and timely pay, or cause to be duly and timely paid, all Taxes due and payable by it as required by applicable Law, including all Taxes assessed, reassessed or for which a demand for payment is made by any Governmental Authority, except when and so long as the validity of any such Taxes is being contested in good faith by it or any other Person on its behalf through appropriate proceedings and adequate provisions for such Taxes have been made in its financial statements in accordance with GAAP.

(b)          Subject to Section 2.13, each Borrower shall duly and timely withhold, or cause to be duly and timely withheld, all material Taxes required to be withheld by it in accordance with applicable Law from any amount paid, or credited, or deemed to be paid or credited by it to or for the account of any Person (including any employees, officers or any non-resident Person), and shall duly and timely remit, or cause to be duly and timely remitted, to the appropriate Governmental Authority such Taxes required by applicable Law to be remitted by it.

(c)          Each Borrower shall not fail to pay any Taxes or other amounts which would result in a Lien (other than a Permitted Encumbrance) on any Collateral.

(d)          Each Borrower shall, upon written request, furnish to Lender evidence satisfactory to Lender that such Borrower has paid such Taxes in each jurisdiction in which Borrower is required to pay such Taxes.

6.15        Borrower’s Activities.

(a)          No Borrower shall engage in any activity except for:

(i)          conducting Liquidation Sales that are at least partially funded with Liquidation Borrowings from Lender and other activities reasonably incidental thereto; or

(ii)         becoming a member of a Liquidator JV for the purpose of conducting Liquidation Sales that are at least partially funded with Liquidation Borrowings from Lender and other activities reasonably incidental thereto.

(b)          No Borrower shall, nor shall GAG Inc. or Great American cause or permit any Borrower to, enter into any Liquidation Sales Agreement or Liquidator Joint Venture Agreements, unless such Borrower’s obligations thereunder are at least partially financed by Liquidation Borrowings from Lender (and no other Indebtedness of a Borrower).

(c)          Until the Revolving Credit Termination Date, the Credit Parties agree that no Credit Party nor any of their Affiliates shall conduct any going out of business, liquidation or store closing sales with respect to any Retail Inventory or Other Assets of a Merchant which if conducted by a Borrower (or any Liquidator JV of which a Borrower is a joint venturer) would be a Liquidation Sale or enter into any agreement with any Person that, if entered into by a Borrower, would be a Liquidation Sales Agreement or Liquidator Joint Venture Agreement, unless:

(i)          the “Guaranteed Amount” or “Purchase Price” (as such terms are defined in the applicable agency or purchase agreement) is less than $7,500,000 and not funded from the proceeds of any Indebtedness incurred by any Credit Party except, directly or indirectly (as in the form of an advance from GAG Inc. or Great American to any of its Subsidiaries other than a Borrower), from the proceeds of the Parent Working Capital Facility; or

(ii)         GAG Inc., Great American or any of their respective Subsidiaries (other than a Borrower), funds its obligations with respect to the “Guaranteed Amount” or “Purchase Price” (as such terms are defined in the applicable agency or purchase agreement) out of GAG Inc.’s, Great American’s or such Subsidiary’s cash resources without the use of any Indebtedness (including any Indebtedness derived from the Parent Working Capital Facility); or

(iii)        a Borrower has presented Lender with a Liquidation Loan Proposal for such proposed Liquidation Sale, and Lender has determined that it will not provide Revolving Credit Advances, Letters of Credit, or has offered alternate terms therefor which such Borrower has rejected, all in a manner consistent with the requirements of Section 2.1(f).

(d)          Nothing contained in this Section 6.15 or elsewhere in this Agreement shall prevent GAG Inc., Great American or any other Affiliate or Subsidiary thereof (other than a Borrower) from engaging in any activities related to the liquidation of any real property, personal property or other property of a Person other than a Merchant or an Affiliate thereof that in the ordinary course of its business sells Retail Inventory, including the conducting of a liquidation sale of such real property, personal property or other property and issuing any guarantees in connection therewith.

7.         NEGATIVE COVENANTS

Each Borrower agrees that, without the prior written consent of Lender, from and after the date hereof until the Termination Date, Borrowers shall comply with each of the following covenants:

7.1          Mergers, Subsidiaries, Etc. No Borrower shall directly or indirectly, by operation of law or otherwise, (a) form or acquire any Subsidiary, (b) merge with, consolidate with, acquire all or substantially all of the assets or capital stock of, or otherwise combine with or acquire, any Person; provided, that, the acquisition of any assets by a Borrower in connection with any Liquidation Sale pursuant to the Liquidation Sales Agreements shall not be violation of this covenant, or (c) liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution).

7.2          Liquidation Related Agreements. No Borrower shall amend, modify, supplement, waive, or assent to noncompliance with any material term, provision or condition of any Liquidation Sales Agreements or any Liquidator Joint Venture Agreement without Lender’s prior written consent.

7.3          Investments, Loans and Advances. No Borrower shall make or permit to exist any Investment in, or make, accrue or permit to exist loans or advances of money to, any Person, through the direct or indirect lending of money, holding of securities or otherwise except that, so long as no Default or Event of Default shall have occurred and be continuing, Borrowers may collectively make Investments up to $2,000,000 in the aggregate, subject to Control Agreements in favor of Lender or otherwise subject to a perfected security interest in favor of Lender, in (i) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency thereof maturing within one year from the date of acquisition thereof, (ii) certificates of deposit, maturing no more than one year from the date of creation thereof, issued by commercial banks incorporated under the laws of the United States of America, each having combined capital, surplus and undivided profits of not less than $300,000,000 and having a senior secured rating of “A” or better by a nationally recognized rating agency (an “A Rated Bank”), and (iii) time deposits, maturing no more than 30 days from the date of creation thereof with A Rated Banks.

7.4          Indebtedness. No Borrower shall create, incur, assume or permit to exist any Indebtedness or liabilities, other than (i) the Liquidation Borrowings and the other Obligations, (ii) deferred Taxes (so long as no Default or Event of Default would occur or occurs as a result thereof); (iii) obligations arising under or in relation to Liquidation Sales Agreements or Liquidator Joint Venture Agreements; and (iv) Indebtedness owed to Great American in an amount not to exceed $1,000,000 in the aggregate and incurred solely in connection with services provided by Great American or one of its Affiliates.

7.5          Affiliate Transactions. Except as otherwise permitted under Section 7.4(iv), no Borrower shall enter into or be a party to any transaction with any Affiliate; provided that, a Borrower, subject to and with funds received by Borrower in accordance with Section 2.8, may (a) make payments to Great American so long as such payments are not Restricted Payments (unless otherwise allowed hereunder) and are limited to the reimbursement of actual out-of-pocket expenses consistent with the Budget for any Liquidation Sale and (b) make payments to its other Affiliates so long as such payments are limited to the payment or reimbursement of such Affiliates’ actual, out of pocket costs and expenses (without any mark-up or profit) related to providing goods or services which relate to a Liquidation Sale. Notwithstanding anything to the contrary set forth in this Agreement, in connection with any Liquidation Sale where Borrower is required to post an Expense L/C, Borrower, at its discretion, shall have the right to satisfy such requirement either through (a) a Letter of Credit Obligations hereunder, or (b) Great American causing a letter of credit to be issued through the Parent Capital Working Facility provided that Borrower shall not incur any Indebtedness with respect to such letter of credit.

7.6          Capital Structure and Business. No Borrower shall (a) make any changes in any of its business objectives or purposes, or any material change in its operations, (b) make any change in its capital structure as described in Section 4.8 or (c) form any Restricted Subsidiary that does not promptly execute a Borrower Joinder.

7.7          Guaranteed Indebtedness. No Borrower shall create, incur, assume or permit to exist any obligation to guaranty any Indebtedness or other obligation of any other Person in any manner except by endorsement of instruments or items of payment for deposit to the general account of Borrowers.

7.8          Liens. No Borrower shall create, incur, assume or permit to exist any Lien on or with respect to the any of its properties or assets (whether now owned or hereafter acquired) except (i) Liens in favor of (or assigned to) Lender pursuant to the Loan Documents, (ii) Liens for taxes not yet due (iii) potential or actual retention of title claims known to a Borrower, disclosed in writing to Lender and reasonably acceptable to Lender, in relation to the assets of a Merchant which are the subject of Liquidation Sales conducted outside of the US and Canada, (iv) materialmen’s, mechanic’s, workmen’s, repairmen’s or other like Liens arising in the ordinary course of business securing obligations that are not overdue and (v) to the extent the UK Credit Agreement is in effect, Liens in favor of Burdale pursuant to the UK Credit Agreement and related documents (which Liens shall be subordinate to the Liens in favor of Lender pursuant to the terms set forth in the Subordination Agreement) (collectively, “Permitted Encumbrances”). In addition, no Borrower shall become a party to any agreement, note, indenture or instrument, or take any other action, that would prohibit the creation of a Lien on any of its properties or other assets in favor of Lender as additional collateral for the Obligations.

7.9          Sale of Membership Interests and Assets. No Borrower shall sell, transfer, convey, assign or otherwise dispose of any of its properties or other assets, including any membership interest (whether in a public or a private offering or otherwise), other than the sale of Retail Inventory or Other Assets in Liquidation Sales pursuant to the Liquidation Sales Agreements. With respect to any disposition of assets or other properties in connection with any Liquidation Sale pursuant to the respective Liquidation Sales Agreements, Lender agrees to release its Lien on such assets or other properties in order to permit Borrowers to effect such disposition and shall execute and deliver to Borrowers, at Borrowers’ expense, appropriate UCC-3 termination statements and other releases as reasonably requested by Borrowers.

7.10        ERISA. No Borrower shall cause or permit any ERISA Affiliate to cause or permit to occur an event which could result in the imposition of a Lien under Section 412 of the Internal Revenue Code or Section 302 or 4068 of ERISA.

7.11        Hazardous Materials. No Borrower shall cause nor, to the extent its permission or acquiescence is sought or required, permit a Release of any Hazardous Material on, at, in, under, above, to, from or about any of the real estate upon which any Liquidation Sale is being held, where such Release would (a) violate in any respect, or form the basis for any Environmental Liabilities under, any Environmental Laws or Environmental Permits or (b) otherwise adversely impact the value or marketability of any of the Collateral, Retail Inventory, or Other Assets, other than such violations or impacts which could not reasonably be expected to have a Material Adverse Effect.

7.12        Sale-Leasebacks. No Borrower shall engage in any sale-leaseback, synthetic lease or similar transaction involving any assets.

7.13        Cancellation of Indebtedness. No Borrower shall cancel any claim or debt owing to it, except for reasonable consideration negotiated on an arm’s-length basis and in the ordinary course of its business.

7.14        Restricted Payments. No Borrower shall, directly or indirectly (i) declare, order, pay or make any Restricted Payment or (ii) set aside any sum or property therefor, except Borrowers may make payments to Great American of amounts received by Borrowers in connection with a Liquidation Sale pursuant to Section 2.8(a)(xiv) and the last sentence of Section 2.8.

7.15        Change of Company Name or Location; Change of Fiscal Year. No Borrower shall (a) change its name, or (b) change its chief executive office, principal place of business, other business offices, warehouses or other locations, or the location of its records concerning the Collateral, in any case without at least thirty (30) days prior written notice to Lender and after completing or taking any reasonable action requested by Lender in connection therewith, including to continue the perfection of any Liens in favor of Lender in any Collateral, and provided that any such new location shall be in the continental United States. Without limiting the foregoing, no Borrower shall change its name, identity or structure in any manner which might make any financing or continuation statement filed in connection herewith insufficient or inadequate to comply with the requirements of Section 9-503 of the Code or any other then applicable provision of the Code except upon prior written notice to Lender and after completing or taking any reasonable action requested by Lender in connection therewith, including to continue the perfection of any Liens in favor of Lender in any Collateral. No Borrower shall change, nor suffer or permit Great American or GAG Inc. to change, its Fiscal year.

7.16        No Speculative Transactions. No Borrower shall engage in any transaction involving commodity options, futures contracts or similar transactions.

7.17        Leases. No Borrower shall enter into any lease for real or personal property.

7.18        Change of Control. No Borrower shall cause, permit, or suffer, directly or indirectly, any Change of Control with respect to any Borrower.

7.19        Accounting Methods. No Borrower shall modify or change its method of accounting (other than as may be required to conform to GAAP) or enter into, modify, or terminate any agreement currently existing, or at any time hereafter entered into with any third party accounting firm or service bureau for the preparation or storage of any Borrower’s accounting records without said accounting firm or service bureau agreeing to provide Lender information regarding the Collateral and each Borrower’s financial condition.

7.20        Suspension. No Borrower shall suspend or go out of a substantial portion of any of its business.

7.21        Benefit Plans. No Borrower nor any ERISA Affiliate shall maintain or contribute to any Benefit Plan.

7.22        Preferred Stock. GAG Inc. agrees not to issue any Capital Stock to any Person that would constitute “Preferred Stock” as defined and described in GAG Inc.’s Certificate of Incorporation filed with the State of Delaware on May 7, 2009, without providing Lender with at least 30 days advance written notice thereof, together with copies of all documents, certificates, and agreements to be issued by GAG Inc. or any other Person in connection with such issuance.

8.         TERM

8.1          Termination. The financing arrangements contemplated hereby shall be in effect until the Revolving Credit Termination Date, and any then outstanding Obligations shall be automatically due and payable in full on such date.

8.2          Survival of Obligations Upon Termination of Financing Arrangements. Except as otherwise expressly provided for in the Loan Documents, no termination or cancellation (regardless of cause or procedure) of any financing arrangement under this Agreement shall in any way affect or impair the obligations, duties and liabilities of any Borrower or the rights of Lender relating to any unpaid portion of the Obligations, due or not due, liquidated, contingent or unliquidated or any transaction or event occurring prior to such termination, or any transaction or event, the performance of which is required after the Revolving Credit Termination Date. Except as otherwise expressly provided herein or in any other Loan Document, all undertakings, agreements, covenants, warranties and representations of or binding upon any Borrower, and all rights of Lender, all as contained in the Loan Documents, shall not terminate or expire, but rather shall survive any such termination or cancellation and shall continue in full force and effect until the Termination Date; provided, however that in all events the provisions of Section 11, the payment of obligations under Sections 2.11 and 2.13, and the indemnities contained in the Loan Documents shall survive the Termination Date.

9.         EVENTS OF DEFAULT; RIGHTS AND REMEDIES

9.1          Events of Default. The occurrence of any one or more of the following events (regardless of the reason therefor) shall constitute an “Event of Default” hereunder:

(a)          Any Borrower (i) shall fail to make any payment of principal of any Revolving Credit Advance or any of the other Obligations when due and payable, (ii) shall fail to make any payment of interest or any Fee when due and payable and the same remains unremedied for more than one (1) Business Day, or (iii) fails to pay or reimburse Lender for any expense reimbursable hereunder or under any other Loan Document within ten (10) Business Days following such Borrower’s receipt of Lender’s written demand for such reimbursement or payment of expenses.

(b)          Any Borrower shall fail or neglect to perform, keep or observe any of the provisions of Sections 2.2, 2.6, 6.4 or 7.

(c)          Any Borrower shall fail or neglect to perform, keep or observe any of the provisions of Section 5, and the same shall remain unremedied for more than five (5) Business Days.

(d)          Any Borrower shall fail or neglect to perform, keep or observe any other provision of this Agreement or of any of the other Loan Documents (other than any provision embodied in or covered by any other clause of this Section 9) and such failure continues after the earlier of (i) three (3) Business Days after such Borrower shall receive written notice of any such failure from Lender or (ii) five (5) Business Days after such Borrower shall become aware thereof.

(e)          Any representation or warranty herein or in any Loan Document or in any written statement, report, financial statement or certificate made or delivered to Lender by any Borrower shall be untrue or incorrect in any material respect as of the date when made or deemed made.

(f)          Any assets of any Borrower shall be attached, seized, levied upon or subjected to a writ or distress warrant, or come within the possession of any receiver, trustee, custodian or assignee for the benefit of creditors of any Borrower.

(g)          An Insolvency Proceeding shall be commenced by GAG Inc., Great American or any Borrower.

(h)          An Insolvency Proceeding shall be commenced against GAG Inc., Great American or any Borrower and any of the following events occur: (i) such Person consents to the institution of the Insolvency Proceeding against it, (ii) the petition commencing the Insolvency Proceeding is not timely controverted, (iii) the petition commencing the Insolvency Proceeding is not dismissed within forty-five (45) days of the date of the filing thereof, (iv) an interim trustee is appointed to take possession of all or any substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of such Person, or (v) an order for relief shall have been entered therein.

(i)          A notice of Lien, levy, or assessment shall be filed of record with respect to the assets of GAG Inc. or Great American valued in the aggregate in excess of $100,000 or any asset of a Borrower by the United States or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, or any other Governmental Authority and with respect to GAG Inc. and Great American the same is not discharged within ten (10) Business Days of the date of such filing and with respect to a Borrower the same is not discharged within two (2) Business Days of the date of such filing, or if any taxes or debts owing at any time hereafter to any one or more of such entities becomes a Lien, whether choate or otherwise, upon such entities’ assets and the same is not paid on the payment date thereof.

(j)          A final judgment or judgments for the payment of money involving an aggregate amount of (i) $100,000 or more shall be rendered against any Borrower or (ii) $2,000,000 or more shall be rendered against GAG Inc. or Great American and in each case the same shall not, within thirty (30) days after the entry thereof, have been discharged or execution thereof stayed or bonded pending appeal, or shall not have been discharged prior to the expiration of any such stay.

(k)          Any material provision of any Loan Document shall for any reason cease to be valid, binding and enforceable in accordance with its terms (or any Borrower, GAG Inc., or Great American, as the case may be, shall challenge the enforceability of any Loan Document or shall assert in writing, or engage in any action or inaction based on any such assertion, that any provision of any of the Loan Documents has ceased to be or otherwise is not valid, binding and enforceable in accordance with its terms), or any security interest created under any Loan Document shall cease to be a valid and perfected first priority security interest or Lien (except as otherwise permitted herein or therein) in any of the Collateral purported to be covered thereby, unless such security interests cease to be a valid and perfected first priority security interest or Lien in the Collateral solely by reason of Lender’s act or failure to act.

(l)          GAG Inc., Great American or any Borrower shall be enjoined, restrained, or in any way prevented by court order or otherwise from continuing to conduct all or any material part of its business affairs.

(m)          There shall be a default in any other agreement material to the operations of the business of any Borrower or Great American and such default (i) shall occur at the final maturity of the obligations thereunder or (ii) shall result in a right by the other party thereto, irrespective of whether exercised, to accelerate the maturity of such Borrower’s or Great American’s obligations thereunder, to terminate such agreement, or to refuse to renew such agreement pursuant to an automatic renewal right therein.

(n)          Any material misstatement or misrepresentation shall exist in any warranty, representation, statement, or Record made to Lender by any Borrower, Great American, or any officer, employee, agent, director (or comparable manager) of any Borrower or Great American on behalf of any Borrower or Great American.

(o)          There shall occur an event of default or any other material breach under the Great American Guaranty or, if the GA Asset Advisors Guaranty is in effect, the GA Asset Advisors Guaranty (after taking into account any applicable notice and cure provisions related thereto), provided that, with respect to the GA Asset Advisors Guaranty (if it is then in effect), Lender has given Borrower written notice of such event of default or other material breach.

(p)          There shall occur a Change of Control.

(q)          There shall occur an indictment of, or institution of any legal process or proceeding against, GAG Inc., Great American or any Borrower, or any member, officer, director, or senior manager of GAG Inc., Great American or any Borrower, where the relief, penalties or remedies sought or available include the forfeiture of any property of GAG Inc., Great American or any Borrower and/or the imposition of any stay or other order, the effect of which could be to restrain in any material way the conduct by GAG Inc., Great American or any Borrower of its business in the ordinary course or would otherwise result in a Material Adverse Effect.

(r)          There shall occur an event of default or any other material breach by any Person party to any Liquidator Joint Venture Agreement, Liquidation Sales Agreement, Agency Agreement or Purchase Agreement (after taking into account any applicable notice and cure provisions related thereto). Any Expense L/C required under any Liquidation Sales Agreement shall not be issued when and as required by such Liquidation Sales Agreement, or shall be cancelled, terminated, or shall be permitted to expire except in accordance with the terms of any Liquidation Sales Agreement.

(s)          If the UK Credit Agreement is in effect, there shall occur an event of default or any other material breach under the UK Credit Agreement or any related documents (after taking into account any applicable notice and cure provisions related thereto), provided that Lender has given Borrower written notice of such event of default or other material breach.

(t)          There shall occur any other event that has a Material Adverse Effect.

9.2          Remedies. Upon the occurrence, and during the continuation, of an Event of Default, Lender may exercise any of the rights and remedies of a secured party under the Code and any other rights and remedies provided for in this Agreement or any other Loan Document or otherwise available to it at Law or in equity, such rights and remedies to include, without limitation, the following, all of which are authorized by each Borrower:

(a)          If any Default or Event of Default shall have occurred and be continuing, Lender may without notice suspend this facility with respect to further Revolving Credit Advances and the incurrence of further Letter of Credit Obligations whereupon any further Revolving Credit Advances and Letter of Credit Obligations shall be made or extended in Lender’s sole discretion so long as such Default or Event of Default is continuing.

(b)          If any Event of Default shall have occurred and be continuing, Lender may, without notice, (i) terminate this facility with respect to further Revolving Credit Advances and the incurrence of further Letter of Credit Obligations; (ii) except as otherwise expressly provided herein, increase the rate of interest and Letter of Credit Fees applicable to the Obligations to the Default Rate; (iii) declare all or any portion of the Obligations, including all or any portion of any Liquidation Borrowing to be forthwith due and payable, and require that the Letter of Credit Obligations be cash collateralized as provided in Annex B, all without presentment, demand, protest or further notice of any kind, all of which are expressly waived by Borrowers; and (iv) exercise any rights and remedies provided to Lender under the Loan Documents and/or at Law or equity, including all remedies provided under the Code; provided, that upon the occurrence of an Event of Default specified in Sections 9.1 (f), (g) or (h), all of the Obligations, including all portions of the Revolving Loan, shall become immediately due and payable without declaration, notice or demand by any Person.

(c)          If any Event of Default shall have occurred and be continuing and if Lender determines that any Borrower is unwilling or unable to conduct any Liquidation Sale as required under a Liquidation Sales Agreement, then Lender may assume control of, and conduct and complete, or appoint an agent to assume control of, conduct, and complete, such Liquidation Sale pursuant to the terms of such Liquidation Sales Agreement.

(d)          If any Event of Default shall have occurred and be continuing, Lender may, without notice to any Borrower (such notice being expressly waived), and without constituting a retention of any collateral in satisfaction of an obligation (within the meaning of the Code), set off and apply to the Obligations any and all (i) balances and deposits of any Borrower held by Lender or any Affiliate thereof (including any amounts received in the Cash Management Accounts), or (ii) Indebtedness at any time owing to or for the credit or the account of any Borrower held by Lender or any Affiliate thereof.

(e)          If any Event of Default shall have occurred and be continuing, Lender may: (i) hold, as cash collateral, any and all balances and deposits of any Borrower held by Lender, and any amounts received in the Cash Management Accounts, to secure the full and final repayment of all of the Obligations; (ii) instruct each Cash Management Bank and any other depositary with whom a DDA subject to a Control Agreement is maintained, to pay any and all balances and deposits in the applicable Cash Management Account or other DDA to Lender’s Account.

9.3          Remedies Cumulative. The rights and remedies of Lender under this Agreement, the other Loan Documents, and all other agreements shall be cumulative and may be exercised simultaneously. Lender shall have all other rights and remedies not inconsistent herewith as provided under the Code, by Law, or in equity. No exercise by Lender of one right or remedy shall be deemed an election, and no waiver by Lender of any Event of Default shall be deemed a continuing waiver. No delay by Lender shall constitute a waiver, election, or acquiescence by it.

9.4          Waivers by Borrower. Except as otherwise provided for in this Agreement or by applicable Law, each Borrower waives: (a) presentment, demand and protest and notice of presentment, dishonor, notice of intent to accelerate, notice of acceleration, protest, default, nonpayment, maturity, release, compromise, settlement, extension or renewal of any or all commercial paper, accounts, contract rights, documents, instruments, chattel paper and guaranties at any time held by Lender on which such Borrower may in any way be liable, and hereby ratifies and confirms whatever Lender may do in this regard, (b) all rights to notice and a hearing prior to Lender’s taking possession or control of, or to Lender’s replevy, attachment or levy upon, the Collateral or any bond or security which might be required by any court prior to allowing Lender to exercise any of its remedies, and (c) the benefit of all valuation, appraisal and exemption laws.

10.        SUCCESSORS AND ASSIGNS

10.1        This Agreement and the other Loan Documents shall be binding on and shall inure to the benefit of each Borrower, Lender and their respective successors and assigns (including a debtor-in-possession on behalf of any Borrower), except as otherwise provided herein or therein.

10.2        No Borrower shall assign, transfer, hypothecate or otherwise convey its rights, benefits, obligations or duties hereunder or under any of the other Loan Documents without the prior express written consent of Lender. Any such purported assignment, transfer, hypothecation or other conveyance by any Borrower without the prior express written consent of Lender shall be void.

10.3        Lender (“Assignor”) may assign and delegate to one or more assignees (each, an “Assignee”) all, or any ratable part of all, of the Obligations and the other rights and obligations of the Assignor hereunder and under the other Loan Documents (except that any documents or agreements concerning Bank Products may only be assigned in accordance with their terms); provided, however, that Borrowers may continue to deal solely and directly with such Assignor in connection with the interest so assigned to an Assignee until (a) written notice of such assignment, together with payment instructions, addresses, and related information with respect to the Assignee, have been given to Borrowers and (b) the Assignor and its Assignee have delivered to Borrowers an Assignment and Acceptance substantially in the form of Exhibit 10.3 hereto.

10.4        The terms and provisions of this Agreement are for the purpose of defining the relative rights and obligations of Borrowers and Lender with respect to the transactions contemplated hereby and no Person shall be a third party beneficiary of any of the terms and provisions of this Agreement or any of the other Loan Documents.

11.         MISCELLANEOUS

11.1        Complete Agreement; Modification of Agreement. This Agreement, together with the other Loan Documents constitute the complete agreement between the parties with respect to the subject matter thereof and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof. This Agreement may not be modified, altered or amended except as set forth in Section 11.2 below.

11.2        Amendments. No amendment, modification, or termination of any provision of this Agreement or any other Loan Document, or any consent to any departure by any Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by Lender and the Credit Party who is a party to this Agreement or such Loan Document (as applicable).

11.3        Releases. Upon indefeasible payment in full in cash and performance of all of the Obligations (other than indemnification Obligations under Section 2.11), termination of the this Agreement and a release of all claims against Lender, and so long as no suits, actions proceedings, or claims are pending or threatened against any Indemnified Person asserting any damages, losses or liabilities that are Indemnified Liabilities, Lender shall deliver to Borrowers termination statements, mortgage releases and other documents necessary or appropriate to evidence the termination of the Liens securing payment of the Obligations.

11.4        Fees and Expenses.

(a)          Borrowers jointly and severally agree to pay from time to time on demand all costs of collection, Lender Expenses and all reasonable costs, expenses, and disbursements (including reasonable attorneys’ fees and expenses) which are incurred by Lender in connection with the preparation, negotiation, execution, administration and delivery of this Agreement and of any other Loan Documents, and all other reasonable costs, expenses, and disbursements which may be incurred in connection with or in respect to the credit facility contemplated hereby or which otherwise are incurred with respect to the Obligations.

(b)          Borrowers jointly and severally agree to pay from time to time on demand all Lender Expenses (including reasonable attorneys’ fees and reasonable attorneys’ expenses) incurred by Lender, following the occurrence of any Event of Default.

(c)          Each Borrower authorizes Lender to pay all such fees and expenses, and in Lender’s discretion, to add such fees and expenses to the Loan Account.

(d)          The undertaking on the part of Borrowers in this Section 11.4 shall survive payment of the Obligations and/or any termination, release, or discharge executed by Lender in favor of any Borrower, other than a termination, release, or discharge which makes specific reference to this Section 11.4.

11.5        Tax and Expenses. If any Borrower fails to pay any monies (whether taxes, assessments, insurance premiums, or, in the case of leased properties or assets, rents or other amounts payable under such leases) due to third Persons, or fails to make any deposits or furnish any required proof of payment or deposit, all as required under the terms of this Agreement, then, Lender, in its sole discretion and without prior notice to any Borrower, may do any or all of the following: (a) make payment of the same or any part thereof, or (b) in the case of the failure to comply with Section 6.4 hereof, obtain and maintain insurance policies of the type described in Section 6.4 and take any action with respect to such policies as Lender deems prudent. Any such amounts paid by Lender shall constitute Lender Expenses and any such payments shall not constitute an agreement by Lender to make similar payments in the future or a waiver by Lender of any Event of Default under this Agreement. Lender need not inquire as to, or contest the validity of, any such expense, tax, or Lien and the receipt of the usual official notice for the payment thereof shall be conclusive evidence that the same was validly due and owing.

11.6        No Waiver. Lender’s failure, at any time or times, to require strict performance by any Borrower of any provision of this Agreement and any of the other Loan Documents shall not waive, affect or diminish any right of Lender thereafter to demand strict compliance and performance therewith. Any suspension or waiver of an Event of Default shall not suspend, waive or affect any other Event of Default whether the same is prior or subsequent thereto and whether the same or of a different type. None of the undertakings, agreements, warranties, covenants and representations of any Borrower contained in this Agreement or any of the other Loan Documents and no Default or Event of Default by any Borrower shall be deemed to have been suspended or waived by Lender, unless such waiver or suspension is by an instrument in writing signed by an officer of or other authorized employee of Lender and directed to Borrowers specifying such suspension or waiver.

11.7        Remedies. Lender’s and the Credit Parties’ respective rights and remedies under this Agreement shall be cumulative and nonexclusive of any other rights and remedies which Lender or any Credit Party may have under any other agreement, including the other Loan Documents, by operation of Law or otherwise. Recourse to the Collateral shall not be required.

11.8        Severability. Wherever possible, each provision of this Agreement and the other Loan Documents shall be interpreted in such a manner as to be effective and valid under applicable Law, but if any provision of this Agreement shall be prohibited by or invalid under applicable Law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

11.9        Conflict of Terms. Except as otherwise provided in this Agreement or any of the other Loan Documents by specific reference to the applicable provisions of this Agreement, if any provision contained in this Agreement is in conflict with, or inconsistent with, any provision in any of the other Loan Documents, the provision contained in this Agreement shall govern and control.

11.10       Confidentiality. Lender agrees to use reasonable efforts (equivalent to the efforts Lender applies to maintain as confidential its own confidential information) to maintain as confidential all information provided to it by Borrowers and/or any other Credit Party and/or their Affiliates and designated as confidential; provided, that Lender may disclose such information (a) to Persons employed or engaged by Lender in evaluating, approving, structuring or administering the Liquidation Borrowings and the credit facility evidenced by the Loan Documents; (b) to any bona fide participant or potential participant that has agreed to comply with the covenant contained in this Section 11.10 (and any such bona fide participant or potential participant may disclose such information to Persons employed or engaged by them as described in clause (a) above); (c) as required or requested by any Governmental Authority or reasonably believed by Lender to be compelled by any court decree, subpoena or legal or administrative order or process; (d) as, in the opinion of Lender’s counsel, required by Law; (e) in connection with the exercise of any right or remedy under the Loan Documents or in connection with any litigation to which Lender is a party, or (f) which ceases to be confidential through no fault of Lender. Lender may at any time destroy any documents containing such confidential information.

11.11      CHOICE OF LAW AND VENUE.

(a)          THE VALIDITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, AND THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE COMMONWEALTH OF MASSACHUSETTS.

(b)          THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND FEDERAL COURTS LOCATED IN THE COUNTY OF SUFFOLK, COMMONWEALTH OF MASSACHUSETTS, PROVIDED, HOWEVER, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY COLLATERAL OR OTHER PROPERTY MAY BE BROUGHT, AT LENDER’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE LENDER ELECTS TO BRING SUCH ACTION OR WHERE SUCH COLLATERAL OR OTHER PROPERTY MAY BE FOUND. BORROWERS WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 11.11(b).

11.12     Notices. Unless otherwise provided in this Agreement, all notices or demands by any Borrower or Lender to the other relating to this Agreement or any other Loan Document shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, electronic mail (at such email addresses as Borrowers or Lender, as applicable, may designate to each other in accordance herewith), or telefacsimile (with a confirming receipt from the sending machine) to Borrowers or to Lender, as the case may be, at its address set forth below:

If to any
Credit Party:	Great American Group WF, LLC
21860 Burbank, Boulevard
Suite 300 South
Woodland Hills, CA 91367
Attn: Phillip Ahn, Chief Financial Officer
Fax No.: (818) 746-9921
Email: pahn@greatamerican.com

With copies
in all cases to:	Great American Group, Inc.
Nine Parkway North
Suite 300
Deerfield, Illinois 60015
Attn: Mark Naughton, General Counsel
Fax No.: (847) 444-1401
Email: mnaughton@greatamerican.com

And:
Greenberg & Bass LLP
16000 Ventura Boulevard
Suite 1000
Encino, CA 91436
Attn: David Adelman, Esquire
Fax No.: (818) 986-6534
Email: dadelman@greenbass.com

If to Lender:	Wells Fargo Bank, National Association
One Boston Place, 18th Floor

Boston, MA 02108
Attn: Joseph Burt
Fax No. (617) 523-4032
Email: Joseph.Burt@wellsfargo.com

With copies
in all cases to:	Choate, Hall & Stewart LLP
Two International Place
Boston, MA 02110
Attn: Kevin J. Simard, Esquire
Fax No. (617) 248-4000
Email: ksimard@choate.com

Lender and Borrowers may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other party. All notices or demands sent in accordance with this Section 11.12, other than notices by Lender in connection with enforcement rights against the Collateral under the provisions of the Code, shall be deemed received on the earlier of the date of actual receipt or three (3) Business Days after the deposit thereof in the mail. Borrowers acknowledge and agree that notices sent by Lender in connection with the exercise of enforcement rights against Collateral under the provisions of the Code shall be deemed sent when deposited in the mail or personally delivered, or, where permitted by Law, transmitted by telefacsimile or any other method set forth above.

11.13        Section Headings. Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Agreement.

11.14        Counterparts; Telefacsimile Execution. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same agreement. Delivery of an executed counterpart of this Agreement by telefacsimile shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement. The foregoing shall apply to each other Loan Document mutatis mutandis, except as otherwise specifically provided therein or therefor.

11.15        WAIVER OF JURY TRIAL. BORROWERS AND LENDER EACH HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. BORROWERS AND LENDER REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

11.16        Press Releases. Each Borrower agrees that neither it nor its Affiliates will in the future issue any press releases or other public disclosure using the name of Lender or its Affiliates or referring to this Agreement or the other Loan Documents without at least two (2) Business Days’ prior notice to Lender and without the prior written consent of Lender unless (and only to the extent that) such Borrower or Affiliate is required to do so under applicable Law and then, in any event, such Borrower or Affiliate will consult with Lender before issuing such press release or other public disclosure. Each Borrower, on its own behalf and on behalf of its Affiliates, consents to the publication by Lender of advertising material relating to the financing transactions contemplated by this Agreement using any Borrower’s or Affiliate’s name, product photographs, logo or trademark. Lender shall provide a draft reasonably in advance of any advertising material to Borrowers for review and comment prior to the publication thereof. Lender reserves the right to provide to industry trade organizations information necessary and customary for inclusion in league table measurements.

11.17        Reinstatement. This Agreement shall remain in full force and effect and continue to be effective should any petition be filed by or against any Borrower for liquidation or reorganization, should any Borrower become insolvent or make an assignment for the benefit of any creditor or creditors or should a receiver or trustee be appointed for all or any significant part of any Borrower’s assets, and shall continue to be effective or to be reinstated, as the case may be, if at any time payment and performance of the Obligations, or any part thereof, is, pursuant to applicable Law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Obligations, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

11.18        Advice of Counsel. Each of the parties represents to each other party hereto that it has discussed this Agreement and, specifically, the provisions of Sections 11.11 and 11.15, with its counsel.

11.19        No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

11.20        Effectiveness. This Agreement shall be binding and deemed effective when executed by Borrowers and Lender.

11.21        Intentionally Deleted.

11.22        Right of Set-Off. Any and all deposits or other sums at any time credited by or due to a Borrower from Lender or from any Affiliate of Lender, and any cash, securities, instruments or other property of a Borrower in the possession of any of the foregoing, whether for safekeeping or otherwise (regardless of the reason such Person had received the same) shall at all times constitute security for any and all Obligations of Borrowers to Lender or such Affiliate and may be applied or set off against the Obligations at any time, whether or not such are then due and whether or not other collateral is then available to Lender or such Affiliate.

11.23        Pledges To Federal Reserve Banks. Nothing included in this Agreement shall prevent or limit Lender, to the extent that Lender is subject to any of the twelve Federal Reserve Banks organized under §4 of the Federal Reserve Act (12 U.S.C. §341) from pledging all or any portion of Lender’s interest and rights under this Agreement, provided, however, neither such pledge nor the enforcement thereof shall release Lender from any of its obligations hereunder or under any of the Loan Documents.

11.24        USA Patriot Act Notice. Lender hereby notifies Borrowers that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies each Borrower, Great American, and their respective Subsidiaries, which information includes the name and address of each Borrower, Great American, and their respective Subsidiaries, and other information that will allow Lender to identify each Borrower, Great American, and their respective Subsidiaries in accordance with the Act. Each Borrower, Great American, and their respective Subsidiaries are in compliance, in all materials respects, with the Patriot Act. No part of the proceeds of any Liquidation Borrowing will be used by any Borrower, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

11.25        No Joint Venture. Nothing contained herein shall be deemed or construed to create a partnership or joint venture between any Borrower and Lender.

11.26        Amendment & Restatement. Upon satisfaction of the conditions precedent to the effectiveness of this Agreement, (a) this Agreement shall amend and restate the Existing Credit Agreement in its entirety (except to the extent that definitions from the Existing Credit Agreement are incorporated herein by reference) and (b) the rights and obligations of the parties under the Existing Credit Agreement shall be subsumed within, and be governed by, this Agreement; provided, however, that Borrowers, GAG Inc., and Great American each hereby agree that (y) the Letters of Credit issued pursuant to the Existing Credit Agreement and outstanding on the Restatement Date (and any outstanding Obligations with respect thereto), shall be hereafter deemed to be Letters of Credit issued hereunder, and (z) all Obligations under, and as defined in, the Existing Credit Agreement shall remain outstanding, shall constitute continuing Obligations secured by the Collateral, and this Agreement shall not be deemed to evidence or result in a novation or repayment and reborrowing of such Obligations and other liabilities.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, this Agreement has been duly executed as of the date first written above.

GREAT AMERICAN GROUP WF, LLC,
a California limited liability company

By:	/s/ Philip J. Ahn
Its.	Chief Financial Officer

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Joseph Burt
Name:	Director
Duly Authorized Signatory